Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rubico Inc.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

20 Iouliou Kaisara Str

19002 Paiania

Athens, Greece

+30 210 812 8107

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Watson Farley & Williams LLP

Attention: Will Vogel, Esq.

120 West 45th Street, 20th Floor

New York, New York 10036

+1 (212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Will Vogel, Esq.

Watson Farley & Williams LLP

120 West 45th Street, 20th Floor

New York, New York 10036

+1 (212) 922-2200 (telephone number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 12, 2025

PROSPECTUS

75,000 Common Shares

Offered by the Selling Shareholders

Rubico Inc.

This prospectus relates to the resale, from time to time, of up to 75,000 of our common shares, par value $0.01 per share (the “Common Shares”) by the selling shareholders identified herein (the “Selling Shareholders”), originally issued in the Private Placement (as defined below). We are registering the securities for resale pursuant to the Selling Shareholders’ registration rights under the Purchase Agreement (as defined below) between us and the Selling Shareholders, entered into in connection with the Private Placement prior to our Spin-Off (as defined below) from Top Ships Inc.

The Selling Shareholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders may sell shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See “Plan of Distribution” for more information on the methods of sale that may be used by the Selling Shareholders.

We are not offering any Common Shares for sale under this prospectus, and we will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by Selling Shareholders. We will pay the expenses incurred in registering the shares covered by this prospectus, including legal and accounting fees.

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RUBI.”

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our Common Shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2025.

This prospectus is part of a resale registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. The Selling Shareholders may offer and sell, from time to time, an aggregate of up to 75,000 Common Shares under this prospectus. We may also add, update or change information contained in this prospectus in a prospectus supplement. You should read this prospectus and any accompanying prospectus supplement as well as any post-effective amendments or free writing prospectuses to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the information in the applicable prospectus supplement or free writing prospectus.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Information contained on our website does not constitute a part of this prospectus. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of Common Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

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The Selling Shareholders may only offer to sell, and seek offers to buy, our Common Shares in jurisdictions where offers and sales are permitted.

The market data and other statistical information used throughout this prospectus has been compiled from publicly available information and industry publications. These sources generally state that the information they provide is believed to be reliable however, it is subject to subjective assessments and changes and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any market research and statistical survey. Therefore, the accuracy and completeness of the information are not guaranteed and estimates and beliefs based on such data may not be reliable. In addition, such market data and statistical information may be different from other sources and may not reflect all or even a comprehensive set of the actual events and transactions occurring in the market. Although we are responsible for all of the disclosures contained in this prospectus and we believe that such market data and statistical information is reliable, we have not independently verified its accuracy or completeness. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later in this prospectus before you consider making an investment in our securities.

Unless otherwise indicated, references in this prospectus to “Rubico,” the “Company,” “we,” “our,” and “us,” refer to Rubico Inc. or any one or more of its subsidiaries, or to such entities collectively. References in this registration statement to the “Parent” refer to Top Ships Inc. References to our “Fleet Manager” or “CSI” are to Central Shipping Inc, a related party of our Parent and us, which performs the day-to-day management of our fleet.

Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.

Our Company

We are a global provider of shipping transportation services. We specialize in the ownership of vessels. The vessels initially comprising our fleet and each of the vessels we may acquire in the future is or will be owned through a separate wholly owned subsidiary.

We are an international owner and operator of two modern, fuel efficient eco, 157,000 dwt Suezmax tankers, the M/T Eco Malibu with an age of 4.3 years and the M/T Eco West Coast with an age of 4.4 years, each focusing on the transportation of crude oil.

We were incorporated by the Parent under the laws of the Republic of the Marshall Islands on August 11, 2022 to serve as the holding company for two of its vessel-owning subsidiaries, Athenean Empire Inc. (the “Athenean Rubico Predecessor” or “Athenean”) and Roman Empire Inc. (the “Roman Rubico Predecessor” or “Roman” and, together with the Athenean Rubico Predecessor, the “Rubico Predecessor”) that were contributed to us by the Parent in connection with the distribution of our issued and outstanding Common Shares (including the related preferred stock purchase rights), to the Parent’s shareholders and warrant holders (the “Spin-Off”). The financial statements presented in this registration statement are carve-out financial statements from the Parent’s consolidated historical financial statements. The carve-out financial statements in this registration statement include audited combined carve-out financial statements of the Rubico Predecessor as of December 31, 2022, 2023 and 2024, and for each of the three years in the period ended December 31, 2024.

Chartering of our Fleet

We intend to expand our fleet into other seaborne transportation sectors depending on available opportunities, opportunistically considering further expansion into Suezmax crude oil tanker vessels as well as diversification into other sectors related to seaborne transportation of goods or passengers, including recreational transportation, depending on our assessment of market conditions and available opportunities at the time when an acquisition is possible. Our targets may include newbuilding vessels or vessels from the secondhand market, including acquisitions from unrelated third parties, the Parent or other related parties.

Management of our Company and our Fleet

Prior to the consummation of the Spin-Off, we entered into a letter agreement (the “CSI Letter Agreement”) with our Fleet Manager, a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder, that detailed the terms on which any vessels we may acquire will be managed. Both Athenean and Roman, our vessel-owning subsidiaries, entered into management agreements, each a Management Agreement and together the Management Agreements, with our Fleet Manager on May 28, 2020. Both the Management Agreements and the CSI Letter Agreement can only be terminated subject to an eighteen-month advance notice, subject to a termination fee equal to twelve months of fees payable under the CSI Letter Agreement or each of the Management Agreements.

Pursuant to the CSI Letter Agreement as well as each of the Management Agreements, we pay a management fee of $651 per day per vessel for the provision of technical, commercial, operation, insurance, bunkering and crew management, commencing three months before the vessel is scheduled to be delivered by the shipyard. In addition, each of the Management Agreements and the CSI Letter Agreement provides for payment to our Fleet Manager of: (i) $592 per day for superintendent visits plus actual expenses; (ii) a chartering commission of 1.25% on all freight, hire and demurrage revenues; (iii) a commission of 1.00% on all gross vessel sale proceeds or the purchase price paid for vessels and (iv) a financing fee of 0.2% on derivative agreements and loan financing or refinancing. Our Fleet Manager will also perform supervision services for any newbuilding vessel we may acquire while the vessel is under construction, for which we will pay our Fleet Manager the actual cost of the supervision services plus a fee of 7% of such supervision services.

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Our Fleet Manager provides, at cost, all accounting, reporting and administrative services. Finally, each of the Management Agreements and the CSI Letter Agreement provides for a performance incentive fee for the provision of management services to be determined at the discretion of our board of directors (the “Board of Directors” or the “Board”). Each of the Management Agreements and the CSI Letter Agreement has an initial term of five years, after which they will both continue to be in effect until terminated by either party subject to an eighteen-month advance notice of termination. Pursuant to the terms of each of the Management Agreements and the CSI Letter Agreement, all fees payable to our Fleet Manager are adjusted annually according to the US Consumer Price Inflation (“CPI”) of the previous year and if CPI is less than 2% then a 2% increase is effected.

For further information, please see “Certain Relationships and Related Party Transactions”

Our Competitive Strengths

Opportunity for growth. We believe we will be well positioned to opportunistically expand and maximize our current fleet due to competitive cost structure, strong customer relationships and experienced management team.

Demonstrated access to financing. We believe that we are well placed to take advantage of business opportunities due to the Fleet Manager’s operational platform, which we aim to leverage, along with our Fleet Manager’s demonstrated access to financing at the Parent. We believe that our ability to access financing will continue to allow us to capture additional market opportunities when they arise.

Our Fleet Manager’s commercial relationships, reputation and track record. We believe that our Fleet Manager’s network of commercial relationships and reputation and track record in building shipping fleets should provide us with access to attractive acquisition, chartering and vessel financing opportunities.

Modern, Fuel Efficient, Scrubber Fitted Fleet. Our vessels have the latest-generation, fuel efficient design and specifications. We believe that modern, fuel-efficient vessels like ours command higher charter rates than conventional vessels.

Our Business Strategies

Opportunistic and sector-agnostic vessel acquisition strategy. We plan to exploit opportunities in any sector related to seaborne transportation of goods or passengers, including recreational transportation that provides an attractive demand and supply profile as well as a positive market outlook in the medium to long-term by acquiring vessels trading on this sector. The decision for entering a new sector will be based on robust fundamentals and thoughtful analysis of factors affecting both the demand side and the supply side, while the selection of the target vessel will be subject to strict qualitative criteria including the environmental performance and energy efficiency of the acquisition candidates.

Expand our fleet through accretive acquisitions. We intend to grow our current fleet through timely and selective acquisitions of additional vessels at attractive valuations. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the shipping industry, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our Fleet Manager’s successful track record, commercial expertise and reputation in the marketplace as well as our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, we may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.

Access to attractive chartering opportunities. Our Fleet Manager has built relationships with many well-known charterers, which we believe is the result of its and our Parent’s reputation for reliable service, safety and dependability. Through a combination of fixed period time charters and spot charters, our Parent and Fleet Manager have historically provided services to many national, regional and international oil companies, charterers and oil traders, including Shell, BP, ExxonMobil, Petrobras, ConocoPhillips, Pemex, Hellenic Petroleum, Glencore, Clearlake, Vitol and Trafigura. We focus on the needs of our customers and intend to acquire tankers and upgrade our fleet based on the requirements and specifications of our charterers, which we believe will enable us to obtain repeat business from our customers.

Environmental, Social, Governance, or ESG, Practices: We actively manage a broad range of ESG initiatives, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. Scrubber installations, Existing Vessel Design Index, or EEXI, upgrades, and Energy Saving Devices (“ESDs”) installations, weather routing, slow steaming, ballast and trim optimization during the ballast voyage legs, application of noise reduction designs and frequent propeller and hull cleaning policy constitute examples of the environmental practices our management team has deployed. Moreover, we pay considerable attention to our human resources both on our vessels, or vessels we may acquire and ashore, proven by a variety of practices, including, gender discrimination elimination, performance KPIs, worldwide training and medical insurance.

Recent and Other Developments Summary

The Private Placement and the Purchase Agreement: On June 23, 2025, we entered into a share purchase agreement to sell 75,000 Common Shares at a purchase price of $20.00 per Common Share, for aggregate gross proceeds of $1.5 million (the “Purchase Agreement”), in a private placement (the “Private Placement”) pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Purchase Agreement, the purchasers in the Private Placement received customary registration rights and are subject to lock-up restrictions on resale of the Common Shares sold in the Private Placement for a period of 45 days following the commencement of trading of the Common Shares on an exchange. The Common Shares begin trading on Nasdaq, and the closing of the Private Placement occurred, on August 4, 2025, the trading day that followed the consummation of the Spin-Off. The form of Purchase Agreement is filed herein as Exhibit 10.5.

In connection with the Private Placement, we entered into a registration rights agreement with the purchasers, dated as of August 4, 2025 (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of Common Shares issued pursuant to the Purchase Agreement. We agreed to file such registration statement within 30 calendar days following the date of the Registration Rights Agreement and to use best efforts to have a registration statement declared effective as promptly as possible thereafter, subject to the terms of the  Registration Rights Agreement. The rights of the purchasers under the Registration Rights Agreement may be assigned in connection with a transfer of the shares purchased in the Private Placement. The registration statement of which this prospectus is a part has been filed in part to satisfy our obligations under the Registration Rights Agreement.

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Corporate Information

Rubico Inc. is a holding company existing under the laws of the Republic of the Marshall Islands. Our executive offices are currently located at 20 Iouliou Kaisara Str, 19002, Paiania, Athens, Greece and our telephone number is +30 210 812 8107. Our website is www.rubicoinc.com. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov. The information contained on, or that can be accessed through, these websites is not incorporated by reference herein and does not form part of this prospectus.

Risk Factors Summary

An investment in our securities is subject to a number of risks, including risks relating to our industry, business and corporate structure. The following summarizes some, but not all, of these risks, the occurrence of which could have a material adverse effect on our business, financial condition and results of operations, which could cause the trading price of our Common Shares to decline and could result in a loss of all or part of your investment. Please carefully consider all of the information discussed in the section entitled “Risk Factors” in this prospectus for a more thorough description of these and other risks.

Risks Relating to Our Industry

•	The international tanker industry has historically been both cyclical and volatile.
•	The current state of the world financial market and current economic conditions could have a material adverse impact on our results of operations, financial condition and cash flows.
•	Our financial results may be adversely affected by the outbreak of epidemic and pandemic diseases, and the related governmental responses thereto.
•	Volatility of SOFR could affect our profitability, earnings, and cash flows.

•	We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
•	We are subject to international safety regulations and requirements imposed by classification societies and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
•	Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
•	Increasing growth of electric vehicles could lead to a decrease in trading and the movement of crude oil worldwide.
•	Our vessels, or vessels we may acquire, may suffer damage due to the inherent operational risks of the tanker industry and we may experience unexpected dry-docking costs, which may adversely affect our business and financial condition.
•	The market value of our vessels, and those we may acquire in the future, may fluctuate significantly, which could cause us to incur losses if we decide to sell them following a decline in their market values or we may be required to write down their carrying value, which will adversely affect our earnings.
•	An over-supply of tanker capacity may lead to reductions in charter hire rates and profitability.
•	If our vessels, or vessels we may acquire, call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government or other governmental authorities, it could lead to monetary fines or adversely affect our business, reputation and the market for our Common Shares.
•	A recent action by the U.S. to impose new port fees on Chinese-owned and operated vessels and Chinese-built vessels could have a material adverse effect on our operations and financial results.
•	Political instability, terrorist or other attacks, war, international hostilities and public health threats can affect the tanker industry, which may adversely affect our business.
•	Acts of piracy on ocean-going vessels could adversely affect our business.
•	Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.
•	We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

Risks Relating to Our Company

•	Our financing arrangements contain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations.
•	Servicing current and future debt will limit funds available for other purposes and could impair our ability to react to changes in our business.
•	Our Parent and certain of our Parent’s executive officers have been subject to litigation in the past and we may be subject to similar or other litigation in the future.
•	Our current fleet consists of two Suezmax tanker vessels. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition.
•	We expect to be dependent on a limited number of customers for a large part of our revenues, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
•	If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.
•	Our flexible acquisition strategy entails certain risks and uncertainties associated with our opportunistic entry into ownership of a new class of vessels, and we cannot assure you that we will complete any such acquisition or manage such risks successfully.
•	A limited number of financial institutions hold our cash and their failure may adversely affect our business, results of operations and financial condition.
•	Delays or defaults by the shipyards in the construction of any newbuildings could increase our expenses and diminish our net income and cash flows.
•	Our ability to obtain additional debt financing may be dependent on our ability to charter our vessels, or vessels we may acquire, the performance of our charters and the creditworthiness of our charterers.
•	The industry for the operation of tanker vessels and the transportation of oil is highly competitive and we may not be able to compete for charters with new entrants or established companies with greater resources.
•	We may be unable to attract and retain key management personnel and other employees in the international tanker shipping industry, which may negatively impact the effectiveness of our management and our results of operations.
•	If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.
•	If we expand our business, we will need to improve our operations and financial systems and staff; if we cannot improve these systems or recruit suitable employees, our performance may be adversely affected.
•	A drop in spot charter rates may provide an incentive for some charterers to default on their charters, which could affect our cash flow and financial condition.
•	An increase in operating costs could decrease earnings and available cash.
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•	Rising fuel prices may adversely affect our profits.
•	Inflation could adversely affect our operating results and financial condition.
•	The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.
•	Unless we set aside reserves or are able to borrow funds for vessel replacement, our revenue will decline at the end of a vessel’s useful life, which would adversely affect our business, results of operations and financial condition.
•	Purchasing and operating secondhand vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.
•	We may not have adequate insurance to compensate us if we lose any vessels that we acquire.
•	We may be subject to increased premium payments, or calls, as we obtain some of our insurance through protection and indemnity associations.
•	Increasing regulation as well as scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
•	A shift in consumer demand from crude oil towards other energy sources or changes to trade patterns for crude oil and refined petroleum products may have a material adverse effect on our business.
•	Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels, or vessels we may acquire.
•	Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.
•	The smuggling of drugs or other contraband onto our vessels, or vessels we may acquire may lead to governmental claims against us.
•	Maritime claimants could arrest our vessels, or vessels we may acquire, which could interrupt our cash flow.
•	Governments could requisition our vessels, or vessels we acquire, during a period of war or emergency, resulting in loss of earnings.
•	U.S. federal tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.
•	We are a “foreign private issuer,” which could make our Common Shares less attractive to some investors or otherwise harm our stock price.
•	We are a “controlled company” under Nasdaq corporate governance rules and we therefore are exempt from certain corporate governance requirements that could adversely affect our public shareholders.
•	Issuance of preferred shares, such as our Series D Preferred Shares and our Series A Participating Preferred Stock, may adversely affect the voting power of our common shareholders have a dilutive effect on them and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Common Shares.
•	We cannot predict the impact our multi-class capital structure may have on the market price or liquidity of our Common Shares.
•	Changing laws and evolving reporting requirements could have an adverse effect on our business.
•	We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a publicly traded company, and we may experience increased costs after the Spin-Off
•	We have no operating history as a publicly traded company, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.
•	We may not be able to access the credit and capital markets at the times and in the amounts needed on acceptable terms.

Risks Relating to our Relationship with our Fleet Manager and its Affiliates

•	We are dependent on our Fleet Manager, an affiliate of our significant shareholder, to perform the day-to-day management of our fleet.
•	Our Fleet Manager is a privately held company and there may be limited or no publicly available information about it.
•	Our Fleet Manager may have conflicts of interest between us and its other clients.

Risks Relating to Our Common Shares and this Offering

•	A trading market that will provide you with adequate liquidity for our Common Shares may not develop. The price of our Common Shares may fluctuate significantly. Further, there is no guarantee of a continuing public market to resell our Common Shares.
•	We may rely in part on equity issuances, which will not require shareholder approval, to fund our growth, and such equity issuances could dilute your ownership interests and may depress the market price of our Common Shares.
•	The market price of our Common Shares may in the future be subject to significant fluctuations.
•	A possible “short squeeze” due to a sudden increase in demand of our Common Shares that largely exceeds supply may lead to further price volatility in our Common Shares.
•	As a newly incorporated company, we may not have the surplus or net profits required by law to pay dividends. The declaration and payment of dividends will always be subject to the discretion of our Board of Directors and will depend on a number of factors. Our Board of Directors may not declare dividends in the future.

•	Our significant shareholder has significant influence over us, and a trust established for the benefit of his family may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, and thereby to control the outcome of matters on which our shareholders are entitled to vote.
•	Anti-takeover provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it difficult for our shareholders to replace or remove our current Board of Directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Common Shares.
•	We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.
•	We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
•	As a Marshall Islands corporation with principal executive offices in Greece and subsidiaries in the Marshall Islands, our operations may be subject to economic substance requirements.
•	It may not be possible for investors to serve process on or enforce U.S. judgments against us.
•	Our Amended and Restated Articles of Incorporation include forum selection provisions for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
•	We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.
•	We may experience rapid and substantial share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.
•	Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.
•	We may fail to meet the continued listing requirements of Nasdaq, which could cause our Common Shares to be delisted.

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Formation Transactions

We are an international owner and operator of two modern, fuel efficient eco, 157,000 dwt Suezmax tankers, the M/T Eco Malibu with an age of 4.3 years and the M/T Eco West Coast with an age of 4.4 years, each focusing on the transportation of crude oil. The vessels of our fleet were contributed to us by the Parent in connection with the Spin-Off.

The Spin-Off distribution occurred on August 1, 2025, and was concurrent with the closing of the Private Placement. The Spin-Off distribution was pro rata to the beneficial holders of the Parent’s outstanding common shares and to beneficial holders of the Parent’s outstanding common stock purchase warrants on an as-exercised basis to the extent such warrants contain anti-dilution provisions conferred an interest equivalent to the Spin-Off distribution, in each case as of June 16, 2025, the record date of the Spin-Off, so that such holders maintained the same proportionate interest (on a fully-diluted basis) in each respective class of shares of the Parent and of us both immediately before and immediately after the Spin-Off. A new series of preferred shares (the “Series D Preferred Shares”) distributed to the holder of the Series D preferred shares of the Parent was created to mirror the rights of the Series D perpetual preferred shares of the Parent. The holder of the Series D preferred shares of the Parent is the Lax Trust, which is an irrevocable trust established for the benefit of certain family members of the President, Chief Executive Officer and Director of the Parent, Mr. Evangelos Pistiolis. In connection with the Spin-Off, the Parent distributed 100,000 Series D Preferred Shares. The Parent did not distribute the Series D Preferred Shares to its common shareholders in connection with the Spin-Off.

On June 23, 2025, in connection with the Spin-Off, we listed our Common Shares on Nasdaq under the symbol “RUBI.” The Common Shares began trading on Nasdaq on August 4, 2025, the trading day that followed the consummation of the Spin-Off.

We have a multi-class capital structure consisting of Common Shares and Series D Preferred Shares. Our common shareholders are entitled to one vote for each Common Share held. Each Series D Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to satisfy minimum voting right financing agreement covenants. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series D Preferred Shares, holders of our Series D Preferred Shares and holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

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The Lax Trust is the sole beneficial owner of our Series D Preferred Shares. The Series D Preferred Shares held by the Lax Trust represent 97.0% of our total voting power. In addition, 3 Sororibus Trust may be deemed to beneficially own 46.8% of our Common Shares and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 7.0% of our Common Shares. The Lax Trust together with the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 98.6% of our total voting power. Because the Lax Trust, the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis beneficially own the majority of our voting power, they have the ability to control us and our affairs, including, among other matters, the election of our Board of Directors and, as a result, the ability of our common shareholders to influence our corporate matters is limited. Please see “Risk Factors—Risks Relating to Our Common Shares and this Offering—Our significant shareholder has significant influence over us, and a trust established for the benefit of his family may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, and thereby to control the outcome of matters on which our shareholders are entitled to vote.”

Implications of Being a Foreign Private Issuer

As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers. See “Risk Factors—Risks Relating to Our Company— We are a “foreign private issuer,” which could make our Common Shares less attractive to some investors or otherwise harm our stock price.” and “Where You Can Find Additional Information.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the closing of this offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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THE OFFERING

Common Shares to be offered by the Selling Shareholders	Up to 75,000 Common Shares.

Common Shares issued and outstanding as of the date of this prospectus (prior to the issuance of the shares offered hereby)	3,057,337 Common Shares.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of our Common Shares offered by this prospectus. We will not receive any of the proceeds from this offering.

Determination of offering price	The Selling Shareholders may sell all or some of our common shares offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	“RUBI” on Nasdaq.

Risk factors	See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The Selling Shareholders may sell all, some or none of their common shares. See “Plan of Distribution.”

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RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our securities. If any of the following risks actually occurs, our business, operating results, cash flows, financial condition, and ability to pay dividends could be materially and adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us.

Risks Relating to Our Industry

The international tanker industry has historically been both cyclical and volatile.

The international tanker industry in which we operate is cyclical, with attendant volatility in charter hire rates, vessel values and industry profitability. For tanker vessels, the degree of charter rate volatility has varied widely. The Baltic Dirty Tanker Index, or the BDTI, a U.S. dollar daily average of charter rates issued by the Baltic Exchange that takes into account input from brokers around the world regarding crude oil fixtures for various routes and oil tanker vessel sizes, has been volatile. In 2024, the BDTI reached a high of 1,552 and a low of 860. Although the BDTI was 1,013 as of August 11, 2025, there can be no assurance that the crude oil charter market will continue to increase, and the market could again decline. Recent heightened volatility in charter prices has resulted primarily from the war between Russia and Ukraine and sanctions on Russian exports of crude oil and petroleum products, and there is great uncertainty about the future impact of those events. Additionally, the war between Israel and Hamas, conflict between Israel and Iran and conflict between the United States and Iran have resulted in increased tensions in the Middle East region, including missile attacks by the Houthis on vessels in the Red Sea and Gulf of Aden. Such circumstances have had and could in the future result in adverse consequences for the tanker industry. In general, volatility in charter rates depends, among other factors, on (i) supply and demand for tankers, (ii) the demand for crude oil and petroleum products, (iii) the inventories of crude oil and petroleum products in the United States and in other industrialized nations, (iv) oil refining volumes, (v) oil prices, and (vi) any restrictions on crude oil production imposed by the Organization of the Petroleum Exporting Countries, or OPEC, and non-OPEC oil producing countries.

Currently, both of our vessels are employed on time charters. However, changes in spot rates and time charter rates can affect the revenues we receive from operations in the event our charterers default or seek to renegotiate the charter hire, as well as the value of our vessels, or vessels we acquire, even if our vessels are employed under long-term time charters. Our ability to re-charter our vessels, or vessels we acquire on the expiration or termination of their time or bareboat charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker markets and several other factors outside of our control and we cannot guarantee that any renewal or replacement charters we enter into will be sufficient to allow us to operate our vessels profitably. If we are not able to obtain new contracts in direct continuation with existing charters or for newly acquired vessels, or if new contracts are entered into at charter rates substantially below the existing charter rates or on terms otherwise less favorable compared to existing contracts terms, our revenues and profitability could be adversely affected and we may not be able to comply with the financial covenants in our financing arrangements. A decline in charter hire rates will also likely cause the value of our vessels, or vessels we acquire to decline which could lead us to record impairment adjustments to the carrying values of our fleet.

Fluctuations in charter rates and vessel values result from changes in the supply and demand for vessels and changes in the supply and demand for oil. Factors affecting the supply and demand for our vessels, or vessels we acquire are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in the tanker industry conditions are also unpredictable.

Factors that influence demand for tanker vessel capacity include:

•	supply and demand for oil carried;

•	changes in oil production;

•	oil prices;

•	the distance oil is to be moved by sea;

•	any restrictions on crude oil production imposed by the Organization of the Petroleum Exporting Countries, or OPEC, and non-OPEC oil producing countries;

•	global and regional economic and political conditions, including “trade wars” and developments in international trade, national oil reserves policies, fluctuations in industrial and agricultural production, armed conflicts and work stoppages;

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•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	worldwide and regional availability of refining capacity and inventories;

•	environmental and other legal and regulatory developments;

•	economic slowdowns caused by public health events or inflationary pressures and resultant governmental responses;

•	currency exchange rates;

•	weather, natural disasters and other acts of God;

•	increased use of renewable and alternative sources of energy;

•	competition from alternative sources of energy, other shipping companies and other modes of transportation; and

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars or other conflicts, including the wars between Russia and Ukraine and between Israel and Hamas; tensions between Israel and Iran and between the United States and Iran; or the Houthi crisis in and around the Red Sea.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	current and expected newbuilding orders for vessels;

•	the scrapping rate of older vessels;

•	the availability of financing for new or secondhand tankers;

•	the price of steel;

•	speed of vessel operation;

•	vessel freight rates, which are affected by factors that may affect the rate of newbuilding, swapping and laying up of vessels;

•	the price of steel and vessel equipment;

•	technological advances in the design, capacity propulsion technology, and fuel consumption efficiency of vessels;

•	potential conversion of vessels for alternative use;

•	changes in environmental and other regulations that may limit the useful lives of vessels;

•	port or canal congestion;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage;

•	environmental concerns and regulations, including ballast water management, low sulfur fuel consumption regulations, and reductions in CO2 emissions;

•	the number of vessels that are out of service at a given time, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire, including those that are in dry-dock for the purpose of installing exhaust gas cleaning systems, known as scrubbers; and

•	changes in global petroleum production.

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The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. Market conditions have been volatile in recent years and continued volatility may reduce demand for transportation of oil over longer distances and increase the supply of tankers, which may have a material adverse effect on our business, financial condition, results of operations, cash flows, ability to pay dividends and existing contractual obligations.

The current state of the world financial market and current economic conditions could have a material adverse impact on our results of operations, financial condition and cash flows.

Various macroeconomic factors, including rising inflation, higher interest rates, global supply chain constraints, and the effects of overall economic conditions and uncertainties such as those resulting from the current and future conditions in the global financial markets, could adversely affect our results of operations, financial condition and ability to pay dividends. Inflation and rising interest rates may negatively impact us by increasing our operating costs and our cost of borrowing. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the operation of our business and our ability to raise capital on favorable terms, or at all. Adverse economic conditions also affect demand for goods and oil. Reduced demand for these or other products could result in significant decreases in rates we obtain for chartering our vessels. In addition, the cost for crew members, oils and bunkers, and other supplies may increase. Furthermore, we may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Difficult economic conditions may also result in a higher rate of losses on our accounts receivable due to credit defaults. As a result, downturns in the worldwide economy could have a material adverse effect on our business, results of operations, financial condition, and ability to pay dividends.

The world economy continues to face a number of challenges, including the wars between Ukraine and Russia, Israel and Hamas, Israel and Iran, the United States and Iran and tensions in and around the Red Sea and Russia and NATO tensions, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea, political unrest and conflict in the Middle East, the South China Sea region, and other geographic countries and areas, terrorist or other attacks (including threats thereof) around the world, war (or threatened war) or international hostilities, and epidemics or pandemics, and banking crises or failures, such as the Silicon Valley Bank, Signature Bank, and First Republic Bank failures. See also “—Our financial results may be adversely affected by the outbreak of epidemic and pandemic diseases, and the related governmental responses thereto.” In addition, the continuing war in Ukraine, the length and breadth of which remains highly unpredictable, has led to increased economic uncertainty amidst fears of a more generalized military conflict or significant inflationary pressures, due to the increases in fuel and grain prices following the sanctions imposed on Russia. Furthermore, it is difficult to predict the intensity and duration of the war between Israel and Hamas or the Houthi rebel attacks on shipping in and around the Red Sea and their impact on the world economy is uncertain. Although a cease-fire declared between Israel and Hamas on January 15, 2025, heightened regional tension and renewed conflict in Gaza and Yemen developed in March 2025, which may lead to continued attacks on vessels transiting the Red Sea. Additionally, on June 13, 2025, Israeli airstrikes targeted Iranian nuclear and military sites, top generals and nuclear scientists. On June 21, 2025, the United States struck three nuclear sites in Iran. If such conditions are sustained, the longer-term net impact on our business would be difficult to predict with any degree of accuracy. Such events may have unpredictable consequences and contribute to instability in the global economy or cause a decrease in worldwide demand for certain goods and, thus, shipping.

In Europe, concerns regarding the possibility of sovereign debt defaults by European Union, or EU, member countries, although generally alleviated, have in the past disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the U.S. and other parts of the world. The withdrawal of the UK from the European Union, or Brexit, further increases the risk of additional trade protectionism. Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business, operating results, cash flows and financial condition.

In addition, the recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. China’s GDP growth rate for the year ended December 31, 2022, was approximately 3.0%, one of its lowest rates in 50 years, thought to be mainly caused by the country’s zero-COVID policy and strict lockdowns. For the year ended December 31, 2024, China reported that its GDP growth rate recovered to 5.0%. Looking ahead, China’s economic growth is expected to remain steady, with forecasts projecting a GDP growth rate of around 5.0% for 2025. Although the Chinese government has implemented economic stimulus measures, it is possible that China and other countries in the Asia Pacific region will continue to experience volatile, slowed or even negative economic growth in the near future. Changes in the economic conditions of China, and changes in laws or policies adopted by its government or the implementation of these laws and policies by local authorities, including with regards to tax matters and environmental concerns (such as achieving carbon neutrality), could affect vessels that are either chartered to Chinese customers or that call to Chinese ports, vessels that undergo drydocking at Chinese shipyards and Chinese financial institutions that are generally active in ship financing, and could have a material adverse effect on our business, operating results, cash flows and financial condition.

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Furthermore, governments have and may continue to turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. Under the current U.S. administration, there is significant and increasing uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. In January 2025, during the initial days of President Trump's second term, the U.S. announced the imposition of additional substantial tariffs on imports from various countries, including China, Canada and Mexico—U.S.’s top three trade partners—and the subject countries indicated their intention to impose counter measures. In February 2025, President Trump announced that the U.S. would impose tariffs of 10% on all imported goods from China, which took effect in February 2025, and 25% on all steel and aluminum imports beginning in March 2025. On February 13, 2025, President Trump ordered his trade advisers to come up with “reciprocal” tariffs on U.S. trade partners to retaliate against taxes, tariffs, regulations and subsidies, thus increasing the possibility of a global trade war. On March 4, 2025, the U.S. imposed 25% tariffs on imports from Mexico and Canada and enacted an extra 10% tariff on Chinese imports, therefore doubling the previously levied tariff from February to an additional 20% on existing tariffs. In response, Canada planned to immediately impose a 25% tariff on U.S. imports, and Mexico stated that the country would also retaliate, intending to disclose plans in due time. Additionally, China announced retaliatory tariffs on U.S. agricultural goods and export restrictions to the U.S., in addition to filing a lawsuit with the World Trade Organization. On March 5, 2025, President Trump announced that cars made in North America that comply with the continent's existing free trade agreement are exempted from tariffs for a month. On March 6, 2025, President Trump announced that the U.S. will pause the 25% tariffs on U.S. imports from Mexico and Canada that are covered under a 2020 United States-Mexico-Canada Agreement (USMCA) trade agreement until April 2, 2025. Goods that are not covered by the agreement remain subject to tariffs. On March 11, 2025, President Trump announced higher tariffs on steel and aluminum from Canada; however, hours later, reverted to previous plan to continue with the 25% tariffs on steel and aluminum products from Canada. On March 12, 2025, Canada announced new retaliatory trade duties on U.S. goods, imposing 25% counter tariffs on various goods including tools, computers and servers, and sports equipment, that took effect on March 13, 2025. Additionally, on February 26, 2025, President Trump announced a possible 25% tariff on European imports, which was imposed as of March 12, 2025. The EU announced on March 12, 2025 that it will respond with retaliatory tariffs that will take effect on U.S. products starting April 1, 2025, reinstating tariff packages form 2018 and 2020 that includes tariffs on U.S. products like whiskey and other alcoholic beverages. On March 13, 2025, President Trump posted on social media that he would place a 200% tariff on all wines, champagne and alcoholic products form the EU if the proposed 50% tariff on U.S. whiskey is carried out. On March 25, 2025, President Trump signed an executive order increasing tariffs to 25% for any goods from countries importing Venezuelan oil. On March 26, 2025, President Trump signed an executive order imposing 25% tariff on all automobile and automobile parts imports.

On April 2, 2025, President Trump announced new tariffs on many U.S. trading partners, including a 34% tariff on imports from China, a 20% tariff on products from the E.U., and a baseline 10% tariff on imports from many countries. These tariffs are in addition to the previous announcements of 25% tariffs on auto imports, tariffs implemented against China, Canada and Mexico, and trade penalties on steel and aluminum. The previously announced tariff rates for Canada and Mexico will stay the same and the goods that comply with USMCA will continue to be excluded from these tariffs. However, the 20% charge on imports from China will be in addition to the 34% import tariff announced. Specific products that are subject to tariffs, such as automobiles, will be exempted from the tariffs announced, and tariffs on products such as pharmaceutical drugs are to be announced at a later date.

Following a period of market turbulence, on April 9, 2025, President Trump announced a 90-day pause to the April 2nd tariffs for most countries. Countries subject to the pause on the tariffs are still to be subject to the baseline 10% tariff. This consequently lowers the tariff rate for the E.U., Japan, and South Korea, among other countries. However, President Trump announced an increased tariff rate of a minimum of 145% against Chinese imports. On April 11, 2025, President Trump announced that electronics including smartphones and laptops would be excluded from newly announced tariffs—meaning these goods wouldn’t be subject to most tariffs levied on China to date or the 10% baseline levies imposed on other countries. However, officials have stated this exemption is temporary.

On May 23, 2025, President Trump announced plans to impose a 50% tariff on imports from the EU beginning June 1, 2025. On May 25, 2025, President Trump announced he would delay implementing the 50% tariff and extend trade negotiations with the EU until July 9, 2025.

On May 28, 2025, the US Court of International Trade ruled that the tariffs President Trump imposed on April 2, 2025, are illegal. On May 29. 2025, the U.S. Court of Appeals for the Federal Circuit granted the Trump administration's request to temporarily put on hold the US Court of International Trade judgment that struck down the April 2, 2025 tariffs. This litigation is on-going, and its resolution is uncertain.

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Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade.

Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly from the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to employ our vessels. This could have a material adverse effect on our business, operating results, cash flows and financial condition.

Credit markets in the United States and Europe have in the past experienced significant contraction, deleveraging and reduced liquidity, and there is a risk that the U.S. federal government and state governments and European authorities may continue to implement a broad variety of governmental action and/or introduce new financial market regulations. Global financial markets and economic conditions have been, and continue to be, volatile and we face risks associated with the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, and reduced levels of growth, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business, results or operations or impair our ability to borrow under any future financial arrangements we may enter into contemplating borrowing from the public and/or private equity and debt markets. Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced (or in some cases ceased to provide) funding to borrowers and other market participants, including equity and debt investors and, in some cases, have been unwilling to provide financing on attractive terms or even at all. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms or at all. In the absence of available financing or financing in favorable terms, we may be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.

Our financial results may be adversely affected by the outbreak of epidemic and pandemic diseases, and the related governmental responses thereto.

Global public health threats, such as the COVID-19 outbreak, influenza and other highly communicable diseases or viruses, outbreaks which have from time to time occurred in various parts of the world in which we operate, including China, could disrupt global financial markets and economic conditions and adversely impact our operations, the timing of completion of any future newbuilding projects, as well as the operations of our customers.

For example, the outbreak of COVID-19 caused severe global disruptions, with governments in affected countries imposing travel bans, quarantines and other emergency public health measures. Although the incidence and severity of COVID-19 and its variants have diminished over time, similar restrictions, and future prevention and mitigation measures against outbreaks of epidemic and pandemic diseases, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. As a result of such measures, our vessels may not be able to call on, or disembark from ports located in regions affected by the outbreak. In addition, we may experience severe operational disruptions and delays, unavailability of normal port infrastructure and services including limited access to equipment, critical goods and personnel, disruptions to crew changes, quarantine of ships and/or crew, counterparty solidity, closure of ports and custom offices, as well as disruptions in the supply chain and industrial production, which may lead to reduced cargo demand, among other potential consequences attendant to epidemic and pandemic diseases.

The extent to which our business, operating results, cash flows, financial condition, financings, value of our vessels or vessels we may acquire and ability to pay dividends may be negatively affected by future pandemics, epidemics or other outbreaks of infectious diseases is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to (i) the duration and severity of the infectious disease outbreak; (ii) the imposition of restrictive measures to combat the outbreak and slow disease transmission; (iii) the introduction of financial support measures to reduce the impact of the outbreak on the economy; (iv) shortages or reductions in the supply of essential goods, services or labor; and (v) fluctuations in general economic or financial conditions tied to the outbreak, such as a sharp increase in interest rates or reduction in the availability of credit. We cannot predict the effect that a future infectious disease outbreak, pandemic or epidemic may have on our business, operating results, cash flows and financial condition, which could be material and adverse.

Volatility of SOFR could affect our profitability, earnings, and cash flows.

While our financing agreements previously used London Interbank Offered Rate (“LIBOR”), including during the fiscal years ended December 31, 2022 and 2023, in 2023 we amended our financing agreements to transition from LIBOR to the Secured Overnight Financing Rate, or “SOFR,” in line with current market practice and hence in 2024 all our financing agreements are based on SOFR. As a result, none of our financing arrangements currently utilizes LIBOR.

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An increase in SOFR, including as a result of interest rate increases that could be effected by the United States Federal Reserve in response to rising inflation, would affect the amount of interest payable under our existing financing agreements, which, in turn, could have an adverse effect on our profitability, earnings, cash flow and ability to pay dividends. Furthermore, as a secured rate backed by government securities, SOFR may be less likely to correlate with the funding costs of financial institutions. As a result, parties may seek to adjust spreads relative to SOFR in underlying contractual arrangements. Therefore, the use of SOFR-based rates may result in interest rates and/or payments that are higher or lower than the rates and payments that were expected when interest was based on LIBOR. If SOFR performs differently than expected or if our lenders insist on a different reference rate to replace SOFR, that could increase our borrowing costs (and administrative costs to reflect the transaction), which would have an adverse effect on our profitability, earnings, and cash flows. Alternative reference rates may behave in a similar manner or have other disadvantages or advantages in relation to our future indebtedness and the transition to SOFR or other alternative reference rates in the future could have a material adverse effect on us.

In order to manage any future exposure to interest rate fluctuations, we may from time-to-time use interest rate derivatives to effectively fix any floating rate debt obligations. No assurance can, however, be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position, and have the potential to cause us to breach covenants in our financing agreements that require maintenance of certain financial positions and ratios.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels, or vessels we acquire will operate or are registered, which can significantly affect the operation of our vessels, or vessels we acquire. These regulations include, but are not limited to the International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of Emission Control Areas, or ECAs, thereunder, the International Convention on Load Lines of 1966, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and European Union regulations. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels, or vessels we acquire. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Events such as the 2010 explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although insurance covers certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.

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We are subject to international safety regulations and requirements imposed by classification societies and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels, or vessels we acquire is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We expect that any vessels that we acquire in the future will be ISM Code-certified when delivered to us. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports, including United States and European Union ports.

In addition, the hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for Safety of Life at Sea. If a vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable, which will negatively impact our revenues and results from operations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap-and-trade regimes (of which there are around forty five in the world thus far), carbon taxes, taxonomy of ‘green’ economic activities, increased efficiency standards and incentives or mandates for renewable energy. In July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships to reduce greenhouse gas emissions from ships. The initial strategy identifies levels of ambition to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through the implementation of further phases of EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. MEPC 81, in March 2024, agreed on an illustration of a possible draft outline of an ‘IMO net-zero framework’ for cutting GHG emissions from international shipping, which lists regulations under MARPOL to be adopted or amended to allow a new global pricing mechanism for maritime GHG emissions. At the conclusion of MEPC 82, a draft legal text was used as a basis for ongoing talks about mid-term GHG reduction measures, which are expected to be adopted in late 2025. The proposed mid-term measures include a goal-based marine fuel standard, phasing in the mandatory use of fuels with less GHG intensity, and a global GHG emission pricing mechanism. The IMO net-zero framework was approved by MEPC 83, including the new fuel standard for ships and a global pricing mechanism for emissions. These measures are set to be formally adopted in October 2025 before entry into force in 2027.

Since January 1, 2020, ships must either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. While currently both our vessels have scrubbers installed, costs of compliance with these regulatory changes for any non-scrubber vessels we may acquire may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.

Additional greenhouse regulations may result in increased implementation and compliance costs and expenses, such as:

•	IMO Data Collection System (DCS): Since 2019, the IMO data collection system, (the “IMO DCS”), which requires vessels above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. This IMO DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, and offshore installations. Data is reported annually to the flag state, which is used to calculating a ship’s operational carbon intensity indicator (CII).

•	Amendments to MARPOL Annex VI: Beginning in January 2023, Annex VI imposed reporting requirements in connection with the implementation of the Energy Efficiency Existing Ship Index, or EEXI, and carbon intensity indicator, or CII, framework, which amendments became effective on May 1, 2024. Beginning in January 2023, Annex VI requires EEXI and CII certification. The first annual reporting was to be completed in 2023, with initial ratings given in 2024.

•	Net zero greenhouse emissions in the EU by 2050: in 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” to support the climate policy agenda. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

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In addition, although the emissions of greenhouse gases from international shipping are not currently subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and required adopting countries to implement national programs to reduce emissions of certain gases, or the Paris Agreement (discussed further below), a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change affects the propulsion options in subsequent vessel designs and could increase our costs related to acquiring new vessels, operating and maintaining our existing vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Furthermore, on January 1, 2024 the EU Emissions Trading Scheme, or the ETS, for ships sailing into and out of EU ports came into effect, and the FuelEU Maritime Regulation came into effect on January 1, 2025. The ETS applies gradually over the period from 2024 to 2026. 40% of allowances would have to be surrendered in 2025 for the year 2024; 70% of allowances would have to be surrendered in 2026 for the year 2025; and 100% of allowances would have to be surrendered in 2027 for the year 2026. Compliance is on a companywide (rather than per ship) basis and “shipping company” is defined widely to capture both the ship owner and any contractually appointed commercial operator/ship manager/bareboat charterer who assumes all duties and responsibilities for the ship under the ISM Code, as well as the responsibility for full compliance under the ETS and the ISM Code. If the latter contractual arrangement is entered into this needs to be reflected in a certified mandate signed by both parties and presented to the administrator of the scheme. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances would be auctioned and there will be no free allocation. 78.4 million emissions allowances are to be allocated specifically to maritime. If we do not have allowances, we will be forced to purchase allowances from the market, which can be costly. To prepare for and manage the administrative aspects of EU ETS compliance, we have made significant investments in new systems, including personnel, data management, cost recovery mechanisms, revised service agreement terms and transparent emissions reporting procedures. However, the cost of future compliance and of our future EU emissions and costs to purchase an allowance for emissions (if we must purchase in order to comply) are unknown and difficult to predict, and are based on a number of factors, including the size of our fleet, our trips within and to and from the EU, and the prevailing cost of allowances.

Additionally, on July 25, 2023, the European Council of the European Union adopted the Fuel EU Maritime Regulation 2023/1805 (“FuelEU”) under the FuelEU Initiative of its “Fit-for-55” package which sets limitations on the acceptable yearly greenhouse gas intensity of the energy used by covered vessels. Among other things, FuelEU requires that greenhouse gas intensity of fuel used by covered vessels is reduced by 2% starting January 1, 2025, with additional reductions contemplated every five years (up to 80% by 2050). Shipping companies may enter into pooling mechanisms with other shipping companies in order to achieve compliance, bank surplus emissions and borrow compliance balances from future years. A FuelEU Document of Compliance is required to be kept on board a vessel to show compliance by June 30, 2026. Both the ETS and FuelEU schemes have significant impacts on the management of the vessels calling to EU ports, by increasing the complexity and monitoring of, and costs associated with the operation of vessels and affecting the relationships with our time charterers.

Compliance with changes in laws, regulations, and obligations relating to climate change affects the propulsion options in subsequent vessel designs and could increase our costs related to acquiring new vessels, operating and maintaining our existing tanker vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, scarcity of water resources, may negatively impact our operations. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

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Increasing growth of electric vehicles could lead to a decrease in trading and the movement of crude oil worldwide.

The IEA noted in its Global EV Outlook 2024 that total electric cars sold annually worldwide grew from about 120,000 in 2012 to more than 14 million in 2023, bringing the total number of electric cars to approximately 40 million, more than six times the number from 2018. Electric car sales in the first quarter of 2024 were 3 million, up over 30% from the same quarter of 2023. This was driven mainly by China, which sold about half a million more electric cars than over the same period in 2023. IEA forecasts are for electric vehicles (“EVs”) to grow from 40 million in 2023 to 240 million by 2030, which the IEA forecasts would reduce worldwide demand for oil products by 6 million barrels per day in 2030. IEA estimates that EV operations in 2019 avoided the consumption of almost 0.7 million barrels per day of oil products. According to the World Economic Forum, there were about 1.1 billion cars registered in 2015 and there will be about 2 billion cars registered by 2040. A growth in EVs worldwide may result in decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our business, results of operations, cash flows, financial condition, and ability to make cash distributions.

Our vessels, or vessels we may acquire, may suffer damage due to the inherent operational risks of the tanker industry and we may experience unexpected dry-docking costs, which may adversely affect our business and financial condition.

The operation of an ocean-going vessel carries inherent risks. Our vessels, or vessels we may acquire and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy, epidemic and pandemic diseases, quarantine and other circumstances or events. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships or delay or re-routing, which may also subject us to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the costs associated with a catastrophic spill could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in such tankers.

If our vessels, or vessels we may acquire suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels, or vessels we may acquire may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant dry-docking facilities would decrease our earnings.

The market value of our vessels, and those we may acquire in the future, may fluctuate significantly, which could cause us to incur losses if we decide to sell them following a decline in their market values or we may be required to write down their carrying value, which will adversely affect our earnings.

The fair market value of our vessels, or vessels we may acquire, may increase and decrease depending on the following factors:

•	general economic and market conditions affecting the shipping industry;

•	prevailing level of charter rates;

•	competition from other shipping companies;

•	types, sizes and ages of vessels;

•	the availability of other modes of transportation;
•	supply and demand for vessels;

•	shipyard capacity and slot availability;

•	cost of newbuildings;

•	price of steel;

•	exchange rate levels;

•	number of tankers scrapped;

•	governmental or other regulations; and

•	technological advances and the development, availability, and cost of nuclear power, natural gas, coal, renewable energy, and other alternative sources of energy.

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If we sell any of our vessels or any vessel we may acquire at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying amount in our financial statements, in which case we will realize a loss. Vessel prices can fluctuate significantly, and in the case where the market value falls below the carrying amount, we will evaluate the vessel for a potential impairment adjustment. If the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the vessel is less than its carrying amount, we may be required to write down the carrying amount of the vessel to its fair value in our financial statements and incur a loss and a reduction in earnings.

An over-supply of tanker capacity may lead to reductions in charter hire rates and profitability.

The market supply of tankers is affected by a number of factors such as demand for energy resources, crude oil, petroleum products and chemicals, as well as strong overall economic growth of the world economy. If the capacity of new tankers delivered exceeds the capacity of such tankers being scrapped and lost, vessel capacity will increase, which could lead to reductions in asset prices and charter rates. The impact of the sanctions on Russian exports of crude oil and petroleum products is uncertain and has generated increased volatility in the supply of tankers available for worldwide trade. As of August 8, 2025, newbuilding orders have been placed for an aggregate of approximately 14.8% of the existing global tanker fleet, with the bulk of deliveries expected during 2027.

An over-supply of oil tankers would increase the oil tanker charter hire rate volatility and we may not be able to find profitable charters for our vessels, or vessels we may acquire, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

If our vessels, or vessels we may acquire, call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government or other governmental authorities, it could lead to monetary fines or adversely affect our business, reputation and the market for our Common Shares.

Our business could be adversely impacted if we are found to have violated economic sanctions under the applicable laws of the European Union, the United States or another applicable jurisdiction against countries such as Iran, Syria, North Korea, and Cuba. U.S. economic sanctions, for example, prohibit a wide scope of conduct, target numerous countries and individuals, and are frequently updated or changed.

Many economic sanctions relate to our business, including prohibitions on certain kinds of trade with countries, such as exportation or re-exportation of commodities, or prohibitions against certain transactions with designated nationals who may be operating under aliases or through non-designated companies.

Additionally, the U.S. Iran Threat Reduction Act amended the Exchange Act, to require issuers that file annual or quarterly reports under Section 13(a) of the Exchange Act to include disclosure in their annual and quarterly reports as to whether the issuer or its affiliates have knowingly engaged in certain activities prohibited by sanctions against Iran or transactions or dealings with certain identified persons. We are subject to this disclosure requirement.

While our vessels have not called on ports located in countries or territories that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S. government or other applicable governmental authorities (“Sanctioned Jurisdictions”) in violation of applicable sanctions or embargo laws and although we intend to maintain compliance with all applicable sanctions and embargo laws, and we endeavor to take precautions reasonably designed to ensure compliance with such laws, it is possible that, in the future, our vessels may call on ports in Sanctioned Jurisdictions in violation of applicable sanctions or embargo laws on charterers' instructions and without our consent. If such activities result in a violation of sanctions or embargo laws, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our Common Shares could be adversely affected.

The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or expanded over time.

In particular, the ongoing war in Ukraine could result in the imposition of further economic sanctions by the United States and the European Union against Russia. Current or future counterparties of ours may be affiliated with persons or entities that are or may be in the future the subject of sanctions imposed by the governments of the U.S., European Union, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we, or our subsidiaries, are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

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Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our Common Shares may adversely affect the price at which our Common Shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our Common Shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in countries or territories that we operate in.

A recent action by the U.S. to impose new port fees on Chinese-owned and operated vessels and Chinese-built vessels could have a material adverse effect on our operations and financial results.

The United States Trade Representative (USTR) has recently put forward significant trade actions under Section 301 of the Trade Act of 1974 with the aim of addressing China’s dominance in the maritime, logistics, and shipbuilding industries. These actions have the potential to dramatically increase the port fees and therefore the overall operating expenses for ships calling at U.S. ports. Specifically, the USTR has enacted a series of fees that would function as direct increases to port-related costs.

The action generally would include a fee targeting Chinese owners and operators for each instance a vessel owned or operated by a Chinese entity enters a U.S. port. The fee would be calculated at a rate of $50 per net ton of the vessel for each port entrance beginning October 14, 2025 and increasing over time, plateauing at $140 per net ton in 2028.

Another fee focuses on operators with fleets comprised of Chinese-built vessels. Under the action, in the case of a vessel not subject to the fees on Chinese owners and operators described above, fees generally would be imposed each time a Chinese-built vessel enters a U.S. port. The fee relevant to our vessels generally would be calculated at a rate of $18 per net ton of the vessel for each port entrance beginning October 14, 2025 and increasing over time, plateauing at $33 per net ton in 2028. There are several exceptions to this fee, including for vessels with capacity of 55,000 dwt or less, vessels arriving to the US empty or in ballast, and vessels entering a port in the continental United States from a voyage of less than 2,000 nautical miles from a foreign port or point.

The actual implementation of this action remains uncertain. Specifics, such as applicability to SLB arrangements with Chinese leasing financiers, have not been clarified. Furthermore, retaliatory measures from China or other nations could further compound disruptions and cost increases within the global shipping industry. In addition to direct port fee increases, retaliatory actions by China or other countries could indirectly impact port-related costs. For example, China could impose retaliatory port fees or restrictions on vessels of non-Chinese origin calling at Chinese ports, which could disrupt global shipping patterns and potentially increase congestion and costs at ports worldwide, including U.S. ports.

Of the two vessels we operate, neither was constructed in China and we currently don’t have any newbuilding vessel orders in any Chinese shipyard. However, both of the vessels are subject to SLB arrangements with China-based lessors. In an SLB, the lessor is the registered owner of the vessel. It is currently unclear whether the vessels would be subject to fees on Chinese owners due to the SLB arrangements.

Given the potential magnitude of these port-related fees and the many uncertainties surrounding their implementation, it is not possible at this time to fully predict the ultimate financial impact. However, if the action or similar measures are implemented, port fees for our vessels or vessels we charter and our operating costs for voyages calling at U.S. ports could materially increase.

Even though port fees are typically borne by the charterer, if port fees are assessed due to our or the lessor’s ownership of the relevant vessel, it is possible that charterers may demand that we bear these costs or otherwise reduce the applicable charter rate. This, in turn, could significantly reduce our profitability, negatively impact our ability to compete effectively, and materially and adversely affect our operations and financial results.

Political instability, terrorist or other attacks, war, international hostilities and public health threats can affect the tanker industry, which may adversely affect our business.

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We conduct most of our operations outside of the United States and our business, operating results, cash flows, financial conditions, and available cash may be adversely affected by changing economic, political, and governmental conditions in the countries and regions in which our vessels or other vessels we may acquire are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political uncertainty and armed conflicts, including the wars between Ukraine and Russia, between Israel and Hamas, Hezbollah and Iran, between the United States and Iran, Russia and NATO tensions, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea and the U.S. and Panama, political unrest and conflicts in the Middle East, the South China Sea region, the Red Sea region (including missile attacks controlled by the Houthis on vessels transiting the Red Sea or Gulf of Aden), and other countries and geographic areas, geopolitical events, such as Brexit or another withdrawal from the European Union, terrorist or other attacks (or threats thereof) around the world, and war (or threatened war) or international hostilities. Such events may contribute to further economic instability in the global financial markets, international commerce and could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

The war between Russia and Ukraine may lead to further regional and international conflicts or armed action. This war has disrupted supply chains and caused instability in the energy markets and the global economy, with effects on shipping freight rates, which have experienced volatility. The United States, the United Kingdom, and the European Union, among other countries, have announced unprecedented economic sanctions and other penalties against certain persons, entities, and activities connected to Russia, including removing Russian-based financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restricting imports of Russian oil, liquified natural gas, and coal. These sanctions have caused supply disruptions in the oil and gas markets and could continue to cause significant volatility in energy prices, which could result in increased inflation and may trigger a recession in the U.S. and China, among other regions. While much uncertainty remains regarding the global impact of the war in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, operating results, and cash flows. Moreover, we will be subject to additional insurance premiums in case we transit through or call to any port or area designated as listed areas by the Joint War Committee or other organizations. These factors may also result in the weakening of the financial condition of our charterers, suppliers, counterparties, and other agents in the shipping industry. As a result, our business, operating results, cash flows, and financial condition may be negatively affected since our operations are dependent on the success and economic viability of our counterparties.

The ongoing war between Russia and Ukraine could result in the imposition of further economic sanctions by the United States, the United Kingdom, the European Union, or other countries against Russia, trade tariffs, or embargoes with uncertain impacts on the markets in which we operate. In addition, the U.S. and certain other North Atlantic Treaty Organization (NATO) countries have been supplying Ukraine with military aid. U.S. officials have also warned of the increased possibility of Russian cyberattacks, which could disrupt the operations of businesses involved in the shipping industry, including ours, and could create economic uncertainty particularly if such attacks spread to a broad array of countries and networks. While much uncertainty remains regarding the global impact of the war in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, operating results, and cash flows.

The Russian Foreign Harmful Activities Sanctions program includes prohibitions on the import of certain Russian energy products into the United States, including crude oil, petroleum, petroleum fuels, oils, liquefied natural gas and coal, as well as prohibitions on all new investments in Russia by U.S. persons, among other restrictions. Furthermore, the United States, the EU and other countries have also prohibited a variety of specified services related to the maritime transport of Russian Federation origin crude oil and petroleum products, including trading/commodities brokering, financing, shipping, insurance (including reinsurance and protection and indemnity), flagging, and customs brokering. These prohibitions took effect on December 5, 2022 with respect to the maritime transport of crude oil and took effect on February 5, 2023 with respect to the maritime transport of other petroleum products. An exception exists to permit such services when the price of the seaborne Russian oil into non-EU countries does not exceed the relevant price cap; but implementation of this price exception relies on a recordkeeping and attestation process that allows each party in the supply chain of seaborne Russian oil to demonstrate or confirm that oil has been purchased at or below the price cap. Violations of the price cap policy or the risk that information, documentation, or attestations provided by parties in the supply chain are later determined to be false may pose additional risks adversely affecting our business.

Furthermore, the intensity and duration of the war between Israel and Hamas is difficult to predict and its impact on the world economy and our industry is uncertain. Beginning in late 2023, vessels in the Red Sea and Gulf of Aden have been subject to attempted hijackings and attacks by drones and projectiles characterized by Houthi groups in Yemen as a response to the war between Israel and Hamas. An increasing number of companies have rerouted their vessels to avoid transiting the Red Sea, incurring greater shipping costs and delays. For vessels transiting the region, war risk premiums have increased substantially, and should these attacks continue, we could similarly experience a significant increase in our insurance costs and we may not be adequately insured to cover losses from these incidents, however since currently all our vessels are on time charter these increased war premiums if any will be paid by our charterers. While much uncertainty remains regarding the global impact of the war between Israel and Hamas, it is possible that such tensions could result in the eruption of further hostilities in other regions, including in and around the Red Sea, and could adversely affect our business, financial conditions, operating results, and cash flows.

In the past, other political conflicts have also resulted in attacks on vessels, mining of waterways, and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. The ongoing war in Ukraine has previously resulted in missile attacks on commercial vessels in the Black Sea. The recent outbreak of conflict in and around the Red Sea has also resulted in missile attacks on vessels. Acts of terrorism and piracy have also affected vessels trading in regions such as the Gulf of Guinea, the Red Sea, the Gulf of Aden off the coast of Somalia, and the Indian Ocean. Any of these occurrences could have a material adverse impact on our future performance, operating results, cash flows, financial position, and our ability to pay cash distributions to our shareholders.

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Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the Red Sea, the Gulf of Aden off the coast of Somalia, the Indian Ocean, and the Gulf of Guinea region off the coast of Nigeria, which has experienced increased incident of piracy in recent years. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, the Gulf of Guinea, and the Strait of Malacca, and there has been a recent resurgence of such incidents in the Gulf of Aden. Acts of piracy could result in harm or danger to the crews that man our vessels and other vessels we may acquire. Additionally, if piracy attacks occur in regions in which our vessels and other vessels we may acquire are deployed being characterized as “war risk” zones by insurers or if our vessels and other vessels we may acquire are deployed in Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain, if available at all. In addition, crew and security equipment costs, including costs that may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charterparty, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels and other vessels we may acquire, or an increase in cost or unavailability of insurance for our vessels and other vessels we may acquire could have a material adverse impact on our business, financial condition, and operating results.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of, delay in the loading, off-loading or delivery of, the contents of our vessels, or vessels we may acquire or the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems both onboard our vessels, or vessels we may acquire and at our onshore offices. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry-accepted security measures and technology to securely maintain confidential and proprietary information kept on our information systems. However, these measures and technology may not adequately prevent cybersecurity breaches, the access, capture or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, the installation of malware or ransomware, acts of vandalism, computer viruses, misplaced data or data loss. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business, results of operations and financial condition, as well as our cash flows, including cash available for dividends to our shareholders.

Additionally, any changes in the nature of cyber threats might require us to adopt additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. Most recently, the war between Russia and Ukraine has been accompanied by cyber-attacks against the Ukrainian government and other countries in the region. It is possible that these attacks could have collateral effects on additional critical infrastructure and financial institutions globally, which could adversely affect our operations. It is difficult to assess the likelihood of such threat and any potential impact at this time.

In July 2023, the SEC adopted rules requiring the mandatory disclosure of material cybersecurity incidents, as well as cybersecurity governance and risk management practices. A failure to make the required disclosure could result in the imposition of injunctions, fines and other penalties by the SEC. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any cybersecurity incident.

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Risks Relating to Our Company

Our financing arrangements contain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations.

Our financing arrangements in the form of the bareboat charters in connection with the sale and leaseback agreements (“SLBs”) of our vessels contain, and any future financing arrangements we may enter into are expected to contain, customary covenants, events of default and termination event clauses, including cross-default provisions and restrictive covenants and performance requirements that may affect our operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to incur additional indebtedness, pay dividends, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could also limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.

As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders' and other financing counterparties' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenant requirements, could lead to defaults under our financing facilities or any future financing facilities. If we are not in compliance with our covenants and we are not able to obtain covenant waivers or modifications, the current or future owners of our leased vessels or the banks that finance or future vessels, as appropriate, could retake possession of our vessels or require us to pay down our indebtedness to a level where we are in compliance with our covenants or sell vessels in our fleet. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, interest rate developments, changes in the funding costs of our banks, changes in vessel earnings and asset valuations and outbreaks of epidemic and pandemic diseases may affect our ability to comply with these covenants. We could lose our vessels if we default on our financing facilities, which would negatively affect our revenues, results of operations and financial condition.

Servicing current and future debt will limit funds available for other purposes and could impair our ability to react to changes in our business.

We must dedicate a portion of our cash flow from operations to pay the principal and interest on our indebtedness. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. As of December 31, 2024, we had a total indebtedness of $77.4 million, excluding deferred finance fees. Our current or future debt could have other significant consequences on our operations. For example, it could:

•	increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•	require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt or better access to capital;

•	limit our ability to raise additional financing on satisfactory terms or at all; and

•	adversely impact our ability to comply with the financial and other restrictive covenants of our current or future financing arrangements, which could result in an event of default under such agreements.

Furthermore, our current or future interest expense will increase if interest rates increase. If we do not have sufficient earnings, we may be required to refinance all or part of our current or future debt, sell assets, borrow more money or sell more securities, and we cannot guarantee that the resulting proceeds therefrom, if any, will be sufficient to meet our ongoing capital and operating needs. Because interest paid on loans is generally a margin plus a reference rate, such as SOFR, that is subject to change, our actual interest costs would increase as the reference rate increases. During an inflationary period, such as one we are currently experiencing, the SOFR or similar reference rate will generally be increased, thus costing us more money to service our debt obligations and reducing our results of operations and cash flow. Any event of default under a financing agreement pursuant to which we have granted security could permit the relevant financier to exercise its rights as a secured lender and take the relevant collateral, which may include our vessels.

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Our Parent and certain of our Parent’s executive officers have been subject to litigation in the past and we may be subject to similar or other litigation in the future.

Our Parent and certain of its executive officers were defendants in purported class-action lawsuits pending in the U.S. District Court for the Eastern District of New York, brought on behalf of its shareholders. The lawsuits alleged violations of Sections 9, 10(b), 20(a) and/or 20A of the Exchange Act and Rule 10b-5 promulgated hereunder. On August 3, 2019, the Eastern District Court of New York dismissed the case with prejudice. On August 26, 2019, plaintiffs appealed the dismissal to the United States Court of Appeals for the Second Circuit. On April 2, 2020, the Court of Appeals issued a summary order affirming the District Court’s decision dismissing Plaintiffs’ claims and denying leave to amend and the case was finally concluded in our Parent’s favor.

We may, from time to time, be a party to other litigation in the normal course of business. Monitoring and defending against legal actions, whether or not meritorious, is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, our legal fees and costs incurred in connection with such activities and any legal fees of co-defendants for which we are deemed responsible may be significant and we could, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages. A decision adverse to our interests could result in the payment of substantial damages and could have a material adverse effect on our cash flow, results of operations and financial position.

With respect to any litigation, our insurance may not reimburse us or may not be sufficient to reimburse us for the expenses or losses we may suffer in contesting and concluding such lawsuit. Furthermore, our insurance does not cover legal fees associated with co-defendants. Substantial litigation costs, including the substantial self-insured retention that we are required to satisfy before any insurance applied to the claim, or an adverse result in any litigation may adversely impact our business, operating results or financial condition.

Our current fleet consists of two Suezmax tanker vessels. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition.

Our current fleet consists of two Suezmax tanker vessels. Until we identify and acquire additional vessels, we will depend upon these two vessels for all of our revenue. If our vessels are unable to generate revenues as a result of off-hire time, early termination of the applicable time charters or otherwise, our business, results of operations, financial condition and ability to pay dividends could be materially adversely affected. Our vessels are both employed on time charter contracts with a single charterer and, until we identify and acquire additional vessels, we will rely upon one charterer for all of our revenue.

We expect to be dependent on a limited number of customers for a large part of our revenues, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

During 2024, 100% of our revenues derived from one charterer, Clearlake Shipping Pte Ltd (“Clearlake”), which is the charterer of both of our vessels. Such agreement subjects us to counterparty risks. The ability of Clearlake to perform its obligations under its contracts with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for specific types of vessels, work stoppages or other labor disturbances. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of charterers to make charter payments to us. In addition, in depressed market conditions, charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should one of our counterparties fail to honor its obligations under agreements with us, we could sustain significant losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

Our fleet currently consists of two vessels and we may acquire additional vessels in the future. We intend to expand our fleet into other seaborne transportation sectors depending on available opportunities, opportunistically considering further expansion into Suezmax crude oil tanker vessels as well as diversification into other sectors related to seaborne transportation of goods or passengers, including recreational transportation. Our future growth will primarily depend on our ability to:

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•	generate excess cash flow for investment without jeopardizing our ability to cover current and foreseeable working capital needs (including debt service);

•	raise equity and obtain required financing for our existing and new operations;

•	identify opportunities in the tanker sector and other seaborne transportation sectors or related sectors;

•	locate and acquire suitable vessels;

•	identify and consummate acquisitions or joint ventures;

•	integrate any acquired business successfully with our existing operations;

•	our manager’s ability to hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	enhance our customer base; and

•	manage expansion.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. Furthermore, our current operating and financial systems may not be adequate if we implement a plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

Our flexible acquisition strategy entails certain risks and uncertainties associated with our opportunistic entry into ownership of a new class of vessels, and we cannot assure you that we will complete any such acquisition or manage such risks successfully.

We intend to expand our fleet into other seaborne transportation sectors depending on available opportunities, opportunistically considering further expansion into Suezmax crude oil tanker vessels as well as diversification into sectors related to seaborne transportation of goods or passengers, including recreational transportation. However, there can be no assurance that we will successfully identify any such opportunities in the future or complete any such acquisition in other sectors.

Our management team and CSI may not have experience in any other sector we enter and may not identify such opportunities or manage such expansion successfully.

A limited number of financial institutions hold our cash and their failure may adversely affect our business, results of operations and financial condition.

A limited number of financial institutions, including institutions located in Greece and the Netherlands, hold all of our cash. Our cash balances have been deposited from time to time with banks in Greece and the Netherlands. Our cash balances are not covered by insurance in the event of default by these financial institutions. Several banks, including Credit Suisse, have recently been subject to extraordinary resolution procedures or sale because of the risk of such a default. The occurrence of such a default could have a material adverse effect on our business, financial condition, results of operations and cash flows, and we may lose part or all of our cash that we deposit with such banks.

Delays or defaults by the shipyards in the construction of any newbuildings could increase our expenses and diminish our net income and cash flows.

As of the date of this registration statement, we do not have any contracts for newbuilding vessels. We may enter into contracts for newbuilding vessels in the future. Vessel construction projects are generally subject to risks of delay that are inherent in any large construction project, which may be caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and we may continue to incur costs and expenses related to delayed vessels, such as supervision expenses.

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Our ability to obtain additional debt financing may be dependent on our ability to charter our vessels, or vessels we may acquire, the performance of our charters and the creditworthiness of our charterers.

Our inability to re-charter our vessels, or vessels we may acquire, and the actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or maintain our existing fleet or may significantly increase our costs of obtaining such capital. Our inability to obtain financing, or receiving financing at a higher than anticipated cost, may materially affect our results of operation and our ability to implement our business strategy.

The industry for the operation of tanker vessels and the transportation of oil is highly competitive and we may not be able to compete for charters with new entrants or established companies with greater resources.

We will employ our tankers and any additional vessels we may acquire in a highly competitive market that is capital intensive and highly fragmented. The operation of tanker vessels and the transportation of cargoes shipped in these vessels, as well as the shipping industry in general, is extremely competitive. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker shipping companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than us.

We may be unable to attract and retain key management personnel and other employees in the international tanker shipping industry, which may negatively impact the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team. All of our executive officers are employees of Central Mare Inc., or Central Mare, a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder, and we will enter into agreements with Central Mare for the compensation of our executive officers and certain other employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.

The Fleet Manager is responsible for recruiting, mainly through a crewing agent, the senior officers and all other crew members for our vessels and all other vessels we may acquire. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.

If we expand our business, we will need to improve our operations and financial systems and staff; if we cannot improve these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate if we implement a plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees as we expand our fleet, our performance may be adversely affected.

A drop in spot charter rates may provide an incentive for some charterers to default on their charters, which could affect our cash flow and financial condition.

When we enter into a time charter or bareboat charter, rates under that charter are fixed throughout the term of the charter. If the spot charter rates in the tanker shipping industry become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our then existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels, or vessels we may acquire at lower charter rates, and as a result we could sustain significant losses which could have a material adverse effect on our cash flow and financial condition, which would affect our ability to meet our future loans or current leaseback obligations. If our future lenders choose to accelerate our indebtedness and foreclose their liens, or if the owners of our sold and leased back vessels or any leased vessels we may acquire choose to repossess vessels in our fleet as a result of a default under any SLBs, our ability to continue to conduct our business would be impaired.

An increase in operating costs could decrease earnings and available cash.

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Vessel operating costs include the costs of crew, fuel (for spot-chartered vessels), provisions, deck and engine spares and stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures, have been increasing. If any of our vessels or, vessels we may acquire, suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-docking repairs are unpredictable and can be substantial. Increases in any of these expenses could decrease our earnings and available cash.

Rising fuel prices may adversely affect our profits.

Fuel is a significant expense if vessels are under voyage charter or if consumed during ballast days. Moreover, the cost of fuel will affect the profit we can earn on the short-term or spot market. Upon redelivery of vessels at the end of a time charter, we may be obliged to repurchase the fuel on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the time charter period. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical events, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns, and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Inflation could adversely affect our operating results and financial condition.

Inflation could have an adverse impact on our operating results and subsequently on our financial condition both directly through the increase of various costs necessary for the operation of our vessels, and any vessels we may acquire in the future, such as crew, repairs and materials, and indirectly through its adverse impact on the world economy in terms of increasing interest rates and slowdown of global growth. If inflationary pressures intensify further, we may be unable to raise our charter rates enough to offset the increasing costs of our operations, which would decrease our profit margins. Inflation may also raise our costs of capital, which would result in the deterioration of our financial condition.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our vessels and any vessel we may acquire in the future age, operating and other costs will increase. In the case of bareboat charters, operating costs are borne by the bareboat charterer. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to our vessels, or vessels we may acquire and may restrict the type of activities in which our vessels, or vessels we may acquire may engage. As our fleet ages, market conditions might not justify those expenditures or enable us to operate our vessels, or vessels we may acquire profitably during the remainder of their useful lives.

Unless we set aside reserves or are able to borrow funds for vessel replacement, our revenue will decline at the end of a vessel’s useful life, which would adversely affect our business, results of operations and financial condition.

Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. We estimate that our vessels have a useful life of up to 25 years from the date of their initial delivery from the shipyard. In case we acquire secondhand vessels, they are depreciated from the date of their acquisition through their remaining estimated useful life. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels, or vessels we may acquire, to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations and financial condition will be materially and adversely affected.

Purchasing and operating secondhand vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

We may expand our fleet through the acquisition of secondhand vessels. While we rigorously inspect previously owned or secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels prior to purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Also, when purchasing previously owned vessels, we do not receive the benefit of warranties from the builders if the vessels we buy are older than one year. In general, the costs to maintain a vessel in good operating condition increase with the age and type of the vessel. In the case of chartered-in vessels, we run the same risks.

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Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels, or vessels we may acquire and may restrict the type of activities in which the vessels may engage. As our vessels, or vessels we may acquire age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may not have adequate insurance to compensate us if we lose any vessels that we acquire.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, fire, human error, war, terrorism, piracy, loss of life, contact with floating objects, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps.

We carry insurance for our vessels and intend to carry insurance for all vessels we acquire against those types of risks commonly insured against by vessel owners and operators. These insurances include hull and machinery insurance, protection and indemnity insurance (which includes environmental damage and pollution insurance coverage), freight demurrage and defense and war risk insurance. Reasonable insurance rates can best be obtained when the size and the age/trading profile of the fleet is attractive. As a result, rates become less competitive as a fleet downsizes.

We do not currently maintain strike or off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents except in cases of loss of hire up to a limited number of days due to war or a piracy event. Other events that may lead to off-hire periods include natural or man-made disasters that result in the closure of certain waterways and prevent vessels from entering or leaving certain ports. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business and our results of operations and operating cash flow.

Changes in the insurance markets attributable to the risk of terrorism in certain locations around the world could make it difficult for us to obtain certain types of coverage. In addition, the insurance that may be available to us may be significantly more expensive than our existing coverage.

We may not be adequately insured to cover losses against all risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or underinsured loss or liability could have a material adverse effect on our business, results of operations, cash flows, financial condition, and ability to pay dividends. It may also result in protracted legal litigation.

In the future, we may not be able to obtain adequate insurance coverage at reasonable rates for the vessels we acquire. The insurers may not pay particular claims. Our insurance policies also contain deductibles for which we will be responsible as well as limitations and exclusions that may increase our costs or lower our revenue.

We may be subject to increased premium payments, or calls, as we obtain some of our insurance through protection and indemnity associations.

We may be subject to increased premium payments, or calls, in amounts based on our claim records and the claim records of our Fleet Manager as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations and financial condition.

Increasing regulation as well as scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other evolving industry shareholder expectations and standards, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.

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We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of crude oil transportation in which we are presently engaged. If we do not meet these standards, our business and/or our ability to access capital could be harmed.

On March 6, 2024, the SEC adopted final rules to enhance and standardize climate-related and ESG-related disclosures by public companies and in public offerings. The final rules would have added extensive and prescriptive disclosure items requiring companies, including foreign private issuers, to disclose climate-related risks and certain emissions. Specifically, the rules would have required the inclusion of certain climate-related financial metrics in a note to companies’ audited financial statements. The rules were challenged in federal court before they became effective and, in April 2024, the SEC announced that it would voluntarily stay the effectiveness of the rules pending judicial review. On June 12, 2025, the SEC formally withdrew the rules. While the current SEC leadership determined to withdraw these rules, the SEC could again change its policy priorities, under a future presidential administration or otherwise, and may propose similar rules in the future.

Additionally, certain investors and lenders may exclude shipping companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors. These limitations in both the debt and equity capital markets may affect our ability to develop as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

Moreover, from time to time, we may incur additional costs, establish and publicly announce goals and commitments in respect of certain ESG items. While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters. If we fail to achieve or improperly report on our progress toward achieving our environmental goals and commitments, the resulting scrutiny from market participants or regulators could adversely affect our reputation and/or our access to capital.

A shift in consumer demand from crude oil towards other energy sources or changes to trade patterns for crude oil and refined petroleum products may have a material adverse effect on our business.

A significant portion of our earnings are related to the crude oil industry. A shift in the consumer demand from crude oil towards other energy resources such as wind energy, solar energy, hydrogen energy, or nuclear energy will potentially affect the demand for our vessels and any vessel we may acquire in the future. This could have a material adverse effect on our future performance, results of operations, cash flows, and financial position.

Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials, and seasonality. Changes to the trade patterns of crude oil and oil products may have a significant negative or positive impact on ton-miles and, therefore, the demand for our tanker vessels. This could have a material adverse effect on our future performance, results of operations, cash flows, and financial position.

Technological innovation and quality and efficiency requirements from our customers could reduce our charter hire income and the value of our vessels, or vessels we may acquire.

Our customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. Charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new vessels are built that are more efficient or more flexible or have longer physical lives than our vessels, or vessels we may acquire, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels, or vessels we may acquire, and the resale value of our vessels, or vessels we may acquire could significantly decrease which may have a material adverse effect on our future performance, results of operations, cash flows and financial position.

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Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics that is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees, and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition.

The smuggling of drugs or other contraband onto our vessels, or vessels we may acquire may lead to governmental claims against us.

Our vessels, or vessels we may acquire, may call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels, or vessels we may acquire, are found with contraband, whether inside or attached to the hull of our vessels and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, and financial condition, as well as our ability to pay dividends. Under some jurisdictions, vessels used for the conveyance of illegal drugs could result in forfeiture of the subject vessel to the government of such jurisdiction.

Maritime claimants could arrest our vessels, or vessels we may acquire, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of our vessels or vessels we acquire could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of any other vessels we may own.

Governments could requisition our vessels, or vessels we acquire, during a period of war or emergency, resulting in loss of earnings.

A government could requisition our vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment of such compensation is uncertain. Government requisition of our vessels or vessels we may acquire could negatively impact our revenues should we not receive adequate compensation.

U.S. federal tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Income derived from the performance of services does not constitute “passive income” for this purpose. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

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In general, income derived from the bareboat charter of a vessel should be treated as “passive income” for purposes of determining whether a foreign corporation is a PFIC, and such vessel should be treated as an asset which produces or is held for the production of “passive income.” On the other hand, income derived from the time charter of a vessel should not be treated as “passive income” for such purpose, but rather should be treated as services income; likewise, a time chartered vessel should generally not be treated as an asset which produces or is held for the production of “passive income.”

We believe that the Rubico Predecessor was not a PFIC for its 2024 taxable year and we do not expect to be treated as a PFIC in the current or subsequent taxable years. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute ‘‘passive income,’’ and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

Our U.S. shareholders may face adverse U.S. federal income tax consequences and certain information reporting obligations if we were treated as a PFIC. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—The QEF Election”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their Common Shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the Common Shares. See “Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we were treated as a PFIC.

We may be subject to U.S. federal income tax on our U.S. source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code.

We took the position for U.S. federal income tax reporting purposes that the Rubico Predecessor was not subject to U.S. federal income taxation for the 2022, 2023 and 2024 taxable years. However, there are factual circumstances beyond our control that could cause us to lose the benefit of the exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. Due to the factual nature of the issues involved, we may not qualify for exemption under Section 883 of the Code for 2025 or any future taxable year.

Changing laws and evolving reporting requirements could have an adverse effect on our business.

Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.

GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. Non-compliance with GDPR may expose entities to significant fines or other regulatory claims which could have an adverse effect on our business, and results of operations.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a publicly traded company, and we may experience increased costs after the Spin-Off.

Following the Spin-Off, we need to provide internally or obtain from unaffiliated third parties some of the services we received from the Parent. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from the Parent. We may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs. If we fail to obtain the services necessary to operate effectively or if we incur greater costs in obtaining these services, our business, financial condition and results of operations may be adversely affected.

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We have no operating history as a publicly traded company, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.

We derived the historical financial information included in this registration statement in part from the Parent’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as a separate publicly-traded company during the periods presented or those that we will achieve in the future. This is primarily because of the following factors:

•	Prior to the Spin-Off, we operated as part of the Parent’s broader corporate organization, and the Parent performed various corporate functions for us. Our historical financial information reflects allocations of corporate expenses from the Parent for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as a publicly traded company.

•	Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from the Parent, including changes in our cost structure, personnel needs, tax structure, financing and business operations. As part of Parent, we enjoyed certain benefits from the Parent’s operating diversity, size, borrowing leverage and available capital for investments, and we may lose these benefits after the Spin-Off. As a separate entity, we may be unable to purchase services and technologies or access capital markets on terms as favorable to us as those we obtained as part of the Parent prior to the Spin-Off.

Following the Spin-Off, we are responsible for the additional costs associated with being a publicly traded company, including costs related to corporate governance, investor and public relations and public reporting. In addition, certain costs incurred by the Parent, including executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology and other shared services, have historically been allocated to us by the Parent; but these allocations may not reflect the future level of these costs to us as we begin to provide these services ourselves. Therefore, our historical financial statements may not be indicative of our future performance as a separate publicly traded company. We cannot assure you that our operating results will continue at a similar level when we are a separate publicly traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Management’s Discussion and Analysis of Operating and Financing Review and Prospects” and our historical financial statements and the notes thereto included elsewhere in this registration statement.

We may not be able to access the credit and capital markets at the times and in the amounts needed on acceptable terms.

From time to time, we may need to access the capital markets to obtain long-term and short-term financing. We have not previously accessed the capital markets as a separate public company, and our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including our financial performance, our credit ratings or absence thereof, the liquidity of the overall capital markets and the state of the economy. We cannot assure you that we will have access to the capital markets at the times and in the amounts needed or on terms acceptable to us.

Risks Relating to our Relationship with our Fleet Manager and its Affiliates

We are dependent on our Fleet Manager, an affiliate of our significant shareholder, to perform the day-to-day management of our fleet.

Our executive management team is provided by Central Mare. We subcontract the day-to-day vessel management of our fleet, including crewing, maintenance and repair to our Fleet Manager. Furthermore, upon delivery of any vessels we may acquire, we expect to subcontract their day-to-day management to our Fleet Manager. Our Fleet Manager is a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder. We are dependent on our Fleet Manager for the technical and commercial operation of our fleet as well as for all accounting and reporting functions and the loss of our Fleet Manager’s services or its failure to perform obligations to us could materially and adversely affect the results of our operations. If our Fleet Manager suffers material damage to its reputation or relationships it may harm our ability to:

•	continue to operate our vessels, or vessels we may acquire and service our customers;
•	renew existing charters upon their expiration;
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our customers and suppliers; and
•	successfully execute our growth strategy.

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Our Fleet Manager is a privately held company and there may be limited or no publicly available information about it.

Our Fleet Manager is a privately held company. The ability of our Fleet Manager to provide services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair our Fleet Manager’s financial strength, and there may be limited publicly available information about its financial condition. As a result, an investor in our Common Shares might have little advance warning of problems affecting our Fleet Manager, even though these problems could have a material adverse effect on us.

Our Fleet Manager may have conflicts of interest between us and its other clients.

We subcontract the day-to-day vessel management of our fleet, including crewing, maintenance and repair to our Fleet Manager. Our Fleet Manager may provide similar services for vessels owned by other shipping companies, and it also may provide similar services to companies with which our Fleet Manager is affiliated, including the Parent. These responsibilities and relationships could create conflicts of interest between our Fleet Manager’s performance of its obligations to us, on the one hand, and our Fleet Manager’s performance of its obligations to its other clients, on the other hand. These conflicts may arise in connection with the crewing, supply provisioning and operations of the vessels in our fleet versus vessels owned by other clients of our Fleet Manager. In particular, our Fleet Manager may give preferential treatment to vessels owned by other clients whose arrangements provide for greater economic benefit to our Fleet Manager. These conflicts of interest may have an adverse effect on our results of operations.

Risks Relating to Our Common Shares and this Offering

A trading market that will provide you with adequate liquidity for our Common Shares may not develop. The price of our Common Shares may fluctuate significantly. Further, there is no guarantee of a continuing public market to resell our Common Shares.

Prior to the Spin-Off, there was no public market for our Common Shares. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your Common Shares at or above the initial trading price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Shares and limit the number of investors who are able to buy the Common Shares.

Further there is no guarantee that we will be able to maintain listing on Nasdaq for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our securities being delisted. We cannot assure you that any continuing public market to resell our Common Shares will be available.

We may rely in part on equity issuances, which will not require shareholder approval, to fund our growth, and such equity issuances could dilute your ownership interests and may depress the market price of our Common Shares.

We may issue additional Common Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

As part of our business strategy, we may rely in part on issuances of equity, warrants or preferred securities, which may carry voting rights and may be convertible or exercisable into Common Shares, to fund the growth of our fleet. We may issue such securities in private placements, including to related parties, or in registered offerings.

Our issuance of additional Common Shares, including upon conversion of convertible securities or exercise of warrants, or other equity securities of equal or senior rank, or with voting rights, may have the following effects:

•	Our existing common shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable per Common Share may decrease;

•	the relative voting strength of each previously outstanding Common Share may be diminished; and

•	the market price of our Common Shares may decline.

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The market price of our Common Shares may in the future be subject to significant fluctuations.

The market price of our Common Shares may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could in the future affect our stock price are:

•	variations in our results of operations;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	changes in earnings estimates or the publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	the thin trading market for our Common Shares, which makes it somewhat illiquid;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our Common Shares.

We may experience rapid and substantial share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups or rapid price declines, larger spreads in bid and ask prices, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any share price run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares. In addition, holders of our Common Shares may experience losses, which may be material, if the price of our Common Shares declines after this offering or if such investors purchase our Common Shares prior to any price decline.

Furthermore, if the trading volumes of our Common Shares are low, investors buying or selling in relatively small quantities may be able to easily influence the price of our Common Shares. Such low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in share price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares. As a result of this volatility, investors may experience losses on their investment in our Common Shares. A decline in the market price of our Common Shares also could adversely affect our ability to issue additional Common Shares or other securities and our ability to obtain additional financing in the future. Please also see “—Risks Relating to Our Common Shares and this Offering—The market price of our Common Shares may in the future be subject to significant fluctuations.”

A possible “short squeeze” due to a sudden increase in demand of our Common Shares that largely exceeds supply may lead to further price volatility in our Common Shares.

Investors may purchase our Common Shares to hedge existing exposure in our Common Shares or to speculate on the price of our Common Shares. Speculation on the price of our Common Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Common Shares for delivery to lenders of our Common Shares. Those repurchases may in turn, dramatically increase the price of our Common Shares until investors with short exposure are able to purchase additional Common Shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our Common Shares may rapidly decline. A short squeeze could lead to volatile price movements in our Common Shares that are not directly correlated to the performance or prospects of our company.

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As a newly incorporated company, we may not have the surplus or net profits required by law to pay dividends. The declaration and payment of dividends will always be subject to the discretion of our Board of Directors and will depend on a number of factors. Our Board of Directors may not declare dividends in the future.

The declaration, timing and amount of any dividend is subject to the discretion of our Board of Directors and will be dependent upon our earnings, financial condition, market prospects and our growth strategy, capital expenditure requirements, dividends to holders of our preferred shares, investment opportunities, restrictions in our financing arrangements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors.

In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of unanticipated off-hire days or loss of a vessel, or increased cash needs, or be subject to other circumstances in the future, including as a result of the risks described in this registration statement and any future reports we may file with the SEC, that could reduce or eliminate the amount of cash that we have available for distribution as dividends. Our growth strategy contemplates that we will finance the acquisition of additional vessels in part through raising equity capital. However, if external sources of funds on terms acceptable to us are limited, our Board of Directors may determine to finance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends. In addition, any credit facilities that we may enter into or the terms of preferred shares which we may issue in the future may include restrictions on our ability to pay dividends on our Common Shares. Further, under the terms of our current financing arrangements, and possibly any future financing arrangements, we will not be permitted to pay dividends that would result in an event of default or if an event of default has occurred and is continuing. As a result of these and other factors, we cannot assure you that our Board of Directors will declare dividend payments on our Common Shares in the future.

Further, Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. As a newly incorporated company, we may not have the required surplus or net profits to pay dividends, and we may be unable to pay dividends in any anticipated amount or at all.

Our significant shareholder has significant influence over us, and a trust established for the benefit of his family may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, and thereby to control the outcome of matters on which our shareholders are entitled to vote.

The Lax Trust, may be deemed to beneficially own, directly or indirectly, all of the 100,000 outstanding Series D Preferred Shares. Each Series D Preferred Share carries 1,000 votes.

By the Lax Trust’s beneficial ownership of 100% of our Series D Preferred Shares, the Lax Trust may be deemed to beneficially own 97.0% of our total voting power and to control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions.

In addition, 3 Sororibus Trust may be deemed to beneficially own 46.8% of our Common Shares, and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 7.0% of our Common Shares.

The Lax Trust together with the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 98.6% of our total voting power, and therefore to control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions.

In order to satisfy the minimum percentage of voting of Mr. Evangelos J. Pistiolis contained in the AVIC and Huarong SLBs as described below as well as any future such minimum voting rights financing agreement covenants, the voting rights per share of Series D Preferred Shares are adjusted such that during the term of any facility containing such a minimum voting percentage covenant, the combined voting power controlled by Mr. Evangelos J. Pistiolis or any related parties affiliated with Mr. Evangelos J. Pistiolis and the Lax Trust does not fall below a majority of our total voting power, irrespective of any new common or preferred share issuances. Both the number of the Series D Preferred Shares and the votes per Series D Preferred Share are not adjusted in case of splits, subdivisions, reverse stock splits or combinations of the Company’s outstanding shares.

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This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of Lax Trust, 3 Sororibus Trust, Mr. Evangelos J. Pistiolis or the family of Mr. Evangelos J. Pistiolis may conflict with our interests and the interests of our other holders of shares. Any such conflicts of interest could result in our entry into transactions on terms not determined by market forces. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with such concentrated shareholding. This concentration of ownership of our voting shares could adversely affect our business, financial condition and results of operations, and the trading price of our Common Shares.

We are a “foreign private issuer,” which could make our Common Shares less attractive to some investors or otherwise harm our stock price.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of Common Shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Securities and Exchange Commission, or the SEC. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies that are not foreign private issuers. These exemptions and scaled disclosure requirements are not related to our status as an emerging growth company and will continue to be available to us even if we no longer qualify as an emerging growth company but remain a foreign private issuer. These factors could make our Common Shares less attractive to some investors or otherwise harm our stock price.

We could lose our foreign private issuer status under U.S. securities laws. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We would then also be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may then also be required to modify certain of our policies to comply with good or required governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs.

We are a “controlled company” under Nasdaq corporate governance rules and we therefore are exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since the Lax Trust together with the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis beneficially own of a majority of the voting power of our issued and outstanding share capital, we qualify as a “controlled company” under the Nasdaq listing rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating and corporate governance committee comprised solely of independent directors.

We do not intend to rely on the “controlled company” exemption. Our status as a controlled company, however, could cause our Common Shares to appear less attractive to certain investors or otherwise harm our trading price.

Issuance of preferred shares, such as our Series D Preferred Shares and our Series A Participating Preferred Stock, may adversely affect the voting power of our common shareholders have a dilutive effect on them and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Common Shares.

Our Amended and Restated Articles of Incorporation currently authorize our Board of Directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders’ approval. Our Board of Directors has issued, and may in the future issue, preferred shares with voting rights superior to those of the Common Shares, such as the Series D Preferred Shares or the Series A Participating Preferred Stock, which could have a dilutive effect on our common shareholders. If our Board of Directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of Common Shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Common Shares and our shareholders' ability to realize any potential change of control premium.

We cannot predict the impact our multi-class capital structure may have on the market price or liquidity of our Common Shares.

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We cannot predict whether our multi-class capital structure will result in a lower or more volatile market price of our Common Shares or have other adverse consequences for our shareholders. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multi-class share structures in certain of their indices. Under such policies, our multi-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our Common Shares. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment in our Common Shares by many of these funds. Additionally, the holding of low-voting stock, such as our Common Shares, may not be permitted by the investment policies of certain institutional investors, or may be less attractive to other investors. As a result, the market price or liquidity of our Common Shares could be adversely affected.

Anti-takeover provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it difficult for our shareholders to replace or remove our current Board of Directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Common Shares.

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire our Company. However, these anti-takeover provisions could make it difficult for our shareholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that some shareholders may consider favorable.

These provisions:

•	authorize our Board of Directors to issue “blank check” preferred stock without shareholder approval, including preferred shares with superior voting rights, such as the Series D Preferred Shares;

•	provide for a classified Board of Directors with staggered, three-year terms;

•	permit the removal of any director only for cause;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at meetings of shareholders.

In addition, in connection with the Spin-Off we entered into a Shareholders’ Rights Agreement, or the Rights Agreement pursuant to which our Board of Directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our Board of Directors.

These anti-takeover provisions including provisions of our Rights Agreement, could substantially impede the ability of our shareholders to impose a change in control and, as a result, may adversely affect the market price of our Common Shares and your ability to realize any potential change of control premium.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. While we have elected to take advantage of some of the reduced reporting obligations, we are choosing to “opt-out” of the extended transition period relating to the exemption from new or revised financial accounting standards. We cannot predict if investors will find our Common Shares less attractive because we may rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

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We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

As a Marshall Islands corporation with principal executive offices in Greece and subsidiaries in the Marshall Islands, our operations may be subject to economic substance requirements.

The Council of the European Union, or the Council, routinely publishes a list of “non-cooperative jurisdictions” for tax purposes, which includes countries that the Council believes need to improve their legal framework and to work towards compliance with international standards in taxation. In February 2023, the Republic of the Marshall Islands, among others, was placed by the EU on the list of non-cooperative jurisdictions for lacking in the enforcement of economic substance requirements and was subsequently removed from such list in October 2023. EU member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including increased monitoring and audits, withholding taxes, and non-deductibility of costs, and although we are not currently aware of any such measures being adopted, they can be adopted by one or more EU members states in the future. The European Commission has stated it will continue to support member states’ efforts to develop a more coordinated approach to sanctions for the listed countries. EU legislation prohibits certain EU funds from being channeled or transited through entities in non-cooperative jurisdictions.

We are a Marshall Islands corporation with principal executive offices in Greece. The Marshall Islands has enacted economic substance regulations with which we may be obligated to comply. Those regulations require certain entities that are not otherwise tax resident elsewhere that carry out particular activities to comply with an economic substance test whereby the entity must show that it (i) is directed and managed in the Marshall Islands in relation to that relevant activity, (ii) carries out core income-generating activity in relation to that relevant activity in the Marshall Islands (although it is being understood and acknowledged by the regulators that income-generating activities for shipping companies will generally occur in international waters), and (iii) having regard to the level of relevant activity carried out in the Marshall Islands, has (a) an adequate amount of expenditures in the Marshall Islands, (b) adequate physical presence in the Marshall Islands, and (c) an adequate number of qualified employees in the Marshall Islands.

If we fail to comply with our obligations under this legislation or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials or with respect to the Marshall Islands economic substance requirements, revocation of the formation documents and dissolution of the applicable non-compliant Marshall Islands entity or struck from the register of companies in related jurisdictions. Any of the foregoing could be disruptive to our business and could have a material adverse effect on our business, financial conditions, and operating results. Accordingly, any implementation of, or changes to, any of the economic substance regulations that impact us could increase the complexity and costs of carrying on business in these jurisdictions, and thus could adversely affect our business, financial condition or results of operations.

We do not know what actions the Marshall Islands may take, if any, to remove itself from the list of “non-cooperative jurisdictions” if it should be placed back on the list; how quickly the EU would react to any changes in regulations of the Marshall Islands; or how EU banks or other counterparties will react while we or our subsidiaries remain as entities organized and existing under the laws of the Marshall Islands during a period if the Marshall Islands is again placed on the list of “non-cooperative jurisdictions.” The effect of the EU list of non-cooperative jurisdictions, and any noncompliance by us with legislation or regulations adopted by the Marshall Islands to achieve removal from the list, could have a material adverse effect on our business, financial conditions and operating results.

It may not be possible for investors to serve process on or enforce U.S. judgments against us.

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We and our subsidiaries are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, all of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

Our Amended and Restated Articles of Incorporation include forum selection provisions for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Amended and Restated Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, (A) to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, as applicable, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable, and after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with such laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may increase the costs associated with such lawsuits, which may discourage lawsuits with respect to such claims. Please also see below, “—We may not achieve the intended benefits of having forum selection provision if they are found to be unenforceable.”

We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder.

Our Amended and Restated Articles of Incorporation include a forum selection clause which provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including, among others, any derivative action or proceeding brought on behalf of the Company, and that, subject to the foregoing, the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or Exchange Act, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our Amended and Restated Articles of Incorporation to be inapplicable or unenforceable (in whole or in part) in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims. Accordingly, the applicability of the provisions of our Amended and Restated Articles of Incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs with resolving such action in other jurisdictions, or otherwise not receive the benefits that we expect our forum selection provisions to provide, which could adversely affect our business, financial condition and results of operations.

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We may fail to meet the continued listing requirements of Nasdaq, which could cause our Common Shares to be delisted.

There can be no assurance that we will remain in compliance with Nasdaq’s listing qualification rules, or that our Common Shares will not be delisted, which could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Shares.

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FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	our ability to maintain or develop new and existing customer relationships with major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels and those we may acquire in the future;

•	our future operating and financial results;

•	our future vessel acquisitions, our business strategy and expected and unexpected capital spending or operating expenses, including any dry-docking, crewing, bunker costs and insurance costs;

•	our financial condition and liquidity, including our ability to pay amounts that we owe and to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	oil tanker industry trends, including fluctuations in charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we may acquire or order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	our dependence on our Parent and our fleet manager to operate our business;

•	the aging of our vessels, and those we may acquire in the future, and resultant increases in operation and dry-docking costs;

•	the ability of our vessels, and any vessels we may acquire in the future, to pass classification inspections and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, and any vessels we may acquire in the future, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;

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•	our ability to maintain the listing of our Common Shares on Nasdaq or another trading market;

•	our ability to comply with additional costs and risks related to our environmental, social and governance policies;

•	potential liability from litigation and our vessel operations, including purported discharge of pollutants;

•	changes in general economic and business conditions;

•	general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, including “trade wars,” piracy, acts by terrorists or other hostilities or conflicts, including the war in Ukraine, the war between Israel and Hamas or the Houthi crisis in and around the Red Sea;

•	changes in production of or demand for oil, either globally or in particular regions;

•	the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values;

•	potential liability from future litigation and potential costs due to our vessel operations, and the operation of any vessels we may acquire in the future, including due to any environmental damage and vessel collisions;

•	the length and severity of public health threats, epidemics and pandemics and other disease outbreaks and their impact on the demand for commercial seaborne transportation and the condition of the financial markets and governmental responses thereto; and

•	other factors discussed in the “Risk Factors” section of this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

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USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares offered hereby.

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SELLING SHAREHOLDERS

In accordance with the terms of the Purchase Agreement, this prospectus generally covers the resale of the shares of Common Shares issued in the Private Placement. Information with respect to beneficial ownership has been furnished by the Selling Shareholders and we have not sought to verify such information. Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person beneficially owns any common shares of capital stock as to which the person has or shares voting or investment power (including the power to dispose of such shares). This information does not necessarily indicate beneficial ownership for any other purpose. The calculation of percentage of beneficial ownership is based on 3,132,337 common shares issued and outstanding as of the date of this prospectus.

The following table sets forth information with respect to the Selling Shareholders and Common Shares beneficially owned by the Selling Shareholders that may be offered from time to time pursuant to this prospectus. The Selling Shareholders may offer all, some or none of their common shares. See “Plan of Distribution.”

The Selling Shareholders listed in the table below acquired the Common Shares covered by this prospectus in the Private Placement or in a subsequent assignment of rights under the Purchase Agreement in a transaction exempt from the registration requirements of the Securities Act. Because the Selling Shareholders may sell, transfer or otherwise dispose of all, some or none of the Common Shares covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the Selling Shareholders, or the amount or percentage of Common Shares that will be held by the Selling Shareholders upon termination of any particular offering.

When we refer to the Selling Shareholders in this prospectus, we mean the entities and natural persons listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest. The Selling Shareholders may elect to make pro rata in-kind distributions of the Common Shares to their members, partners or shareholders.

			Percentage of Common Shares
			Beneficially Owned
Name of Selling Shareholder	Number of Common Shares Beneficially Owned	Maximum Number of Common shares That May Be Offered By This Prospectus	Before Offering		If Maximum Number of Shares Offered are Sold
Anson Investments Master Fund LP(1)	2,500	2,500	*	%	*	%
CVI Investments, Inc. (2)	2,500	2,500	*	%	*	%
Hudson Bay Master Fund Ltd. (3)	2,500	2,500	*	%	*	%
Intracoastal Capital LLC (4)	2,500	2,500	*	%	*	%
L1 Capital Global Opportunities Master Fund (5)	2,500	2,500	*	%	*	%
Sabby Volatility Warrant Master Fund, Ltd. (6)	46,970	2,500	1.5%		1.42%
Georgios Kanellopoulos	52,750	52,750	1.68%		*	%
Loucas Ellinas	1,750	1,750	-%		*	%
Stamatis Tsantanis	4,000	4,000	-%		*	%
Antonescu Florian	250	250	*	%	*	%
Antonescu Iosif	250	250	*	%	*	%
Antonescu Aurelia	250	250	*	%	*	%
Popescu Elena Claudia	250	250	*	%	*	%
Pirlitu Florentina	250	250	*	%	*	%
Pauna George Alin	250	250	*	%	*	%

* Less than 1 percent (1%).

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1.	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
2.	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.
3.	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
4.	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.
5.	David Feldman and Joel Arber hold voting and dispositive power over the reported securities held by L1 Capital Global Opportunities Master Fund. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085 Grand Cayman KY1-1001, Cayman Islands.
6.	The business address of Sabby Volatility Warrant Master Fund, Ltd. Is Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209 Cayman Islands. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

The Selling Shareholders of the securities and any of their pledgees, assignees or successors-in-interest may, from time to time, sell any or all of its securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Shareholders;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incident to the registration of the Common Shares to be offered and sold pursuant to this prospectus by the Selling Shareholders. The Company has also agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Shares each is selling in such offering.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be incompliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of December 31, 2024:

1.	on an actual basis;

2.	on an adjusted basis to give effect to our issuance of 3,132,337 Common Shares, par value $0.01 per share and 100,000 Series D Preferred Shares (see “Description of Capital Stock—Preferred Shares”) in conjunction with the Spin-Off distribution and 75,000 Common Shares at a purchase price of $20.00 per Common Shares, for aggregate gross proceeds of $1.5 million in the Private Placement and to give effect to $2.9 million of scheduled debt repayments under the AVIC and Huarong SLB facilities paid by the Rubico Predecessor from December 31, 2024 to the date of this registration statement.

Except as set forth above, there have been no significant changes to our capitalization since December 31, 2024. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders, and accordingly, our total capitalization will not be impacted by such proceeds received by the Selling Shareholders. The expenses related to this offering that will be paid by the Company are not expected to be material to the Company.

Based on our audited carve-out financial statements of the Rubico Predecessor: (Expressed in thousands of U.S. Dollars, except number of shares and per share data)	Actual	As Adjusted
Debt:(1) (2)
Current portion of long-term debt	4,221	4,221
Non-current portion of long-term debt	71,580	68,647
Total debt	75,801	72,868
Parent company equity (3)
Net parent investment	3,066	-
Common shares	-	31
Series D preferred shares	-	1
Retained Earnings	31,049
Additional paid-in capital	-	35,583
Total Parent company equity	34,115	35,615
Total capitalization	109,916	108,483

___________________

(1)	Our indebtedness (both current and non-current portions) is secured by titles on our vessels and is guaranteed by the Parent.
(2)	The capitalization table does not take into account any amortization of deferred finance fees incurred after December 31, 2024.
(3)	In connection with the Spin-Off, the Parent contributed the Rubico Predecessor to us as a capital contribution in exchange for 3,057,337 newly issued Common Shares, par value $0.01 per share, including the related preferred stock purchase rights (and assuming the cancellation of our existing outstanding Common Shares that are held by the Parent), and 100,000 newly issued Series D Preferred Shares, as further described under “Our Company” and “Description of Capital Stock.”

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DIVIDEND POLICY

The declaration, timing and amount of any dividend is subject to the discretion of our Board of Directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, dividends to holders of our preferred shares, investment opportunities, restrictions in our financing arrangements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our Board of Directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of unanticipated off-hire days or loss of a vessel, or increased cash needs, or be subject to other circumstances in the future, including as a result of the risks described in this registration statement and any future reports we may file with the SEC, that could reduce or eliminate the amount of cash that we have available for distribution as dividends. Our growth strategy contemplates that we will finance the acquisition of additional vessels in part through raising equity capital. However, if external sources of funds on terms acceptable to us are limited, our Board of Directors may determine to finance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends. In addition, any credit facilities that we may enter into or the terms of preferred shares which we may issue in the future may include restrictions on our ability to pay dividends on our Common Shares. Further, under the terms of our current financing arrangements, and possibly any future financing arrangements, we will not be permitted to pay dividends that would result in an event of default or if an event of default has occurred and is continuing. As a result of these and other factors, we cannot assure you that our Board of Directors will declare dividend payments on our Common Shares in the future.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow.

Further, Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. As a newly incorporated company, we may not have the required surplus or net profits to pay dividends, and we may be unable to pay dividends in any anticipated amount or at all.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included herein. Those financial statements have been prepared in accordance with U.S. GAAP and, among other things, include more detailed information regarding the basis of presentation for the following information.

Factors Affecting our Results of Operations

We believe that the important measures for analyzing trends in the results of our operations consist of the following:

Calendar days. We define calendar days as the total number of days the vessels were in our possession for the relevant period. Calendar days are an indicator of the size of our fleet during the relevant period and affect both the amount of revenues and expenses that we record during that period.

Available days. We define available days as the number of calendar days less the aggregate number of days that our vessels are off-hire due to scheduled repairs, or scheduled guarantee inspections in the case of new buildings, vessel upgrades or special or intermediate surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues. Our calculation of Available Days may not be comparable to that reported by other companies due to differences in methods of calculation.

Operating days. We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen technical circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period that our vessels actually generate revenues. Our calculation of Operating Days may not be comparable to that reported by other companies due to differences in methods of calculation.

Fleet utilization. We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or scheduled guarantee inspections in the case of new buildings, vessel upgrades, special or intermediate surveys and vessel positioning. We believe monitoring Fleet utilization assists management in making decisions regarding areas where we may be able to improve efficiency and increase revenue and as such provides useful information to investors regarding the efficiency of our operations.

TCE Revenues / TCE Rates. We define TCE revenues as revenues minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that presenting revenues net of voyage expenses neutralizes the variability created by unique costs associated with particular voyages or the deployment of vessels on the spot market and facilitates comparisons between periods on a consistent basis. We calculate daily TCE rates by dividing TCE revenues by operating days for the relevant time period. TCE revenues include demurrage revenue, which represents fees charged to charterers associated with our spot market voyages when the charterer exceeds the agreed upon time required to load or discharge a cargo. Our calculation of TCE may not be similar to other method of calculation of other companies.

In the shipping industry, economic decisions are based on vessels’ deployment upon anticipated TCE rates, and industry analysts typically measure shipping freight rates in terms of TCE rates. This is because under time-charter and bareboat contracts the customer usually pays the voyage expenses, while under voyage charters the ship-owner usually pays the voyage expenses, which typically are added to the hire rate at an approximate cost. Consistent with industry practice, we use TCE rates because it provides a means of comparison between different types of vessel employment and, therefore, assists our decision-making process.

In evaluating our financial condition, we focus on the below measures to assess our historical operating performance and we use future estimates of the same measures to assess our future financial performance. In assessing the future performance of our fleet, the greatest uncertainty relates to future charter rates at the expiration of a vessel’s present period employment, whether under a time charter or a bareboat charter. Decisions about future purchases and sales of vessels are based on the availability of excess internal funds, the availability of financing and the financial and operational evaluation of such actions and depend on the overall state of the shipping market and the availability of relevant purchase candidates.

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Time Charter Revenues

Our time charter revenues are driven primarily by the number and size of vessels in our fleet, the number of operating days during which our vessels generate revenues and the amount of daily charterhire that our vessels earn under charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in dry-dock undergoing repairs, maintenance and upgrade work, the duration of the charter, the age, condition and specifications of our vessels, levels of supply and demand in the global transportation market for oil and other factors affecting spot market charter rates such as vessel supply and demand imbalances.

Vessels operating on period charters, time charters or bareboat charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the short-term, or spot, charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market, either directly or through a pool arrangement, could generate revenues that are less predictable, but could enable us to capture increased profit margins during periods of improvements in charter rates, although we could be exposed to the risk of declining charter rates, which could have a materially adverse impact on our financial performance. If we employ vessels on period charters, future spot market rates may be higher or lower than the rates at which we have employed our vessels on period time charters.

Under a time charter, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, and we also pay commissions to CSI, one or more unaffiliated ship brokers and charterer to in-house brokers associated with the charterer for the arrangement of the relevant charter.

Under a bareboat charter, the vessel is chartered for a stipulated period of time, which gives the charterer possession and control of the vessel, including the right to appoint the master and the crew. Under bareboat charters, all voyage and operating costs are paid by the charterer.

As of the date of this registration statement, we have not bareboat chartered-in any vessels. We may in the future operate vessels in the spot market until the vessels have been chartered under appropriate medium to long-term charters.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and value added tax, or VAT, and other miscellaneous expenses. We analyze vessel operating expenses on a U.S. dollar per day basis. Additionally, vessel operating expenses can fluctuate due to factors beyond our control, such as unplanned repairs and maintenance attributable to damages or regulatory compliance and factors which may affect the shipping industry in general, such as developments relating to insurance premiums, or developments relating to the availability of crew.

Voyage Expenses

Voyage expenses primarily consist of port charges, including canal dues, bunkers (fuel costs) and commissions. All these expenses, except commissions, are paid by the charterer under a time charter or bareboat charter contract. The amount of voyage expenses are primarily driven by the routes that the vessels travel, the amount of ports called on, the canals crossed and the price of bunker fuels paid.

Dry-docking Costs

Dry-docking costs relate to regularly scheduled intermediate survey or special survey dry-docking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Dry-docking costs can vary according to the age of the vessel, the location where the dry-dock takes place, shipyard availability, local availability of manpower and material, and the billing currency of the yard. Please see “Note 2 “Significant Accounting Policies and Recent Accounting Pronouncements.” In the case of tankers, dry-docking costs may also be affected by new rules and regulations. For further information please see “Business— Environmental and Other Regulations.”

Management Fees—Related Party

As from May 28, 2020, the Athenean Rubico Predecessor and Roman Rubico Predecessor, our vessel owning subsidiaries, have outsourced to CSI, a related party controlled by the family of Mr. Evangelos J. Pistiolis, all operational, technical and commercial functions relating to the chartering and operation of M/T’s Eco Malibu and Eco West Coast. For further information, please see “Certain Relationships and Related Party Transactions.”

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General and Administrative Expenses

General and administrative expenses represent an allocation of the expenses incurred by our Parent based on the number of calendar days of our vessels to total calendar days of the Parent’s fleet. These expenses consisted mainly of executive compensation (including bonuses), professional fees, utilities and directors' liability insurance.

Inflation

Although inflation has had a moderate impact on our vessel operating expenses and corporate overheads, management does not consider inflation to be a significant risk to direct costs in the current and foreseeable economic environment. It is anticipated that insurance costs, which have risen over the last three years, may well continue to rise over the next few years. Oil transportation is a specialized area and the number of vessels is increasing. There will therefore be an increased demand for qualified crew and this has and will continue to put inflationary pressure on crew costs. However, in a shipping downturn, costs subject to inflation can usually be controlled because shipping companies typically monitor costs to preserve liquidity and encourage suppliers and service providers to lower rates and prices in the event of a downturn.

Interest and Finance Costs

We incur interest expense on outstanding indebtedness under our financing facilities, which we include in interest and finance costs. We also incur finance costs in establishing those facilities which are deferred and amortized over the period of the respective facility. The amortization of the finance costs is presented in interest and finance costs.

Main components of managing our business and main drivers of profitability

The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels requires the following main components:

•	management of our financial resources, including banking relationships, i.e., administration of bank loans, sale and leasebacks and bank accounts;
•	management of our accounting system and records and financial reporting;
•	administration of the legal and regulatory requirements affecting our business and assets; and
•	management of the relationships with our service providers and customers.

The principal factors that affect our profitability, cash flows and shareholders’ return on investment include:

•	charter rates and periods of charter hire for our tankers;
•	utilization of our tankers (earnings efficiency);
•	levels of our tankers operating expenses and dry-docking costs;
•	depreciation and amortization expenses;
•	financing costs; and
•	fluctuations in foreign exchange rates.

Year ended December 31, 2022 compared with year ended December 31, 2023
(Expressed in thousands of U.S. Dollars)	Year Ended December 31,		change YE22 v YE23
	2022	2023	$	%
Revenues	24,784	24,478	(306)	-1%
EXPENSES:
Voyage expenses	508	508	-	0%
Vessel operating expenses	4,901	4,816	(85)	-2%
Vessel depreciation	4,480	4,480	-	0%
Management fees-related parties	528	550	22	4%
General and administrative expenses	394	1,688	1,294	328%
Operating income	13,973	12,436	(1,537)	-11%

OTHER EXPENSES:
Interest and finance costs	(3,312)	(5,867)	(2,555)	77%
Interest income	-	62	62	100%
Total other expenses, net	(3,312)	(5,805)	(2,493)	75%

Net Income	10,661	6,631	(4,030)	-38%

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Year on Year Comparison of Operating Results

During the year ended December 31, 2023, revenues, voyage expenses, vessel operating expenses, vessel depreciation and management fees-related parties remained approximately on the same levels as the vessels remained on the same time-charters and their utilization didn’t vary between the years.

General and administrative expenses

During the year ended December 31, 2023, our general and administrative expenses increased by $1.3 million, or 328%, compared to the year ended December 31, 2022, due to the allocation of $1.3 million of bonuses to the Parent’s CEO declared in 2023 (with no bonuses being declared in 2022).

Interest and Finance Costs

During the year ended December 31, 2023, interest and finance costs increased by $2.6 million, or 77%, compared to the same period in 2022 mainly due to:

•	a $2.0 million increase in interest costs mainly due to the increase in the variable interest rate of our credit facilities (LIBOR and SOFR) which increased from 4.22% in January 2023 to 5.37% in December 2023, while LIBOR ranged from 0.10% in January 2022 to 4.22% in December 2022;

•	an increase of $0.6 million in amortization of deferred financing fees due to the acceleration of the amortization of deferred financing fees relating to the prepayment of the ABN and the Alpha Bank facilities (see “—Liquidity and Capital Resources—Debt Facilities—Prepayments of senior secured loans)”.

	Year Ended December 31,		change YE23 v YE24
	2023	2024	$	%
Revenues	24,478	24,205	(273)	-1%

EXPENSES:
Voyage expenses	508	495	(13)	-3%
Vessel operating expenses	4,816	4,655	(161)	-3%
Vessel depreciation	4,480	4,181	(299)	-7%
Management fees-related party	550	567	17	3%
General and administrative expenses	1,688	1,887	199	12%
Operating income	12,436	12,420	(16)	0%

OTHER EXPENSES:
Interest and finance costs	(5,867)	(6,501)	(634)	11%
Interest income	62	25	(37)	-60%
Total other expenses, net	(5,805)	(6,476)	(671)	12%

Net Income	6,631	5,944	(687)	-10%

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Year on Year Comparison of Operating Results

During the year ended December 31, 2024, revenues, voyage expenses, vessel operating expenses and management fees-related parties remained approximately on the same levels as the vessels remained on the same time-charters and their utilization didn’t vary between the years.

General and administrative expenses

During the year ended December 31, 2024, our general and administrative expenses increased by $0.2 million, or 12%, compared to the year ended December 31, 2023, mainly due to an increase of $0.2 million of bonuses allocated to us from the Parent compared to the same period in 2023.

Vessel depreciation

During the year ended December 31, 2024, Vessel depreciation decreased by $0.3 million, or 7%, compared to the same period in 2023, due to the fact that effective January 1, 2024, we revised our scrap rate estimate from $300 to $430 per lightweight ton, a fact that increased the residual value per vessel by $3.2 million leading to a corresponding decrease in depreciable value over the average remaining 21.3 years of useful life of the vessels).

Interest and finance costs

During the year ended December 31, 2024, Interest and finance costs increased by $0.6 million, or 11%, compared to the same period in 2023, mainly due to an increase of $1.1 million in interest expense (mainly due to the refinancing of all our vessels in December 2023 that resulted in an aggregate increase of debt outstanding of $20.9 million, at the time of refinancing) offset by a decrease in amortization of finance charges of $0.5 million (mainly due to the acceleration of finance charges of $0.6 million of the ABN and Alpha Bank facilities in December 2023 due to their refinancing, please see “—Debt Facilities” below).

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;

•	exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the closing of this offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Liquidity and Capital Resources

Since our formation, our principal sources of funds have been funds in the form of equity or working capital provided by our Parent, operating cash flow and long-term borrowing. Our principal use of funds has been capital expenditures to build our vessels, maintain the quality of our vessels, comply with international shipping standards and environmental laws and regulations and fund working capital requirements.

Our business is capital intensive and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer vessels and the selective sale of older vessels. Future acquisitions are subject to management’s expectation of future market conditions, our ability to acquire vessels on favorable terms and our liquidity and capital resources.

As of December 31, 2023, we had an indebtedness of $80.0 million, which after excluding unamortized financing fees amounts to a total indebtedness of $81.8 million. As of December 31, 2023, our cash and cash equivalent balances amounted to $3.8 million, held in U.S. Dollar accounts, $1.0 million of which are classified as restricted cash.

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As of December 31, 2024, we had an indebtedness of $75.8 million, which after excluding unamortized financing fees amounts to a total indebtedness of $77.4 million. As of December 31, 2024, our cash and cash equivalent balances amounted to $2.2 million, held in U.S. Dollar accounts, $1.0 million of which are classified as restricted cash.

As of the date of this registration statement we have no contractual commitments for the acquisition of any vessel or for any material capital expenditures with respect to our existing vessels in the twelve-month period following the end of the period covered by our financial statements. See “—Debt Facilities” below for a description of amortization payments due under our financing agreements. Our cash flow projections indicate that cash on hand and cash to be provided by operating activities as well as net proceeds from the Private Placement will be sufficient to cover the liquidity needs that become due in the twelve-month period following the end of the period covered by our financial statements.

Working Capital Requirements and Sources of Capital

As of December 31, 2024, we had a working capital deficit (current assets less current liabilities) of $5.6 million, which includes an amount of $2.2 of unearned revenue. This amount represents current liabilities that do not require future cash settlement. For the year ended December 31, 2024 we realized a net income of $5.9 million and generated cash flow from operations of $10.5 million. In our opinion we will be able to finance our working capital deficit and our obligations as they come due in the twelve-month period ending one year after December 31, 2024.

Our operating cash flow, for the remainder of 2024 provided that SOFR expectations for 2024 remain as they are as of the date of this registration statement, is expected to slightly increase when compared to the same period in 2023, since all our vessels have financing facilities with fluctuating interest rates, leading to a decrease in interest costs (please see “—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk”).

Cash Flow Information

Cash and cash equivalents and restricted cash were $3.4 million, $3.8 and $2.2 million as of December 31, 2022, 2023 and 2024, respectively.

Net Cash from Operating Activities.

Net cash provided by operating activities decreased by $1.3 million, or 11%, in the year ended December 31, 2024 to $10.5 million, compared to $11.8 million in the year ended December 31, 2023.

Net cash provided by operating activities decreased by $3.7 million, or 24%, in the year ended December 31, 2023 to $11.8 million, compared to $15.5 million in the year ended December 31, 2022.

Net cash provided by operating activities increased by $2.2 million, or 17%, for 2022 to $15.5 million, compared to $13.3 million for 2021.

Adjustments to reconcile net income to net cash provided by operating activities for the year ended December 31, 2024 totaled $4.6 million. This consisted mainly of $4.2 million of depreciation expenses and $0.2 million of amortization of deferred financing costs. The cash inflow from operations was increased by a $0.7 million increase in current liabilities and offset by a $0.5 million increase in current assets.

Adjustments to reconcile net income to net cash provided by operating activities for the year ended December 31, 2023 totaled $5.2 million. This consisted mainly of $4.5 million of depreciation expenses and $0.7 million of amortization of deferred financing costs.

Adjustments to reconcile net income to net cash provided by operating activities for the year ended December 31, 2022 totaled $4.7 million. This consisted mainly of $4.5 million of depreciation expenses and $0.2 million of amortization of deferred financing costs. The cash inflow from operations was increased by a $0.2 million increase in current liabilities.

Net Cash from Investing Activities.

There was no net cash used in or provided by investing activities in the years ended December 31, 2023 and 2024.

Net cash used in investing activities in the year ended December 31, 2022 was $0.1 million that comprised of advances for vessels under construction of 2021, paid in 2022.

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Net Cash from Financing Activities.

Net cash used in financing activities in the period ended December 31, 2024 was $12.1 million, consisting of $7.6 million of principal payments of long-term debt, $4.4 million of net advances to the parent and $0.1 million payments of financing costs.

Net cash used in financing activities in the year ended December 31, 2023 was $11.5 million, consisting of $82.0 million of proceeds from long term debt, offset by $61.2 million of long-term debt prepayments, $25.6 million of advances to the parent, $5.0 million of principal payments of long-term debt and $1.7 million payments of financing costs.

Net cash used in financing activities in the year ended December 31, 2022 was $15.9 million, consisting of $10.5 million payments to the parent and $5.4 million of principal payments of long-term debt.

Debt Facilities

Prepayments of senior secured loans

ABN Facility

On March 18, 2021, we entered into a credit facility with ABN AMRO for $36.8 million for the financing of the vessel M/T Eco West Coast. This facility was drawn down in full. The credit facility was repayable in 24 consecutive quarterly installments of $0.61 million commencing in June 2021, plus a balloon installment of $22.0 million payable together with the last installment.

The facility bore interest at LIBOR plus a margin of 2.50%. From June 23, 2023, ABN Amro switched the facility’s variable rate from LIBOR to Compounded SOFR. On December 14, 2023, this facility was fully prepaid using part of the proceeds from the AVIC SLB (see “—New Financings Committed under Sale and Leaseback Agreements—AVIC SLB”).

Alpha Bank Facility

On May 6, 2021, we entered into a credit facility with Alpha Bank for $38.0 million for the financing of the vessel M/T Eco Malibu. This facility was drawn down in full. The credit facility was repayable in 12 consecutive quarterly installments of $0.75 million and 12 consecutive quarterly installments of $0.63 million, commencing three months from draw down, and a balloon payment of $21.5 million payable together with the last installment. The facility bore interest at LIBOR plus a margin of 3.00%. From June 9, 2023, Alpha Bank switched the facility’s variable rate from LIBOR to Term SOFR. On December 21, 2023, this facility was fully prepaid through part of the proceeds from the Huarong SLB (see “—New Financings Committed under Sale and Leaseback Agreements—Huarong SLB”).

New Financings Committed under Sale and Leaseback Agreements

AVIC SLB

On December 14, 2023 we consummated an SLB with AVIC in the amount of $41.0 million, for the purpose of refinancing the indebtedness secured over the M/T Eco West Coast. We bareboat chartered back the vessel for a period of ten years at bareboat hire rates comprising of 120 consecutive monthly installments of $0.18 million and a balloon payment of $19.0 million payable together with the last installment, plus interest based on Term SOFR plus 2.65% per annum. As part of this transaction, we have continuous options to buy back the vessel at purchase prices stipulated in the bareboat agreement depending on when the option will be exercised. At the end of the ten-year period, we have an obligation to buy back the vessel at a cost represented by the balloon payment.

Huarong SLB

On December 20, 2023, we consummated an SLB with Huarong in the amount of $41.0 million, for the purpose of refinancing the indebtedness secured over the M/T Eco Malibu. We bareboat chartered back the vessel for a period of ten years at bareboat hire rates comprising of 120 consecutive monthly installments of $0.18 million and a balloon payment of $19.0 million payable together with the last installment, plus interest based on Term SOFR plus 2.50% per annum. As part of this transaction, we have continuous options to buy back the vessel at purchase prices stipulated in the bareboat agreement depending on when the option will be exercised. At the end of the ten-year period, we have an obligation to buy back the vessel at a cost represented by the balloon payment.

We expect to enter into amendments to the AVIC and Huarong SLBs with the lenders pursuant to which we together with the Parent will become joint guarantors of the SLBs prior to the Spin-Off. As of the date of this registration statement both we and our Parent are in compliance with all covenants in the AVIC and Huarong SLBs.

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We also expect to provide a corporate guarantee to China Merchants Bank Financial Leasing Co. Ltd. (“CMBFL”) upon completion of the Spin-Off. CMBFL is the financier of three of our Parent’s vessels and, as of the date of this registration statement, their aggregate outstanding loan balance to the Parent is $145.8 million.

Trend Information

Our results of operations depend primarily on the charter rates earned by our vessels. Over the course of 2024, the BDTI reached a high of 1,552 and a low of 860. Historically and even more so since the start of the financial crisis in 2008 the performance of the BDTI has been characterized by high volatility. Although the BDTI was 1,013 as of August 11, 2025, there can be no assurance that the tanker charter market will continue to increase, and the market could again decline.

Meanwhile, the war in Ukraine has amplified the volatility in the tanker market. In the short term, the effect of the invasion of Ukraine has been positive for the tanker market, yet the overall longer-term effect on ton-mile demand is uncertain given that cargoes exported previously from Russia will need to be substituted by cargoes from different sources due to the oil and oil products embargo enacted by the United States, the European Union and the United Kingdom.

In addition, the continuing war in Ukraine led to increased economic uncertainty amidst fears of a more generalized military conflict or significant inflationary pressures, due to the increases in fuel and grain prices following the sanctions imposed on Russia. Whether the present dislocation in the markets and resultant inflationary pressures will transition to a long-term inflationary environment is uncertain, and the effects of such a development on charter rates, vessel demand and operating expenses in the sector in which we operate are uncertain. As described above, the initial effect of the invasion in Ukraine on the tanker freight market was positive, despite the short-term volatility in charter rates and increases on specific items of operating costs. If these conditions are sustained, the longer-term net impact on the tanker market and our business would be difficult to predict. However, such events may have unpredictable consequences, and contribute to instability in global economy, a decrease in supply or cause a decrease in worldwide demand for certain goods and, thus, shipping. Regarding the possible impact of supply chain disruptions that have or may emanate from the military conflict in Ukraine, our operations have not been affected materially and we do not expect them to be in the future.

Furthermore, the intensity and duration of the war between Israel and Hamas is difficult to predict and its impact on the world economy and our industry is uncertain. Beginning in late 2023, vessels in the Red Sea and Gulf of Aden have been subject to attempted hijackings and attacks by drones and projectiles characterized by Houthi groups in Yemen as a response to the war between Israel and Hamas. A number of companies have rerouted their vessels to avoid transiting the Red Sea, incurring greater shipping costs and delays and for vessels transiting the region, war risk premium has increased substantially. While much uncertainty remains regarding the global impact of the war between Israel and Hamas, it is possible that such tensions could result in the eruption of further hostilities in other regions, including in and around the Red Sea and the Persian Gulf. Regarding the possible impact of supply chain disruptions that have or may emanate from the war between Israel and Hamas, our operations have not been affected materially and we do not expect them to be materially affected in the future.

Inflation has had a moderate impact on our vessel operating expenses and corporate overheads. It is anticipated that insurance costs, which have risen over the last three years, may well continue to rise over the next few years. Oil transportation is a specialized area and the number of vessels is increasing. There will therefore be an increased demand for qualified crew and this has and will continue to put inflationary pressure on crew costs. However, in a shipping downturn, costs subject to inflation can usually be controlled because shipping companies typically monitor costs to preserve liquidity and encourage suppliers and service providers to lower rates and prices in the event of a downturn.

For further discussion of industry trends, refer to “—Business—The International Shipping Industry.”

EBITDA

EBITDA which is not a measure prepared in accordance with U.S. GAAP (i.e., a “Non-US GAAP” measure) is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We believe that this non-U.S. GAAP financial measure assists our management and investors by increasing the comparability of our performance from period to period. This is achieved by excluding the potentially disparate effects between periods of interest, taxes, depreciation and amortization, and which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect results of operations between periods.

This Non-U.S. GAAP measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP. In evaluating EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our definition of EBITDA may not be the same as reported by other companies in the shipping industry or other industries. EBITDA does not represent and should not be considered as an alternative to operating income or cash flow from operations, as determined by U.S. GAAP.

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Reconciliation of Net Income to EBITDA

	PERIOD AND YEAR ENDED DECEMBER 31,
(Expressed in thousands of U.S. Dollars)	2022	2023	2024
Net Income	10,661	6,631	5,944
Add: Vessel depreciation	4,480	4,480	4,181
Add: Interest and finance costs	3,312	5,867	6,501
Less: Interest Income	-	(62)	(25)
EBITDA	18,453	16,916	16,601

Performance Indicators

The figures shown below are non-GAAP financial and non-financial statistical metrics used by management to measure performance of our vessels. For the “Fleet Data” figures, there are no comparable U.S. GAAP measures.

	PERIOD AND YEAR ENDED DECEMBER 31,
(Expressed in thousands of U.S. Dollars)	2022	2023	2024
Fleet Data:
Calendar days	730	730	732
Available days	730	730	732
Operating days	730	730	732
Fleet utilization	100.00%	100.00%	100.00%
Average Daily Results:
TCE rate	33,254	32,836	32,391
Daily Vessel Operating Expenses	6,714	6,597	6,359

Time charter equivalent rate, or TCE rate, is a metric of the average daily revenue performance of a vessel. Our definition of TCE may not be the same as reported by other companies in the shipping industry or other industries. Our method of calculating TCE rate is determined by dividing TCE revenues by operating days for the relevant time period. TCE revenues are revenues minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, but are payable by us in the case of a voyage charter, as well as commissions. TCE revenues and TCE rate, which are standard shipping industry performance metrics, provide additional supplemental information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure. We use TCE rates and TCE revenues to compare period-to-period changes in our performance and it assists investors and our management in evaluating our financial performance. The following table reconciles our net revenues from vessel to TCE rate.

We define vessel operating expenses to include crew wages and related costs, spares and consumable stores, insurance, maintenance and repairs and registration, taxes and other related expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period. Our ability to control our fixed and variable expenses, including our daily vessel operating expenses, also affects our financial results.

	PERIOD AND YEAR ENDED DECEMBER 31,
(Expressed in thousands of U.S. Dollars, except for daily rates)	2022	2023	2024
Revenues	24,784	24,478	24,205
Voyage expenses	(508)	(508)	(495)
Time charter equivalent revenues	24,276	23,970	23,710
Operating days	730	730	732
Daily time charter equivalent rate	33,254	32,836	32,391

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Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting estimates are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe is our most critical accounting estimate, because it generally involves a comparatively higher degree of judgment in its application. For a description of all our significant accounting policies, see Note 2 to our audited carve-out financial statements included in this registration statement.

Impairment of Long-lived Assets

Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations.

We prepared our carve-out financial statements in accordance with U.S. GAAP, which requires us to make estimates in the application of our accounting policies based on our best assumptions, judgments and opinions. We base these estimates on the information currently available to us and on various other assumptions we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Following is a discussion of the accounting policies that involve a high degree of judgment and the methods of their application. For a further description of our material accounting policies, please read Note 2 of the carve-out financial statements included elsewhere in this registration statement.

We evaluate the existence of impairment indicators whenever events or changes in circumstances indicate that the carrying values of our long-lived assets are not recoverable. Such indicators of potential impairment include, vessel sales and purchases, business plans and overall market conditions. If there are indications for impairment present, we determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel’s carrying value. If the carrying value of the related vessel exceeds its undiscounted projected net operating net cash flows, the carrying value is reduced to its fair value.

The carrying values of our vessels and any vessels we may acquire may not represent their fair market value at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings.

Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate, such assumptions are highly subjective. There can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will improve or decrease by any significant degree. Charter rates may be at depressed levels for some time, which could adversely affect our revenue and profitability, and future assessments of vessel impairment.

In order to perform the undiscounted cash flow test, we make assumptions about future charter rates, commissions, vessel operating expenses, dry-dock costs, fleet utilization, scrap rates used to calculate estimated proceeds at the end of vessels’ useful lives and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. The undiscounted projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on the ten-year historical averages of the one-year, three-year and five-year time charter rates) over the remaining useful life of each vessel, which we estimate to be 25 years from the date of initial delivery from the shipyard. Expected outflows for scheduled vessels’ maintenance and vessel operating expenses are based on historical data, and adjusted annually assuming an average annual inflation derived from the most recent twenty-year average consumer price index. Effective fleet utilization, average commissions, dry-dock costs and scrap values are also based on historical data.

In Note 2 to our audited carve-out financial statements included in this registration statement we discuss our policy for impairing the carrying value of our vessels. During the past two years, the market values of Suezmax tankers have been increasing and hence we believe that there are no indications for impairment of our vessels. Thus, no undiscounted cash flow tests were deemed necessary to be performed for any of our vessels. Therefore, for the years ended December 31, 2023 and 2024, this is not considered a critical accounting estimate.

As of December 31, 2023 and 2024, based on third party valuations, the basic charter-free market value of our operating vessels was higher than their carrying value by approximately 58% and 66.7%, respectively.

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Our estimates of basic charter-free market value assume that our vessels are in good and seaworthy condition without need for repair and if inspected would be certified in class without notations of any kind. Our estimates are based on third party valuations from established shipbrokers.

Our vessels are currently employed under long-term time charters. For more information, see “—Business—Business Overview—Our Fleet.”

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Currently, our financing facilities use variable interest rates as we pay interest at SOFR plus a margin. Consequently, we are exposed to risks associated with changes in SOFR, since we have not entered into any hedging contracts to protect against such interest rate fluctuations. Furthermore, in the future, depending on our vessel acquisitions and financing arrangements, our exposure to risks associated with changes in interest rates relating to any unhedged variable–rate borrowings, according to which we will pay interest at SOFR plus a margin (and if applicable a credit adjustment spread) may increase. As such increases in interest rates could affect our results of operations and ability to service our debt.

Based on the amount of our outstanding fluctuating interest rate indebtedness, as of December 31, 2024, a hypothetical one percentage point increase in the U.S. dollar SOFR would increase our interest rate expense for 2025, on an annualized basis, by approximately $0.77 million

Based on the amount of our outstanding fluctuating interest rate indebtedness, as of December 31, 2023, a hypothetical one percentage point increase in the U.S. dollar SOFR would increase our interest rate expense for 2024, on an annualized basis, by approximately $0.82 million.

Based on the amount of our outstanding fluctuating interest rate indebtedness, as of December 31, 2022, a hypothetical one percentage point increase in the applicable interest rate would increase our interest rate expense for 2023, on an annualized basis, by approximately $0.71 million.

Foreign Currency Exchange Rate Risk

We generate all of our revenue in U.S. dollars. The minority of our operating expenses and part of our general and administration expenses are anticipated to be in currencies other than the U.S. dollar, primarily the Euro. For accounting purposes, expenses incurred in other currencies are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. We do not consider the risk from exchange rate fluctuations to be material for our results of operations. However, the portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from exchange rate fluctuations. We have not hedged currency exchange risks associated with our expenses.

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BUSINESS

History and Development of our Company

We are an international owner and operator of two modern, fuel efficient eco, 157,000 dwt Suezmax tankers, the M/T Eco Malibu with an age of 4.3 years and the M/T Eco West Coast with an age of 4.4 years, each focusing on the transportation of crude oil.

We intend to expand our fleet into other seaborne transportation sectors depending on available opportunities, opportunistically considering further expansion into Suezmax crude oil tanker vessels as well as diversification into other sectors related to seaborne transportation of goods or passengers, including recreational transportation, depending on our assessment of market conditions and available opportunities at the time when an acquisition is possible. Our targets may include newbuilding vessels or vessels from the secondhand market, including acquisitions from unrelated third parties, the Parent or other related parties.

Currently, we do not have any agreements or commitments to acquire additional vessels.

We were incorporated under the laws of the Republic of the Marshall Islands, pursuant to the BCA, on August 11, 2022. Our executive offices are currently located at 20 Iouliou Kaisara Str, 19002, Paiania, Athens, Greece and our telephone number is +30 210 812 8107. Our website is www.rubicoinc.com. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov. Information on such websites does not constitute a part of this registration statement and is not incorporated by reference herein.

On March 18, 2021, we entered into a credit facility with ABN Amro for $36.8 million for the financing of the vessel M/T Eco West Coast (see “Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—Prepayments of senior secured loans—ABN Facility.”) The facility bore interest at LIBOR plus a margin of 2.50%. From June 23, 2023, ABN Amro switched the facility’s variable rate from LIBOR to Compounded SOFR. On December 14, 2023, this facility was fully prepaid using part of the proceeds from the AVIC SLB (see “Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—New Financings Committed under Sale and Leaseback Agreements—AVIC SLB.”)

On May 6, 2021, we entered into a credit facility with Alpha Bank for $38.0 million for the financing of the vessel M/T Eco Malibu (see “Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—Prepayments of senior secured loans—Alpha Bank Facility”). The facility bore interest at LIBOR plus a margin of 3.00%. From June 9, 2023, Alpha Bank switched the facility’s variable rate from LIBOR to Term SOFR. On December 21, 2023, this facility was fully prepaid through part of the proceeds from the Huarong SLB (see “Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—New Financings Committed under Sale and Leaseback Agreements—Huarong SLB”).

On December 14, 2023, we consummated an SLB with AVIC International Leasing Co., Ltd (“AVIC” and the “AVIC SLB”) in the amount of $41.0 million, for the purpose of refinancing the indebtedness secured over the M/T Eco West Coast. For more information, see Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—New Financings Committed under Sale and Leaseback Agreements—AVIC SLB.”

On December 20, 2023, we consummated an SLB with China Huarong Shipping Financial Leasing Co Ltd. (“Huarong” and the “Huarong SLB”) in the amount of $41.0 million, for the purpose of refinancing the indebtedness secured over the M/T Eco Malibu. For more information, see Management’s Discussion and Analysis of Operating and Financing Review and Prospects—Liquidity and Capital Resources—Debt Facilities—New Financings Committed under Sale and Leaseback Agreements—Huarong SLB.”

Formation Transactions

The vessels of our fleet were contributed to us by the Parent in connection with the Spin-Off.

The Spin-Off distribution occurred on August 1, 2025, and was concurrent with the closing of the Private Placement. The Spin-Off distribution was pro rata to the beneficial holders of the Parent’s outstanding common shares and to beneficial holders of the Parent’s outstanding common stock purchase warrants on an as-exercised basis to the extent such warrants contain anti-dilution provisions conferred an interest equivalent to the Spin-Off distribution, in each case as of June 16, 2025, the record date of the Spin-Off, so that such holders maintained the same proportionate interest (on a fully-diluted basis) in each respective class of shares of the Parent and of us both immediately before and immediately after the Spin-Off. A new series of preferred shares (the “Series D Preferred Shares”) distributed to the holder of the Series D preferred shares of the Parent was created to mirror the rights of the Series D perpetual preferred shares of the Parent. The holder of the Series D preferred shares of the Parent is the Lax Trust, which is an irrevocable trust established for the benefit of certain family members of the President, Chief Executive Officer and Director of the Parent, Mr. Evangelos Pistiolis. In connection with the Spin-Off, the Parent distributed 100,000 Series D Preferred Shares. The Parent did not distribute the Series D Preferred Shares to its common shareholders in connection with the Spin-Off.

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On June 23, 2025, in connection with the Spin-Off, we listed our Common Shares on Nasdaq under the symbol “RUBI.” The Common Shares began trading on Nasdaq on August 4, 2025, the trading day that followed the consummation of the Spin-Off.

We have a multi-class capital structure consisting of Common Shares and Series D Preferred Shares. Our common shareholders are entitled to one vote for each Common Share held. Each Series D Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to satisfy minimum voting right financing agreement covenants. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series D Preferred Shares, holders of our Series D Preferred Shares and holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

The Lax Trust is the sole beneficial owner of our Series D Preferred Shares. The Series D Preferred Shares held by the Lax Trust represent 97.0% of our total voting power. In addition, 3 Sororibus Trust may be deemed to beneficially own 46.8% of our Common Shares and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 7.0% of our Common Shares. The Lax Trust together with the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 98.6% of our total voting power. Because the Lax Trust, the 3 Sororibus Trust and Mr. Evangelos J. Pistiolis beneficially own the majority of our voting power, they have the ability to control us and our affairs, including, among other matters, the election of our Board of Directors and, as a result, the ability of our common shareholders to influence our corporate matters is limited. Please see “Risk Factors—Risks Relating to Our Common Shares and this Offering—Our significant shareholder has significant influence over us, and a trust established for the benefit of his family may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, and thereby to control the outcome of matters on which our shareholders are entitled to vote.”

Business Overview

Our Fleet

We are an international owner and operator of two modern, fuel efficient eco, 157,000 dwt Suezmax tanker, the M/T Eco Malibu with an age of 4.3 years and the M/T Eco West Coast with an age of 4.4 years, each focusing on the transportation of crude oil.

The following table lists the vessels in our fleet as of the date of this registration statement:

Vessel Name	Year Built	Dwt	Yard	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period/ options	Type of Employment
M/T Eco West Coast	2021	157,000	Hyundai	Clearlake	January 2027	1+1 years	$32,850 / $34,750 / $36,750	Time Charter(1)
M/T Eco Malibu	2021	157,000	Hyundai	Clearlake	March 2027	1+1 years	$32,850 / $34,750 / $36,750	Time Charter(1)

(1)	Both of our vessels are chartered by Clearlake. According to the provisions of each time charter, the Rubico Predecessor is entitled to terminate the charter in case of the charterer’s failure of punctual and regular payment of hire, while the charterer may cancel the relevant charter if we are in breach of certain maintenance obligations under the relevant agreement, if the relevant vessel is not available for a scheduled voyage due to the action of third parties, or if the relevant vessel is or is expected to be off-hire for more than sixty consecutive days due to certain mechanical or operational causes. In addition, both parties have the option to terminate the relevant charter in case of the outbreak of war or hostilities between two or more of the United States, the United Kingdom, the former U.S.S.R. (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former U.S.S.R. shall be exempted), the People’s Republic of China and the Marshall Islands.

Our Business Strategy

Competitive Strengths

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Opportunity for growth. We believe we will be well positioned to opportunistically expand and maximize our current fleet due to competitive cost structure, strong customer relationships and experienced management team.

Demonstrated access to financing. We believe that we are well placed to take advantage of business opportunities due to the Fleet Manager’s operational platform, which we aim to leverage, along with our Fleet Manager’s demonstrated access to financing at the Parent. We believe that our ability to access financing will continue to allow us to capture additional market opportunities when they arise.

Our Fleet Manager’s commercial relationships, reputation and track record. We believe that our Fleet Manager’s network of commercial relationships and reputation and track record in building shipping fleets should provide us with access to attractive acquisition, chartering and vessel financing opportunities.

Modern, Fuel Efficient, Scrubber Fitted Fleet. Our vessels have the latest-generation, fuel efficient design and specifications. We believe that modern, fuel-efficient vessels like ours command higher charter rates than conventional vessels.

Strategies

Opportunistic and sector-agnostic vessel acquisition strategy. We plan to exploit opportunities in any sector related to seaborne transportation of goods or passengers, including recreational transportation that provides an attractive demand and supply profile as well as a positive market outlook in the medium to long-term by acquiring vessels trading on this sector. The decision for entering a new sector will be based on robust fundamentals and thoughtful analysis of factors affecting both the demand side and the supply side, while the selection of the target vessel will be subject to strict qualitative criteria including the environmental performance and energy efficiency of the acquisition candidates.

Expand our fleet through accretive acquisitions. We intend to grow our current fleet through timely and selective acquisitions of additional vessels at attractive valuations. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the shipping industry, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our Fleet Manager’s successful track record, commercial expertise and reputation in the marketplace as well as our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, we may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.

Access to attractive chartering opportunities. Our Fleet Manager has built relationships with many well-known charterers, which we believe is the result of its and our Parent’s reputation for reliable service, safety and dependability. Through a combination of fixed period time charters and spot charters, our Parent and Fleet Manager have historically provided services to many national, regional and international oil companies, charterers and oil traders, including Shell, BP, ExxonMobil, Petrobras, ConocoPhillips, Pemex, Hellenic Petroleum, Glencore, Clearlake, Vitol and Trafigura. We focus on the needs of our customers and intend to acquire tankers and upgrade our fleet based on the requirements and specifications of our charterers, which we believe will enable us to obtain repeat business from our customers.

Environmental, Social, Governance, or ESG, Practices: We actively manage a broad range of ESG initiatives, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. Scrubber installations, Existing Vessel Design Index, or EEXI, upgrades, and Energy Saving Devices (“ESDs”) installations, weather routing, slow steaming, ballast and trim optimization during the ballast voyage legs, application of noise reduction designs and frequent propeller and hull cleaning policy constitute examples of the environmental practices our management team has deployed. Moreover, we pay considerable attention to our human resources both on our vessels, or vessels we may acquire and ashore, proven by a variety of practices, including, gender discrimination elimination, performance KPIs, worldwide training and medical insurance.

Management of Our Fleet

Prior to the consummation of the Spin-Off, we entered into the CSI Letter Agreement with our Fleet Manager, a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder, that detailed the terms on which any vessels we may acquire will be managed. Both Athenean and Roman, our vessel-owning subsidiaries, have entered into the Management Agreements with our Fleet Manager on May 28, 2020. Both the Management Agreements and the CSI Letter Agreement can only be terminated subject to an eighteen-month advance notice, subject to a termination fee equal to twelve months of fees payable under the CSI Letter Agreement or each of the Management Agreements.

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Pursuant to the CSI Letter Agreement as well as each of the Management Agreements, we pay a management fee of $670 per day per vessel for the provision of technical, commercial, operation, insurance, bunkering and crew management, commencing three months before the vessel is scheduled to be delivered by the shipyard. In addition, each of the Management Agreements and the CSI Letter Agreement provide for payment to our Fleet Manager of: (i) $609 per day for superintendent visits plus actual expenses; (ii) a chartering commission of 1.25% on all freight, hire and demurrage revenues; (iii) a commission of 1.00% on all gross vessel sale proceeds or the purchase price paid for vessels and (iv) a financing fee of 0.2% on derivative agreements and loan financing or refinancing. Our Fleet Manager will also perform supervision services for any newbuilding vessel we may acquire while the vessel is under construction, for which we will pay our Fleet Manager the actual cost of the supervision services plus a fee of 7% of such supervision services.

Our Fleet Manager provides, at cost, all accounting, reporting and administrative services. Finally, each of the Management Agreements and the CSI Letter Agreement provide for a performance incentive fee for the provision of management services to be determined at the discretion of our Board of Directors. Each of the Management Agreements and the CSI Letter Agreement have an initial term of five years, after which they will both continue to be in effect until terminated by either party subject to an eighteen-month advance notice of termination. Pursuant to the terms of each of the Management Agreements and the intended terms of the CSI Letter Agreement, all fees payable to our Fleet Manager are adjusted annually according to the CPI of the previous year and if CPI is less than 2% then a 2% increase is effected.

Employment of Our Fleet

As of the date of this registration statement, both of our current vessels are chartered on a time charter by Clearlake Shipping Pte Ltd. For both of our vessels, we had entered into time charters with Clearlake for a period of three years at a firm daily rate of $33,950, with a charterer’s option to extend for two additional years at $34,750 and $36,750, respectively. On July 6, 2023, our Parent entered into an agreement with Clearlake to extend the duration of the fixed period of the time charterparties of both vessels to a fixed term of a minimum of 30 months and maximum of 36 months. The daily rate of the extended period was agreed at $32,850, with the daily rates of the optional periods remaining the same. The time charter for M/T Eco Malibu commenced on May 15, 2021, with the fixed term expiring between September 13, 2026 and March 13, 2027 and the time charter for M/T Eco West Coast commenced on March 30, 2021, with the fixed term expiring between July 30, 2026 and January 30, 2027, with the fixed term depending on the period elected by the charterer as set out above. A time charter is generally a contract to provide your ship for a predefined period to the charterer for an agreed daily US$ rate. This rate can be fixed or index-linked, with the latter mounting volatility of freight earnings, as shipping freight indices fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the time charter market ensure that there will be employment on the vessel for the defined period, while the index-linked hire rate may enable us to capture increased profit margins during periods of improvements in tanker vessel charter rates.

The International Shipping Industry

The seaborne transportation industry is a vital link in international trade, with ocean going vessels representing the most efficient and often the only method of transporting large volumes of basic commodities and finished products. Demand for tankers is dictated by world oil demand and trade, which is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States, China and India.

Shipping demand, measured in ton-miles, is a product of (a) the amount of cargo transported in ocean going vessels, multiplied by (b) the distance over which this cargo is transported. The distance is the more variable element of the ton-mile demand equation and is determined by seaborne trading patterns, which are principally influenced by the locations of production and consumption. Seaborne trading patterns are also periodically influenced by geo-political events that divert vessels from normal trading patterns, as well as by inter-regional trading activity created by commodity supply and demand imbalances. Tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity as well as the long-term impact of oil prices on the location and related volume of oil production. Tonnage of oil shipped is also influenced by transportation alternatives (such as pipelines) and the output of refineries.

Demand for tankers and tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity, as well as the long-term impact of oil prices on the location and related volume of oil production. Global oil demand returned to limited growth in 2010 and has since been expanding at a modest pace, as a steady rise in Asia has outweighed decreasing demand in Europe and in the United States, with a notable exception for 2020 and 2021 in which years the COVID-19 epidemic dramatically reduced oil demand. According to the International Energy Agency, global oil demand increased to 102.6 million barrels/day in 2024, compared to 101.7 million barrels/day in 2023.

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We strategically monitor developments in the tanker industry on a regular basis and, subject to market demand, will seek to enter into shorter or longer time or bareboat charters according to prevailing market conditions.

We will compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an operator. We will arrange our time charters and bareboat charters through the use of brokers, who negotiate the terms of the charters based on market conditions. We currently compete primarily with owners of tankers in Suezmax class size. Ownership of tankers is highly fragmented and is divided among major oil companies and independent vessel owners.

Customers

The only customer of the Rubico Predecessor during the last year was Clearlake.

Seasonality

Historically, oil trade and, therefore, charter rates increased in the winter months and eased in the summer months as demand for oil and oil products in the Northern Hemisphere rose in colder weather and fell in warmer weather. The tanker industry, in general, has become less dependent on the seasonal transport of heating oil than a decade ago as new uses for oil and oil products have developed, spreading consumption more evenly over the year. This is most apparent from the higher seasonal demand during the summer months due to energy requirements for air conditioning and motor vehicles. This seasonality may affect operating results. However, to the extent that our vessels, or any vessels we may acquire are chartered at fixed rates on a long-term basis, seasonal factors will not have a significant direct effect on our business.

Environmental and Other Regulations

Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels and other vessels we may acquire may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels and other vessels we may acquire to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, (the “USCG”), harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels and other vessels we may acquire. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels and other vessels we may acquire.

Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for our vessels and other vessels we may acquire that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels and other vessels we may acquire. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization (IMO)

The IMO, the United Nations agency for maritime safety and the prevention of pollution by vessels, adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” the International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), and the International Convention on Load Lines of 1966 (the “LL Convention”) and International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is divided into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk, in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions.

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Since 2014, the IMO’s Marine Environmental Protection Committee, or the “MEPC,” amendments to MARPOL Annex I Condition Assessment Scheme, or “CAS” have required compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or “ESP Code,” which provides for enhanced inspection programs. Effective July 1, 2024, amendments to the ESP Code became effective, addressing inconsistencies on examination of ballast tanks at annual surveys for bulk carriers and oil tankers.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, (“PCBs”) are also prohibited. We believe that our vessels are currently compliant in all material respects with these regulations.

The Marine Environment Protection Committee (“MEPC”) adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. Effective January 1, 2020, there has been a global limit of 0.5% m/m sulfur oxide emissions (reduced from 3.50%). This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels or exhaust gas cleaning systems (or “EGCS”). Ships are required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships became effective on March 1, 2020. Fuels with higher sulfur content than required by Reg. 14 of Annex VI can still be delivered to a ship, provided the ship uses equivalent measures, such as an EGCS. Additional amendments to Annex VI revising, among other terms, the definition of “Sulphur content of fuel oil” and “low-flashpoint fuel” and pertaining to the sampling and testing of onboard fuel oil, became effective in April 2022. Amendments to Annex VI requiring bunker delivery notes to include a flashpoint of fuel oil or a statement that the flashpoint has been measured at or above 70°C as mandatory information became effective on May 1, 2024. These regulations subject ocean-going vessels to stringent emissions controls, and may cause us to incur substantial costs.

MEPC 77 adopted a non-binding resolution which urges member states and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of black carbon emissions from ships when operating in or near the Arctic.

Sulfur content standards are even stricter within certain “Emission Control Areas,” or (“ECAs”). As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean Sea area. In December 2022, the Committee adopted Resolution MEPC.361(79) establishing a new ECA for the Mediterranean Sea as a whole. These amendments entered into force on May 1, 2024, however, ships operating in this ECA will be exempted from compliance with the 0.10% m/m sulfur content standard for fuel oil until July 1, 2025. At MEPC 82, the IMO adopted additional amendments to Annex VI designating the Canadian Arctic and the Norwegian Sea as ECAs, which will become effective on March 1, 2026. Ocean-going vessels in these areas will be subject to stringent emission controls and ocean-going vessels trading in ECAs are subject to increased operational costs due to the higher price of fuel with low sulfur content and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

MEPC 79 adopted amendments to Annex VI on the reporting of mandatory values related to the implementation of the IMO short-term GHG reduction measure, including attained EEXI, CII and rating values to the IMO DCS, which became effective May 1, 2024. MEPC 80 adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships with enhanced targets to mitigate harmful emissions. The revised IMO GHG Strategy comprises a common ambition to ensure an uptake of alternative zero and near-zero GHG fuels by 2030 and to achieve net-zero emissions from international shipping by 2050. In March 2024, MEPC 81 agreed on a draft outline of an ‘IMO net-zero framework’ for cutting GHG emissions from international shipping, which lists regulations under MARPOL to be adopted or amended to allow a new global pricing mechanism for maritime GHG emissions. At the conclusion of MEPC 82, a draft legal text was used as a basis for ongoing talks about mid-term GHG reduction measures, which are expected to be adopted in 2025. The proposed mid-term measures include a goal-based marine fuel standard, phasing in the mandatory use of fuels with less GHG intensity, and a global GHG emission pricing mechanism. The IMO net-zero framework was approved by MEPC 83, including the new fuel standard for ships and a global pricing mechanism for emissions. These measures are set to be formally adopted in October 2025 before entry into force in 2027.

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Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. Now Annex VI provides for a three-tier reduction in NOx emissions from marine diesel engines, with the final tier (or Tier III) to apply to engines installed on vessels constructed on or after January 1, 2016 and which operate in the North American ECA or the U.S. Caribbean Sea ECA as well as ECAs designated in the future by the IMO. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. Additionally, amendments to Annex II, which strengthen discharge requirements for cargo residues and tank washings in specified sea areas (including North West European waters, Baltic Sea area, Western European waters and Norwegian Sea), came into effect in January 2021. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

As determined at the MEPC 70, Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018, and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO used such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below. Amendments to Annex VI requiring bunker delivery notes to include a flashpoint of fuel oil or a statement that the flashpoint has been measured at or above 70°C as mandatory information, became effective May 1, 2024.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMPS”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (“EEDI”). Under these measures, by 2025, all newbuild ships are required to be 30% more energy efficient than those built in 2014. Additionally, MEPC 75 adopted amendments to MARPOL Annex VI which brought forward the effective date of the EEDI's "phase 3" requirements from January 1, 2025, to April 1, 2022, for several ship types, including gas carriers, general cargo ships, and LNG carriers. MEPC 81 adopted amendments to the guidelines for the development of SEEMPs, including methodology for collecting data. These amendments will go into effect in August 1, 2025.

Additionally, MEPC 76 adopted amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. The revised Annex VI entered into force in November 2022, and includes requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (2) operational carbon intensity reduction requirements based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII requirement, which took effect from January 1, 2023, ships of 5,000 gross tonnage are required to document and verify their actual annual operational CII achieved against a determined required annual operational CII. All ships that fall under the new CII regime are required to have a CII rating of C or above in order to be compliant. Ships that have a CII rating of D for three consecutive years or E, are required to submit a corrective action plan, to show how the required index (C or above) would be achieved or else they will be deemed non-compliant. The EEXI and CII certification requirements entered into effect on January 1, 2023. MEPC 79 adopted amendments to Annex VI on the reporting of mandatory values related to the implementation of the IMO short-term GHG reduction measure, including attained EEXI, CII and rating values to the IMO DCS, which became effective on May 1, 2024.

Additionally, MEPC 76 adopted amendments requiring ships of 5,000 gross tonnage and above to revise their SEEMP to include methodology for calculating the ship’s attained annual operation CII and the required annual operational CII, on or before June 1, 2023. MEPC 76 also approved amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil (or HFO) by ships in Arctic waters on and after July 1, 2024. For ships subject to Regulation 12A (oil fuel tank protection), the prohibition will become effective on or after July 1, 2029.

Pursuant to the IMO’s short-term targets for the reduction of greenhouse gas emissions in the shipping industry by 2030, we may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.

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Safety Management System Requirements

The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims, or the LLMC, sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.

Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The Military Sealift Command adopted amendments to modernize the Global Maritime Distress and Safety System (or GMDSS), which entered into force on January 1, 2024. The amendments, which include amendments to SOLAS, may require vessel owners/operators to ensure their radio equipment is compliant.

The ISM Code requires that vessel operators obtain a Safety Management Certificate (or “SMC”) for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a Document of Compliance (or “DOC”), issued by each flag state (or Recognized Organization (“RO”) on behalf of the flag administration), under the ISM Code. We have obtained applicable Documents of Compliance for our offices and safety management certificates for our vessel. The DOC & SMC are renewed as required.

Amendments to SOLAS chapter II-2, intended to prevent the supply of oil fuel not complying with SOLAS flashpoint requirements, requiring that ships carrying oil fuel must, prior to bunkering, be provided with a declaration certifying that the oil fuel supplied is in conformity with SOLAS regulation II.2/4.2.1, will enter into effect January 1, 2026.

Regulation II-1/3-10 of the SOLAS Convention governs ship construction and stipulates that ships over 150 meters in length must have adequate strength, integrity, and stability to minimize risk of loss or pollution. Goal-based standards amendments in SOLAS regulation II-1/3-10 entered into force in 2012, and from July 1, 2016 with respect to new oil tankers and bulk carriers. Regulation II-1/3-10 requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the building contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers, or GBS Standards. Amendments to the International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, 2011 became effective, addressing inconsistencies on examination of ballast tanks at annual surveys for bulk carriers and oil tankers.

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods and (3) new mandatory training requirements. Amendments which took effect on January 1, 2020, also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups; and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. Amendments to the IMDG Code relating to segregation requirements for certain substances, and classification and transport of carbon came into effect in June 2022. Updates to the IMDG Code, in line with the updates to the United Nations Recommendations on the Transport of Dangerous Goods, which set the recommendations for all transport modes, became effective January 1, 2024.

The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

Actions by the IMO’s Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, effective January 2021, cyber-risk management systems must be incorporated by ship-owners and managers. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of such regulations is hard to predict at this time.

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Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in 2004. The BWM Convention entered into force globally on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.

Specifically, ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. For most ships, compliance with the D-2 standard involves installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast Water Management systems (or BWMS), which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the Ballast Water, must be approved in accordance with IMO Guidelines (Regulation D-3). Pursuant to the BWM Convention amendments that entered into force in October 2019, BWMS installed on or after October 28, 2020 shall be approved in accordance with BWMS Code, while BWMS installed before October 23, 2020 must be approved taking into account guidelines developed by the IMO or the BWMS Code. MEPC 72’s amendments to the BWM Convention requires all ships to meet the D-2 standard. The cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. Amendments to the BWM Convention concerning commissioning testing of BWMS became effective in 2022, and other amendments concerning the form of the Ballast Water Record Book entered into force on February 1, 2025.

The IMO adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocols in 1976, 1984, and 1992, and amended in 2000, the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel's registered owner may be strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability expressed using the International Monetary Fund currency unit, the Special Drawing Rights. The limits on liability have since been amended so that the compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner's actual fault and under the 1992 Protocol where the spill is caused by the shipowner's intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships over 2,000 tons covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner's liability for a single incident. We have protection and indemnity insurance for environmental incidents. P&I Clubs in the International Group issue the required Bunkers Convention "Blue Cards" to enable signatory states to issue certificates. We will ensure that our vessels are in possession of a CLC State issued certificate attesting that the required insurance coverage is in force as required by law.

The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in a ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.

Anti-Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention,” which entered into force on September 17, 2008, and prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced. In 2023, amendments to the Anti-fouling Convention came into effect which includes controls on the biocide cybutryne; ships shall not apply cybutryne or re-apply anti-fouling systems containing cybutryne from January 1, 2023.

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We have obtained Anti-fouling System Certificates for our vessels that is subject to the Anti-fouling Convention.

Compliance Enforcement

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. As of the date of this registration statement, our vessels are ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations

General

President Donald Trump has signed a number of executive orders and directives that are likely to have an impact on U.S. regulations. For example, a regulatory freeze was issued, which permits the withdrawal of rules sent to be published and authorizes those in charge of federal agencies to delay for 60 days the effective date of rules that have been published but are not yet effective. This and additional executive orders could impact regulatory requirements.

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:

(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;

(iii)	loss of subsistence use of natural resources that are injured, destroyed or lost;

(iv)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi)	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective March 2023, the USCG adjusted the limits of OPA liability for a tank vessel, other than a single-hull tank vessel, over 3,000 gross tons liability to the greater of $2,500 per gross ton or $21,521,000 (subject to periodic adjustment for inflation), for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of any applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship) or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

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CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for clean-up, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement’s, or BSEE, revised Production Safety Systems Rule, or PSSR, effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, in August 2023, the BSEE amended the Well Control Rule, which strengthens testing and performance requirements, and may affect offshore drilling operations. Compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels and other vessels we may acquire could negatively impact the cost of our operations and adversely affect our business.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where the Company’s vessels call.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, that could have an adverse effect on our business and results of operation.

Other United States Environmental Initiatives

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels and other vessels we may acquire.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States,” or WOTUS, thereby expanding federal authority under the CWA. On December 30, 2022, the EPA and U.S. Army Corps of Engineers announced the final revised WOTUS rule, which was published on January 18, 2023. In August 2023, the EPA and Department of the Army issued a final rule to amend the revised WOTUS definition to conform the definition of WOTUS to the U.S. Supreme Court’s interpretation of the Clean Water Act in its decision dated May 25, 2023. The final rule became effective September 8, 2023 and operates to limit the Clean Water Act. On March 12, 2025, the EPA announced it would work with the U.S. Army Corp of Engineers further to review the definition of WOTUS further to the U.S. Supreme Court’s interpretation and undertake a rulemaking process to revise the definition of WOTUS. During the rulemaking process, the EPA advised it would provide guidance implementing the pre-2015 definition of WOTUS.

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The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels and other vessels we may acquire to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels and other vessels we may acquire from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018 and requires that the USCG develop implementation, compliance and enforcement regulations regarding ballast water. On October 26, 2020, the EPA published a Notice of Proposed rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA, and in November 2020, held virtual public meetings. On October 18, 2023, the EPA published a Supplemental Notice to the Vessel Incidental Discharge National Standards of Performance, which shares new ballast water information that the EPA received from the USCG. On September 20, 2024, the EPA finalized national standards of performance for non-recreational vessels 79-feet in length and longer with respect to incidental discharges and on October 9, 2024, these Vessel Incidental Discharge National Standards of Performance were published. Within two years of publication, the USCG is required to develop corresponding implementing regulations. Currently USCG ballast water management regulations adopted under the U.S. National Invasive Species Act, or NISA, require mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters.

Therefore, until new USCG regulations are final and enforceable, non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent (“NOI”) or retention of a PARI form and submission of annual reports. We have submitted NOIs for all our vessels where required. Compliance with the EPA, U.S. Coast Guard and state regulations requires the installation of ballast water treatment equipment on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters. Our vessels are equipped with ballast water treatment systems, which are subject to functionality monitoring and treated ballast water sampling and analysis, in compliance with the requirements stipulated in EPA VGP 2013.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of April 29, 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information. The system entered into force on March 1, 2018. July 2020 saw the European Parliament’s Committee on Environment, Public Health and Food Safety vote in favor of the inclusion of vessels of 5,000 gross tons and above in the EU Emissions Trading System (in addition to voting for a revision to the monitoring, reporting and verification of CO2 emissions). In September 2020, the European Parliament adopted the proposal from the European Commission to amend the regulation on monitoring carbon dioxide emissions from maritime transport.

On July 14, 2021, the European Commission published a package of draft proposals as part of its “Fit for 55” environmental legislative agenda and as part of the wider EU Green Deal growth strategy. There are two key initiatives relevant to maritime arising from the proposals: (a) a bespoke emissions trading scheme for maritime (Maritime ETS) which commenced in 2024 and applies to all ships above a gross tonnage of 5000; and (b) a FuelEU draft regulation which seeks to require all ships above a gross tonnage of 5000 to carry on board a “FuelEU certificate of compliance” from June 30, 2025 as evidence of compliance with the limits on the greenhouse gas intensity of the energy used on-board by a ship and with the requirements on the use of on-shore power supply (OPS) at berth.

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ETS was agreed in December 2022 and FuelEU was passed into law on July 25, 2023 and entered into force on January 1, 2025. More specifically, Maritime ETS is to apply gradually over the period from 2024 to 2026. In 2025, shipping companies would have to surrender 40% of ETS allowances for 2024 emissions; in 2026 shipping companies would have to surrender 70% of ETS allowances for the 2025 missions; and 100% in 2027 for 2026 emissions. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports; and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). More recent proposed amendments signal that 100% of non-EU emissions may be caught if the IMO does not introduce a global market-based measure by 2028. All maritime allowances will be auctioned and there will be no free allocation for the shipping sector. From a risk management perspective, new systems, including data management systems, personnel, cost recovery mechanisms, revised service agreement terms, and emissions reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspects of ETS compliance.

Additionally, on July 25, 2023, the European Council of the European Union adopted the Fuel EU Maritime Regulation 2023/1805 (“FuelEU”) under the FuelEU Initiative of its “Fit-for-55” package which sets limitations on the acceptable yearly greenhouse gas intensity of the energy used by covered vessels. Among other things, the Maritime Fuel Regulation requires that greenhouse gas intensity of fuel used by covered vessels is reduced by 2% starting January 1, 2025, with additional reductions contemplated every five years (up to 80% by 2050). Shipping companies may enter into pooling mechanisms with other shipping companies in order to achieve compliance, bank surplus emissions and borrow compliance balances from future years. A FuelEU Document of Compliance is required to be kept on board a vessel to show compliance by June 30, 2026. Both the ETS and FuelEU schemes have significant impacts on the management of the vessels calling to EU ports, by increasing the complexity and monitoring of, and costs associated with the operation of vessels and affecting the relationships with our time charterers.

Responsible recycling and scrapping of ships are becoming increasingly important issues for shipowners and charterers alike as the industry strives to replace old ships with cleaner, more energy efficient models. The recognition of the need to impose recycling obligations on the shipping industry is not new. In 2009, the IMO oversaw the creation of the Hong Kong Ship Recycling Convention (the “Hong Kong Convention”), which sets standards for ship recycling. Concerned at the lack of progress in satisfying the conditions needed to bring the Hong Kong Convention into force, the EU published its own Ship Recycling Regulation 1257/2013 (SRR) in 2013, with a view to facilitating early ratification of the Hong Kong Convention both within the EU and in other countries outside the EU. The 2013 regulations are vital to responsible ship recycling in the EU. SRR requires that, from December 31, 2020, all existing ships sailing under the flag of EU member states and non-EU flagged ships calling at an EU port or anchorage must carry on-board an Inventory of Hazardous Materials (IHM) with a certificate or statement of compliance, as appropriate. For EU-flagged vessels, a certificate (either an Inventory Certificate or Ready for Recycling Certificate) will be necessary, while non-EU flagged vessels will need a Statement of Compliance. Now that the Hong Kong Convention has been ratified and will enter into force on June 26, 2025, it is expected the EU Ship Recycling Regulation will be reviewed in light of this.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berths in the Baltic, the North Sea, and the English Channel (the so-called “SOx-Emission Control Area”). As of January 2020, EU member states must also ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.

EU Directive 2004/35/CE (as amended) regarding the prevention and remedying of environmental damage addresses liability for environmental damage (including damage to water, land, protected species and habitats) on the basis of the “polluter pays” principle. Operators whose activities caused the environmental damage are liable for the damage (subject to certain exceptions). With regard to specified activities causing environmental damage, operators are strictly liable. The directive applies where damage has already occurred and where there is an imminent threat of damage. The directive requires preventative and remedial actions, and that operators report environmental damage or an imminent threat of such damage.

In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the Fit for 55 (described above) to support the climate policy agenda.

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On November 10, 2022, the EU Parliament adopted the Corporate Sustainability Reporting Directive (“CSRD“). EU member states have 18 months to integrate it into national law. The CSRD will create new, detailed sustainability reporting requirements and will significantly expand the number of EU and non-EU companies subject to the EU sustainability reporting framework. The required disclosures will go beyond environmental and climate change reporting to include social and governance matters (for example, respect for employee and human rights, anti- corruption and bribery, corporate governance and diversity and inclusion). In addition, it will require disclosure regarding the due diligence processes implemented by a company in relation to sustainability matters and the actual and potential adverse sustainability impacts of an in-scope company’s operations and value chain. The CSRD will begin to apply for financial years starting in 2024 to large EU and non-EU undertakings subject to certain financial and employee thresholds being met. New systems, personnel, data management systems and reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspect of CSRD compliance. We note that following the publication of the Omnibus package of proposals on February 26, 2025 which are designed to simplify EU regulations and cut red tape, the application of all reporting requirements in the CSRD for companies that are due to report in 2026 and 2027 is postponed and to 2028. If implemented into law, the Omnibus package will simplify compliance for SMEs and all companies with up to 1,000 employees and 50 million turnover will be outside the scope of the CSRD. For the companies in scope (above 1,000 employees and 50 million turnover), the Commission will adopt a delegated act to revise and simplify the existing sustainability reporting standards (ESRS). The proposed provisions in CSRD also create a derogation for companies with more than 1,000 employees and a turnover below EUR 450 million by making the reporting of Taxonomy voluntary, and also, put a stronger emphasis on transition finance by introducing the option of reporting on partial Taxonomy-alignment.

International Labor Organization

The International Labor Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tonnage or over and are either engaged in international trade. We believe that our vessels are in substantial compliance with and are certified to meet MLC 2006 and its amendments.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task having been delegated to the IMO), which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. On January 20, 2025, President Donald Trump signed an executive order initiating the United States' withdrawal from the Paris Agreement; the withdrawal will take at least one year to complete.

At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, a MEPC 80 in July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which revoked the 2018 initial strategy. The 2023 IMO GHG Strategy identifies a number of levels of ambition, including (1) decreasing the carbon intensity from ships through implementation of further phases of energy efficiency for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, comparted to 2008; and (3) uptake of zero or near-zero Green House Gas (“GHG”) emission technologies, fuels, and/or energy sources, striving to represent 10% of the energy sources used by international shipping by 2030; and (4) to reach net-zero GHG emissions by or around 2050. At the conclusion of MEPC 82, a draft legal text was used as a basis for ongoing talks about mid-term GHG reduction measures, which are expected to be adopted in 2025. The proposed mid-term measures include a goal-based marine fuel standard, phasing in the mandatory use of fuels with less GHG intensity, and a global GHG emission pricing mechanism. The IMO net-zero framework was approved by MEPC 83, including the new fuel standard for ships and a global pricing mechanism for emissions. These measures are set to be formally adopted in October 2025 before entry into force in 2027. The pricing mechanism could be in the form of a global carbon levy or in the form of a global emissions trading scheme thus removing the need for the existing fragmented and localized schemes as are present in the EU, China, Japan and Singapore. UK too is consulting on introducing a UK based emissions trading scheme (UK ETS) to apply from 2026 for ships above 5000GT but for domestic voyages only (i.e., voyages taking place between two UK ports). These regulations could cause us to incur additional substantial expenses.

As noted above, at the MEPC 70 meeting in October 2016 adopted a mandatory data collection system (DCS) which requires ships above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. Unlike the EU MRV (see below), the IMO DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching and off-shore installations. The SEEMPs of all ships covered by the IMO DCS must include a description of the methodology for data collection and reporting. After each calendar year, the aggregated data are reported to the flag state. If the data have been reported in accordance with the requirements, the flag state issues a statement of compliance to the ship. Flag states subsequently transfer this data to an IMO ship fuel oil consumption database, which is part of the Global Integrated Shipping Information System (GISIS) platform. IMO will then produce annual reports, summarizing the data collected. Thus, currently, data related to the GHG emissions of ships above 5,000 gross tons calling at ports in the European Economic Area (EEA) must be reported in two separate, but largely overlapping, systems: the EU MRV, which applies since 2018, and the IMO DCS – which applies since 2019. The proposed revision of Regulation (EU) 2015/757 adopted on 4 February 2019 aims to align and facilitate the simultaneous implementation of the two systems however it is still not clear when the proposal will be adopted.

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IMO’s MEPC 76 adopted amendments to Annex VI that will require ships to reduce their greenhouse gas emissions. The Revised MARPOL Annex VI entered into force on November 1, 2022. The revised Annex VI includes carbon intensity measures (requirements for ships to calculate their Energy Efficiency Existing Ship Index (EEXI) following technical means to improve their energy efficiency and to establish their annual operational carbon intensity indicator and rating. MEPC 76 also adopted guidelines to support the implementation of the amendments. MEPC 79 adopted amendments to Annex VI to revise the IMO DCS and reporting requirements in connection with the implementation of the EEXI and the CII framework, which amendments became effective on May 1, 2024.

In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the Fit for 55 (described above) to support the climate policy agenda. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union’s carbon market are also forthcoming.

In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. The EPA or individual U.S. states could enact environmental regulations that could negatively affect our operations. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. In November 2022, the EPA issued a supplemental proposal that would achieve more comprehensive emissions reductions and add proposed requirements for sources not previously covered. The EPA held a public hearing in January 2023 on the proposal and in December 2023, issued a final rule to sharply reduce emissions of methane and other air pollution from oil and natural gas operations, including storage vessels. In 2024, the EPA issued a final Waste Emissions Charge rule to reduce methane emissions, applicable to waste emissions from high-emitting oil and gas facilities. On March 14, 2025, a joint Congressional resolution, signed by President Trump, disapproved the 2024 Waste Emissions Charge Rule, such that it is no longer in effect. The EPA is evaluating options and obligations with respect to implementing Clean Air Act section 136(c-g) (pertaining to methane emissions and waste reduction).

Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002, or MTSA.

To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.

Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at a port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore and our Fleet Manager; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.

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The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant negative financial impact on us.

All vessels have been issued with ISSC, which is subject to Verifications that have ensured that the security system and any associated security equipment of the vessel fully complies with the applicable requirements of MTSA and the ISPS Code, is in satisfactory condition and fit for the service for which the vessel is intended.

The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and the Red Sea and the Arabian Sea areas and the West Africa area including the Gulf of Guinea. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. Our vessels are certified as being “in class” by their Classification Society (American Bureau of Shipping).

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our financing arrangements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected and we might not be always able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurances

We maintain marine hull and machinery and war risks insurances, which include the risk of actual or constructive total loss, for our vessel. Our vessels are covered up to at least their fair market value with a deductible of $150,000 per incident. We also maintain increased value coverage for our vessels. Under this increased value coverage, in the event of total loss of the relevant vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance, provided by mutual protection and indemnity associations, or P&I Associations, covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury, illness or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property such as fixed and floating objects, pollution arising from oil or other substances, salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”

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Our coverage limit is as per International Group’s rules, where there are standard sub-limits for oil pollution at $1 billion, passenger liability at $2 billion and seamen liabilities at $3 billion. The 12 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities in excess of each association’s own retention of $10 million up to, currently, approximately $8.9 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels and other vessels we may acquire. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate as planned. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.

Organizational Structure

Rubico Inc. is the owner of all of the issued and outstanding shares of the Rubico Predecessor, Athenean Empire Inc. and Roman Empire Inc., each incorporated under the laws of the Republic of the Marshall Islands. Rubico Inc. was incorporated on August 11, 2022 as Central Tactical Acquisitions Inc. and on March 3, 2023 its articles of incorporation were amended to effect a change in the name of the corporation to Rubico Inc.

Property, Plants and Equipment

We do not own any real estate property. We maintain our principal executive offices at 20 Iouliou Kaisara Str, 19002, Paiania, Athens, Greece. Other than our vessels, we do not have any material property. See “Business—Business Overview—Our Fleet”.

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MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our directors and executive officers. Members of our Board of Directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is 20 Iouliou Kaisara Str, 19002, Paiania, Athens, Greece.

Name	Age	Position
Kalliopi Ornithopoulou	66	Director, President, Chairwoman, Chief Executive Officer
Nikolaos Papastratis	46	Director, Chief Financial Officer, Secretary
Aristovoulos Christinis	71	Independent Non-Executive Director
George Xiradakis	61	Independent Non-Executive Director
George M. Daskalakis	70	Independent Non-Executive Director

Biographical information with respect to each of our directors and executives is set forth below.

Kalliopi Ornithopoulou has more than 40 years of maritime and international business experience in the areas of finance and banking. She has served in executive positions of both Greek and International banks with a specialization in shipping from 1982 until 2010. From September 2009 to the date of this registration statement she is a freelance financial advisor for Greek shipping companies as well as for Aegean Baltic Bank and two UK-based banks. Ms. Ornithopoulou holds a B.Sc in Economics and Politics from Pantios University of Athens.

Nikolaos Papastratis has more than 17 years of experience in the shipping finance, finance and accounting industry. Mr. Papastratis experience includes Financial Reporting / Controlling in Central Mare Inc from September 2009 to the date of this registration statement, a ship management company and a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder, being responsible for its shipping company client accounts. Currently Mr. Nikolaos Papastratis holds the position of Financial Controller in Central Mare. Prior to Central Mare, Mr. Papastratis was an in-house management consultant in the Vardinogiannis Group of companies for 3 years and prior to that a consultant in the advisory and corporate finance department of PriceWaterhouseCoopers for 2 years. Mr. Papastratis holds a BA in Economics from the Kapodistrian University of Athens and an MBA from the Athens Laboratory of Business Administration (ALBA).

Aristovoulos Christinis has more than 50 years of maritime and international business experience having started as a deck hand in a cargo vessel and progressed to various executive positions in the operations and chartering departments of London based tanker and dry-cargo shipping companies (Solidor Shipping, European Navigation London, Spinoza Shipping, Marcan Shipping, Top Tankers UK). From 1995 to 2004 he was a full member of the Baltic Exchange London, a membership organization for the maritime industry and freight market information provider for the trading and settlement of physical and derivative contracts. From April 2018 to the date of this registration statement he has been working as freelance advisor to the shipping industry with various worldwide shipping companies. Mr. Christinis holds a Shipping diploma from London Westminster College.

George Xiradakis has more than 40 years of maritime and international finance experience. He served as Senior Manager in the French bank Credit Lyonnais both in Athens and Paris. In 1999 he founded XRTC Business Consultants which acts as a commercial representative of foreign banks and institutions in Greek Shipping Market. Since 2009 XRTC acting as Advisor to Chinese Finance market and in 2010 awarded in Lloyd’s List Greek Shipping Awards as “Financier of the Year 2010” for the completion of the first bilateral loan between a Chinese bank that was a milestone transaction in the world of ship financing being the first transaction of the new Chinese market. He graduated from the Nautical Marine Academy of Aspropyrgos-Athens in 1984 and he holds a diploma in Commercial Operations from City of London Polytechnic and an MSc in Maritime Studies from University of Wales. Mr. Xiradakis is President of the Association of Banking and Financial Executives of Hellenic Shipping, Vice President of China Hellenic Chamber (HCCI). He is President Emeritus of International Propeller Club-Port of Piraeus, Vice President of the Heraklion Port Authority, Member of the BOD of the Piraeus Chamber of Commerce & Industry, BOD member of Piraeus Marine Club, Member of the Mediterranean Committee of China Classification Society and Member of the Greece- China Association, Hellenic Maritime Museum and Hellas Liberty Floating Museum. He is currently a non-executive director of C3is Inc. and Imperial Petroleum Inc., both of which are listed on Nasdaq, and has also been a Board Member of other U.S. listed shipping companies.

George M. Daskalakis has been an active sale and purchase shipbroker for the last 43 years having participated in more than 3,500 transactions. From July 1996 to the date of this registration statement he has been the senior partner and director of Allied Shipbroking Inc, one of the largest shipbroking and ship-chartering firms in Greece. Before that he has served as a managing director in Belacasa Compania Naviera S.A. for 9 years where he introduced to the Greek shipping market the bareboat chartering structure and helped established more than 25 new shipping companies by arranging the purchase and financing of their fleet through finance brokers. From 1980 to 1987 he worked as a shipbroker in Vakis Vlahoulis S.A. and Overseas Agency S.A.

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No family relationships exist among any of the directors and executive officers.

Compensation

We expect to pay aggregate cash compensation of $0.1 million for the first year following the Spin-Off for the services of our executive officers and directors. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law. We do not have a retirement plan for our officers or directors.

We will enter into an agreement with Central Mare, a related party affiliated with the family of Mr. Evangelos J. Pistiolis, our significant shareholder, pursuant to which Central Mare will furnish our executive officers as described below.

Under the terms of the agreement for the provision of our executive officers, we will be obligated to pay base salary and additional incentive compensation as determined by our Board of Directors. The initial term of the agreement will expire after one year from its inception and will be automatically extended for successive one-year terms unless Central Mare or we provide notice of non-renewal at least sixty days prior to the expiration of the then applicable term.

If any of our officers’ employment is terminated without cause, she or he will be entitled to certain personal and household security costs. If she or he is removed from our Board of Directors or not re-elected, then her or his employment will terminate automatically without prejudice to Central Mare’s rights to pursue damages for such termination. In the event of a change of control, each officer will be entitled to receive a cash payment of three years’ annual base salary. The agreement will also contain death and disability provisions for each officer. In addition, the officers will be subject to non-competition and non-solicitation undertakings.

Equity Incentive Plan

We have adopted our 2025 Equity Incentive Plan, or the Plan. The Plan is administered by the Compensation Committee of our Board of Directors, which can make awards totaling in aggregate up to 15% of the number of Common Shares outstanding at the time any award is granted. Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient's continued service as an employee or a director of the Company, through the applicable vesting date.

Employees

We have no direct employees while our executive officers and a number of employees are furnished to us pursuant to agreements with Central Mare, as described below. Our Fleet Manager ensures that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that our vessels employ experienced and competent personnel. As of December 31, 2024, the Rubico Predecessor employed 42 sea-going employees, indirectly through our Fleet Manager.

Board Practices

Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our Board of Directors has an audit committee, a compensation committee and a nominating committee. Our Board of Directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of George Xiradakis (Chairman), Aristovoulos Christinis and George M. Daskalakis. Our Board of Directors has determined that the members of the audit committee meet the applicable independence requirements of the SEC and Nasdaq.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by and Nasdaq and the SEC). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of George Xiradakis, Aristovoulos Christinis and George M. Daskalakis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

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Nominating Committee

Our nominating committee consists of George Xiradakis, Aristovoulos Christinis and George M. Daskalakis, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors.

Share Ownership

The shares owned by our directors and executive officers are disclosed below in “Security Ownership of Certain Beneficial Owners and Management.”

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered, or may enter in the future, into significant contractual agreements and transactions with related parties. Related party transactions are subject to review and approval of the independent members of our Board. The information in this section includes, were applicable, a summary of the terms of the agreements entered into with related parties. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant agreements filed as exhibits hereto.

In addition to the information contained in this section, you should carefully review the notes to our financial statements included in this prospectus for additional information about our related party transactions.

Management Agreements

Please see “Business—Management of Our Fleet” for a description of the management of our vessels, or any vessels we may acquire from CS and “Management—Compensation” for a description of the terms under which our officers are provided to us by Central Mare.

Contribution and Conveyance Agreement

Prior to the consummation of the Spin-Off, we entered into the Contribution and Conveyance Agreement with the Parent. Pursuant to the Contribution and Conveyance Agreement, the Parent (i) contributed the Rubico Predecessor to us in exchange for the shares to be distributed in the Spin-Off and (ii) indemnified us and the Rubico Predecessor for any and all obligations and other liabilities arising from or relating to the operation, management or employment of our vessels prior to the effective date of the Spin-Off.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our capital stock as of December 31, 2024, held by beneficial owners of 5% or more of our voting stock and by our directors and officers as a group. All of our common shareholders, including the shareholders listed in the table below, are entitled to one vote for each Common Share held.

Prior to the Spin-Off, our sole shareholder was the Parent. The following table sets forth information regarding beneficial ownership of our voting securities, comprising our Common Shares and Series D Preferred Shares, immediately following the completion of the Spin-Off by each person or entity known by us to be the beneficial owner of more than 5% of each class of our voting securities, each of our directors and executive officers, and all of our directors and executive officers as a group. To the best of our knowledge, except as disclosed in the table below or with respect to our directors and executive officers, we are not controlled, directly or indirectly, by another corporation, by any foreign government or by any other natural or legal persons. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control. All shareholders of Common Shares are entitled to one vote for each common share held and holders of our Series D Preferred Shares are entitled to 1,000 votes per Series D Preferred Share held.

The calculation of percentage of beneficial ownership is based on 3,132,337 common shares issued and outstanding as of the date of this prospectus. Information for certain holders is based on their latest filings with the SEC with respect to beneficial ownership of common shares of the Parent or information delivered to us.

Name	Security	Number	Percentage of Class	Percentage of Total Voting Power
Lax Trust(1)	Series D Preferred Shares	100,000	100.0%	97.0%
3 Sororibus Trust(2)	Common Shares	1,465,359	46.8%	1.4%
Evangelos J. Pistiolis	Common Shares	220,564	7.0%	0.2%

Directors and executive officers as a group		0	0	0%

(1)	The Lax Trust is an irrevocable trust established for the benefit of certain family members of Mr. Evangelos J. Pistiolis. The business address of the Lax Trust is Level 3, 18 Stanley Street, Auckland 1010, New Zealand. In order to satisfy the minimum percentage of voting of Mr. Evangelos J. Pistiolis contained in the AVIC and Huarong SLBs as described above as well as any future such minimum voting rights financing agreement covenants, the voting rights per share of Series D Preferred Shares are adjusted such that during the term of any facility containing such a minimum voting percentage covenant, the combined voting power controlled by Mr. Evangelos J. Pistiolis or any related parties affiliated with Mr. Evangelos J. Pistiolis and the Lax Trust does not fall below a majority of our total voting power, irrespective of any new common or preferred stock issuances. Both the number of the Series D Preferred Shares and the votes per Series D Preferred Share are not adjusted in case of splits, subdivisions, reverse stock splits or combinations of the Company’s outstanding shares.

(2)	3 Sororibus Trust is an irrevocable trust established for the benefit of certain family members of Mr. Evangelos J. Pistiolis. The business address of 3 Sororibus Trust is 31 Kitiou Kyprianou, 3036, Limassol, Cyprus. 3 Sororibus Trust is the sole shareholder of Family Trading Inc., or Family Trading, a Marshall Islands corporation, and may be deemed to beneficially own all of the Common Shares beneficially owned by Family Trading.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. Please see our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our Amended and Restated Articles of Incorporation, our authorized share capital stock consists of:

•	1,000,000,000 Common Shares, par value $0.01 per share, of which 3,132,337 shares are issued and outstanding as of the date hereof; and

•	20,000,000 preferred shares, par value $0.01 per share, out of which:

○

100,000 Series D Preferred Shares have been designated, of which 100,000 are issued and outstanding as of the date hereof; and

1,000,000 shares of Series A Participating Preferred Stock have been designated, of which none will be issued and outstanding or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Description of Common Shares.

Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of Common Shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of Common Shares are subject to the rights of the holders of our preferred stock.

Prior to the Spin-Off, the Parent, as our then sole shareholder, approved an amendment to our Amended and Restated Articles of Incorporation to effect one or more reverse stock splits of the Common Shares issued and outstanding at the time of the reverse split at a cumulative exchange ratio of between one-for-two and one-for-250, with our Board of Directors to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios; provided that any such reverse stock split or splits are implemented prior to the third anniversary of the Spin-Off. While our Board of Directors will exercise its sole discretion as to whether and in what circumstances to effect any reverse stock split pursuant to this amendment of our Amended and Restated Articles of Incorporation, the Parent’s determination to approve such amendment was intended to provide us the means to maintain compliance with the continued listing requirements of the trading market for our Common Shares, in particular any minimum bid price requirement, as well as to realize certain beneficial effects of a higher trading price for our Common Shares, including the ability to appeal to certain investors and potentially increased trading liquidity.

Broadridge Financial Solutions, Inc. is the transfer agent and registrar for our Common Shares.

Preferred Shares.

Our Board of Directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our Common Shares and preferred shares, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

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Description of Series D Preferred Shares.

The following description of the characteristics of the Series D Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation which is filed as an exhibit hereto and is incorporated herein by reference.

The Series D Preferred Shares has the following characteristics:

Conversion. The Series D Preferred Shares are not convertible into Common Shares.

Voting. Each Series D Preferred Share has the voting power of 1,000 Common Shares. In order to satisfy the minimum percentage of voting of Mr. Evangelos J. Pistiolis contained in the AVIC and Huarong SLBs as described above as well as any future such minimum voting rights financing agreement covenants, the voting rights per share of Series D Preferred Shares are adjusted such that during the term of any facility containing such a minimum voting percentage covenant, the combined voting power controlled by Mr. Evangelos J. Pistiolis or any related parties affiliated with Mr. Evangelos J. Pistiolis and the Lax Trust does not fall below a majority of our total voting power, irrespective of any new common or preferred stock issuances. Both the number of the Series D Preferred Shares and the votes per Series D Preferred Share are not adjusted in case of splits, subdivisions, reverse stock splits or combinations of the Company’s outstanding shares.

Distributions. The Series D Preferred Shares shall have no dividend or distribution rights.

Maturity. The Series D Preferred Shares shall expire and all outstanding Series D Preferred Shares shall be redeemed by us for par value on the date that any financing facility with any financial institution which requires that any member of the family of Mr. Evangelos J. Pistiolis maintains a specific minimum ownership or voting interest (either directly and/or indirectly through companies or other entities beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of our issued and outstanding Common Shares, respectively, are fully repaid or reach their maturity date. The Series D Preferred Shares shall not be otherwise redeemable. Currently the SLBs with AVIC and Huarong have similar provisions that are satisfied via the existence of the Series D Preferred Shares.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of our Company, the Series D Preferred Shares shall have a liquidation preference of $0.01 per share.

No Preemptive Rights; No Sinking Fund. The holders of Series D Preferred Shares do not have any preemptive rights. The Series D Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Preferred Share Purchase Rights

Prior to the Spin-Off, we entered into a Shareholders’ Rights Agreement, or the Rights Agreement, with Broadridge Financial Services Inc., as Rights Agent.

Under the Rights Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each Common Share outstanding immediately prior to the Spin-Off. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01, at an exercise price of $40.00 per share. The Rights will separate from the Common Shares and become exercisable only if a person or group acquires beneficial ownership of 15% or more of our Common Shares (including through entry into certain derivative positions) in a transaction not approved by our Board of Directors. In that situation, each holder of a Right (other than the Acquiring Person (as defined below), whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of Common Shares having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an Acquiring Person acquires 15% or more of our Common Shares, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of Common Shares of the Acquiring Person having a then-current market value equal to twice the exercise price. The Acquiring Person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

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The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board of Directors.

We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit hereto.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding Common Shares, or, in the case of uncertificated Common Shares registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all Common Shares certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary of our entry into the Rights Agreement, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the Common Shares and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s Common Shares; or

•	the 10th business day (or such later date as determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s Common Shares.

“Acquiring Person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company’s Common Shares then outstanding. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company and any person holding Common Shares for or pursuant to the terms of any such plan, are excluded from the definition of “Acquiring Person.” Certain inadvertent owners that would otherwise become an Acquiring Person, including those who would have this designation as a result of repurchases of Common Shares by us, will not become Acquiring Persons as a result of those transactions. For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding Common Shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations. In addition, none of the Lax Trust, 3 Sororibus Trust of Cyprus, Evangelos J. Pistiolis, or any of their affiliates or associates shall be considered an Acquiring Person.

Our Board of Directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of a sufficient number of Common Shares.

Until the Rights distribution date: (i) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof or, in the case of uncertificated Common Shares registered in book-entry form by notation in book entry accounts reflecting the ownership of such Common Shares (which certificates and Book Entry Shares, as applicable, shall also be deemed to be Rights Certificates) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Common Shares.

As soon as practicable after the distribution date, we will prepare, execute and send, or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information and documents, in the discretion of the Rights Agent, at the expense of the Company, send or cause to be sent) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the distribution date, at the address of such holder shown on the records of the Company, or the transfer agent or registrar for the Common Shares, a Rights Certificate evidencing one Right for each Common Share so held.

We will not issue Rights with any Common Shares we issue after the Rights distribution date, except as our Board of Directors may otherwise determine.

Flip-In Event

If an Acquiring Person obtains beneficial ownership of 15% or more of our Common Shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below under “Redemption of Rights”.

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Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Event

If, after an Acquiring Person obtains 15% or more of our Common Shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of Common Shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Anti-dilution

We may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the preferred shares or Common Shares. No adjustments to the Exercise Price of less than 1% will be made.

Redemption of Rights

We may redeem the Rights for $0.0001 per Right under certain circumstances. If we redeem any Rights, we must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we effect a stock dividend or a stock split. The redemption price shall be payable, at our option, in cash, Common Shares or such other form of consideration as our Board of Directors shall determine. The redemption price shall be payable, at the option of the Company, in cash, Common Shares or such other form of consideration as the Board shall determine.

Exchange of Rights

After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Common Shares, our Board of Directors may extinguish the Rights by exchanging one Common Share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one Common Share.

Amendment of Terms of Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the distribution date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

The following description of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is a summary of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

The Board of Directors must consist of at least one member. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal, or the earlier termination of his or her term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

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Classified Board

Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Shareholder Meetings

Under our Amended and Restated Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Election and Removal

Our Amended and Restated Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. The entire Board of Directors or any individual director may be removed, with cause, by the vote of two-thirds of the votes eligible to be cast by the holders of outstanding shares of our capital stock then entitled to vote at an election of directors. No director may be removed without cause by either the shareholders or the Board of Directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Common Shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection

Our Amended and Restated Articles of Incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our Amended and Restated Articles of Incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.

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Accordingly, the applicability of the provisions of our Amended and Restated Articles of Incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.

Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our Amended and Restated Articles of Incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our Amended and Restated Articles of Incorporation, see “Risk Factors—Risks Related to Our Common Shares and this Offering—We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.”

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our Amended and Restated Articles of Incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Amended and Restated Articles of Incorporation provide that we must indemnify and hold harmless our directors and officers to the fullest extent permitted by the BCA. We are also required to advance certain expenses to our directors and officers incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under the relevant section of our Amended and Restated Articles of Incorporation. We may carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

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Limited Actions by Shareholders

Our Amended and Restated Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our Amended and Restated Bylaws provide that the Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Our Amended and Restated Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing. Our Amended and Restated Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Blank Check Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our Amended and Restated Articles of Incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of the Company. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws require parties other than our Board of Directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Super-Majority Approval Requirements

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the vote of two-thirds of the votes eligible to be cast by holders of outstanding shares of our capital stock then entitled to vote at an election of directors is required to amend our Amended and Restated Bylaws or certain provisions of our Amended and Restated Articles of Incorporation at any annual or special meeting of shareholders. In addition, amendments to certain provisions of our Amended and Restated Bylaws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of our Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our directors and the filling of vacancies on our Board of Directors.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we will include these provisions in our Amended and Restated Articles of Incorporation. Specifically, our Amended and Restated Articles of Incorporation will prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Subject to certain exceptions, interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our issued and outstanding voting stock; or

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•	any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting stock at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

•	Subject to certain exceptions, a business combination includes, among other things:

o	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

o	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our issued and outstanding stock;

o	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

o	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

o	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

•	These provisions of our Amended and Restated Articles of Incorporation do not apply to a business combination if:

o	before a person became an interested shareholder, our Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

o	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock issued and outstanding at the time the transaction commenced, other than certain excluded shares;

o	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting stock that is not owned by the interested shareholder;

o	the shareholder was or became an interested shareholder prior to the consummation of the transactions;

o	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

o	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our Amended and Restated Articles of Incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting stock.

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Registrar and Transfer Agent

The registrar and transfer agent for our Common Shares is Broadridge Financial Solutions, Inc.

Listing

Our Common Shares are listed on Nasdaq under the symbol “RUBI.”

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CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
May be held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.
A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Written Consent
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Merger or Consolidation
Any two or more domestic corporations may merge or consolidate into a single corporation if approved by the board of each constituent corporation and if authorized by a majority vote at a shareholder meeting of each such corporation by the holders of outstanding shares.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

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Marshall Islands	Delaware
Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.	Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. However, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation shall be necessary to authorize a merger that meets certain conditions.
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board of directors (and notice of the meeting shall be given to each shareholder of record, whether or not entitled to vote), shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.
Upon approval by the board, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any such corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.
Directors
The number of directors may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw. The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws and amended by an amendment to the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Marshall Islands	Delaware
If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	Shareholders entitled to vote upon amendments to the bylaws hold the power to adopt, amend or repeal bylaws in a stock corporation that has received any payment for its stock, unless such power is otherwise conferred upon the directors in the certificate of incorporation. An amendment to the certification of incorporation must be approved by the board and a majority of outstanding stock entitled to vote thereon.

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Removal of Directors:	Removal of Directors:
Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the bylaws may provide for such removal by board action, except in the case of any director elected by cumulative voting, or by shareholders of any class or series when entitled by the provisions of the articles of incorporation.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or bylaws provide any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect the removal of any or all directors only for cause unless the certificate of incorporation provides otherwise.
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his or her shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration which is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding those limited exceptions, appraisal rights will be available if shareholders are required by the terms of an agreement of merger or consolidation to accept certain forms of uncommon consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

 • alters or abolishes any preferential right of any outstanding shares having preference; or

 • creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

 • alters or abolishes any preemptive right granted by law and not disseated by the articles of incorporation of such holder to acquire shares or other securities; or

 • excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders do not have appraisal rights due to an amendment of the company’s certificate of incorporation unless provided for in such certificate.

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TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our Common Shares as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Common Shares that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;
•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “—United States Federal Income Taxation of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Common Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our Common Shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more (by vote or value) of our shares;
•	persons that own shares through an “applicable partnership interest”;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;
•	persons that hold our Common Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S., non-Marshall Islands tax laws.

We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

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Because of the complexity of the tax laws and because the tax consequences to any particular holder of our Common Shares may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our Common Shares, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income in General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.- source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Section 883 of the Code, our gross U.S.-source shipping income generally would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the Treasury Regulations thereunder, we will be exempt from U.S. federal income tax on our U.S.-source shipping income if:

(1)	we are organized in a foreign country, or our “country of organization”, that grants an “equivalent exemption” to corporations organized in the United States; and

(2)	either

A.	more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States (each such individual a “qualified shareholder” and such individuals collectively, “qualified shareholders”), which we refer to as the “50% Ownership Test,” or

B.	our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to

U.S. corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and the Rubico Predecessor are incorporated, grants an “equivalent exemption” to U.S. corporations. Therefore, we will be exempt from U.S. federal income tax with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.

In order to satisfy the 50% Ownership Test, a non-U.S. corporation must be able to substantiate that more than 50% of the value of its shares is owned, for at least half of the number of days in the non-U.S. corporation’s taxable year, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the Treasury Regulations) of countries, other than the United States, that grant an equivalent exemption, (2) non-U.S. corporations that meet the Publicly-Traded Test and are organized in countries that grant an equivalent exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. In order for a shareholder to be a qualified shareholder, there generally cannot be any bearer shares in the chain of ownership between the shareholder and the taxpayer claiming the exemption (unless such bearer shares are maintained in a dematerialized or immobilized book-entry system as permitted under the Treasury Regulations). A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Treasury Regulations). We believe that the Rubico Predecessor satisfied the 50% Ownership Test for the 2024 taxable year and intend to take this position on our U.S. federal income tax return for the 2024 year. This is a factual determination made on an annual basis, and no assurance can be given that we will satisfy the 50% Ownership Test in future taxable years.

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In order to satisfy the Publicly-Traded Test, Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. We anticipate that our Common Shares, which are our sole class of issued and outstanding stock that is traded, will be “primarily traded” on Nasdaq, which is an established securities market for this purpose. In order to satisfy the Publicly-Traded Test, Treasury Regulations also require that our stock be "regularly traded" on an established securities market. Under the Treasury Regulations, our stock generally will be considered to be "regularly traded" if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets, which we refer to as the "listing threshold." Our Parent’s common stock, which is listed on the NYSE American LLC and is our Parent’s only class of publicly-traded stock, did not constitute more than 50% of our Parent’s outstanding shares by vote for the 2024 taxable year, and accordingly, our Parent did not satisfy the listing threshold for the 2024 taxable year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 of the Code are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the “4% gross basis tax regime.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the exemption under Section 883 of the Code are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax imposed at a current rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such U.S. trade or business, as determined after allowance for certain adjustments.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or in the case of leasing income, is attributable to such fixed place of business in the United States.

We do not currently have, nor intend to have or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of a Vessel

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States or will otherwise not be subject to U.S. federal income taxation.

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United States Federal Income Taxation of U.S. Holders

The following represents the opinion of our United States counsel, Watson Farley & Williams LLP, and is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our Common Shares.

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to Common Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his or her Common Shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on Common Shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the Common Shares are readily tradable on an established securities market in the United States (such as Nasdaq on which our Common Shares are listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not expect to be); (3) the U.S. Non-Corporate Holder has owned the Common Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Common Shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a Common Share—paid by us. If we pay an “extraordinary dividend” on our Common Shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such Common Shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Common Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such Common Shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Common Shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock or is treated as holding stock by application of certain attribution rules (for instance, treating warrants as stock) in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or is held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary’s stock or other ownership interest. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

We believe that the Rubico Predecessor was not a PFIC for its 2024 taxable year and we do not expect to be treated as a PFIC in the current or subsequent taxable years. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

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As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the Common Shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s Common Shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder of our Common Shares makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the Common Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Common Shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the Common Shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our Common Shares are treated as “marketable stock,” a U.S. Holder of our Common Shares would be allowed to make a “mark-to-market” election with respect to our Common Shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Common Shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the Common Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Common Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its Common Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Common Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Common Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Common Shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our Common Shares), and (2) any gain realized on the sale, exchange or other disposition of our Common Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our Common Shares;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Common Shares. If a Non-Electing Holder who is an individual dies while owning our Common Shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such Common Shares.

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Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the Common Shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in “—Taxation of U.S. Holders Making a Timely QEF Election”). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder’s ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our Common Shares.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our Common Shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our Common Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Common Shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our Common Shares to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our Common Shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our Common Shares by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

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Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our Common Shares, unless the Common Shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

The following represents the opinion of our Marshall Islands counsel, Watson Farley & Williams LLP, and is a summary of the material Marshall Islands tax consequences of the ownership and disposition of our Common Shares.

We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our Common Shares that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our Common Shares.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES RELATING TO THE REGISTRATION

We estimate that our expenses in connection with the registration will be as follows:

SEC registration fee	$29.17
Accounting fees and expenses	10,000
Legal fees and expenses	15,000
Miscellaneous	2,000
Total	$27,029.17

All amounts in the table are estimates except the SEC registration fee. We will pay all of the expenses in connection with the registration as listed above.

The selling stockholders will pay any underwriting discounts and commissions in connection with the sale of our common shares offered by this prospectus. We will not pay any underwriting discounts and commissions in connection with the sale of our common shares offered by this prospectus.

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LEGAL MATTERS

Certain legal matters with respect to United States Federal and New York law and Marshall Islands law in connection with this offering will be passed upon for us by Watson Farley & Williams LLP, New York, New York.

EXPERTS

The combined carve out financial statements of Rubico Inc. Predecessor as of December 31, 2023 and 2024, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Registration Statement by reference to Rubico Inc.’s registration statement on Form 20-F, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.rubicoinc.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

RUBICO INC.

RUBICO INC. PREDECESSOR

COMBINED CARVE-OUT FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Rubico Inc.

Opinion on the Financial Statements

We have audited the accompanying combined carve-out balance sheets of Rubico Inc. Predecessor (the “Company”) as of December 31, 2023 and 2024, the related combined carve-out statements of income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 4, 2025

We have served as the Company’s auditor since 2022.

F-2

RUBICO INC. PREDECESSOR
COMBINED CARVE-OUT BALANCE SHEETS
DECEMBER 31, 2023 AND 2024

(Expressed in thousands of U.S. Dollars)

	December 31,	December 31,
	2023	2024
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	2,794	1,161
Prepayments and other	181	127
Trade accounts receivable	—	229
Due from related parties (Note 5)	—	351
Inventories	202	176
Total current assets	3,177	2,044

FIXED ASSETS:
Vessels, net (Note 4)	114,550	110,369
Total fixed assets	114,550	110,369

OTHER NON CURRENT ASSETS:
Restricted cash (Note 7)	1,000	1,000
Total non-current assets	1,000	1,000

Total assets	118,727	113,413

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 7)	4,224	4,221
Accounts payable	255	901
Accrued liabilities	299	299
Unearned revenue	2,408	2,195
Total current liabilities	7,186	7,616

NON-CURRENT LIABILITIES:
Non-current portion of long-term debt (Note 7)	75,808	71,580
Unearned revenue	—	102
Total non-current liabilities	75,808	71,682

COMMITMENTS AND CONTINGENCIES (Note 8)

Total liabilities	82,994	79,298

EQUITY:
Net parent investment (Note 1)	10,628	3,066
Retained Earnings	25,105	31,049
Total equity	35,733	34,115

Total liabilities and equity	118,727	113,413

F-3

RUBICO INC. PREDECESSOR

COMBINED CARVE-OUT STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of U.S. Dollars)

	2022	2023	2024
Revenues (Note 14)	24,784	24,478	24,205

EXPENSES:
Voyage expenses (including $310, $310 and $302 respectively, to related party) (Note 5)	508	508	495
Vessel operating expenses (including $3, $13 and $14 respectively, to related party) (Note 5 and 10)	4,901	4,816	4,655
Vessel depreciation (Note 4)	4,480	4,480	4,181
Management fees-related party (Note 5)	528	550	567
General and administrative expenses (Note 5 and 9)	394	1,688	1,887
Operating income	13,973	12,436	12,420

OTHER EXPENSES:
Interest and finance costs (Note 11)	(3,312)	(5,867)	(6,501)
Interest income	—	62	25
Total other expenses, net	(3,312)	(5,805)	(6,476)

Net Income	10,661	6,631	5,944

F-4

RUBICO INC. PREDECESSOR

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of U.S. Dollars)

	Net Parent Investment	Retained Earnings	Total
BALANCE, December 31, 2021	46,697	7,813	54,510
Net Income	—	10,661	10,661
Net decrease in Net Parent Investment (Note 2)	(10,472)	—	(10,472)
BALANCE, December 31, 2022	36,225	18,474	54,699
Net Income	—	6,631	6,631
Net decrease in Net Parent Investment (Note 2)	(25,597)	—	(25,597)
BALANCE, December 31, 2023	10,628	25,105	35,733
Net Income	—	5,944	5,944
Net decrease in Net Parent Investment (Note 2)	(7,562)	—	(7,562)
BALANCE, December 31, 2024	3,066	31,049	34,115

F-5

RUBICO INC. PREDECESSOR

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of U.S. Dollars)

	2022	2023	2024
Cash Flows from Operating Activities:
Net Income	10,661	6,631	5,944
Adjustments to reconcile net income to net cash provided by operating activities:
Vessel depreciation	4,480	4,480	4,181
Amortization of deferred financing costs	180	713	195
(Increase)/Decrease in:
Inventories	5	(31)	26
Trade accounts receivable	(5)	5	(229)
Prepayments and other	(8)	(117)	54
Due from related parties	—	—	(351)
Increase/(Decrease) in:
Accounts payable	71	(180)	753
Accrued liabilities	152	—	36
Unearned revenue	—	303	(111)
Net Cash provided by Operating Activities	15,536	11,804	10,498

Cash Flows from Investing Activities:
Advances for vessels under construction	(85)	—	—
Net Cash used in Investing Activities	(85)	—	—

Cash Flows from Financing Activities:
Proceeds from debt	—	82,000	—
Net payments to Parent company	(10,472)	(25,597)	(7,562)
Principal payments of debt	(5,460)	(5,028)	(4,400)
Prepayment of debt	—	(61,150)	—
Payment of financing costs	—	(1,668)	(169)
Net Cash used in Financing Activities	(15,932)	(11,443)	(12,131)

Net (decrease)/increase in cash and cash equivalents and restricted cash	(481)	361	(1,633)

Cash and cash equivalents and restricted cash at beginning of the year	3,914	3,433	3,794

Cash and cash equivalents and restricted cash at end of the year	3,433	3,794	2,161

Cash breakdown
Cash and cash equivalents	2,433	2,794	1,161
Restricted cash, current	—	—	—
Restricted cash, non-current	1,000	1,000	1,000
SUPPLEMENTAL CASH FLOW INFORMATION

Finance fees included in Accounts payable/Accrued liabilities/Due to related parties	—	143	—
Interest paid	2,974	5,327	6,154

The accompanying notes are an integral part of these combined carve-out financial statements.

F-6

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

1.	Basis of Presentation and General Information

The accompanying combined carve-out financial statements include three wholly owned subsidiaries of Top Ships Inc. (the “Parent”): Roman Empire Inc., Athenean Empire Inc. and Rubico Inc. (in aggregate defined as the “Company” or “Rubico Inc. Predecessor”). Roman Empire Inc. and Athenean Empire Inc. own two 157,000 dwt suezmax tankers, the M/T Eco West Coast and the M/T Eco Malibu, built in March and May 2021 respectively. Both vessels are time chartered to Clearlake Shipping Pte Ltd.

The Parent will contribute Roman Empire Inc. and Athenean Empire Inc. to Rubico Inc. in connection with the spin-off in exchange for common shares in Rubico Inc., which the Parent intends to distribute to holders of its common stock on a pro rata basis. Rubico Inc was formed on August 11, 2022 under the laws of the Republic of the Marshall Islands to serve as the holding company of Roman Empire Inc. and Athenean Empire Inc.

The accompanying combined carve-out financial statements of the Company include the historical carrying costs of the assets and the liabilities of Roman Empire Inc., Athenean Empire Inc. and Rubico Inc. from their date of incorporation and an allocation of the Parent’s General and administrative expenses and Management fees related party (see Note 9 and 5). Both Roman Empire Inc. and Athenean Empire Inc. were incorporated on February 18, 2020 under the laws of the Marshall Islands.

The Company’s vessels are managed by Central Shipping Inc. (“CSI”), a related party affiliated with the family of Evangelos J. Pistiolis, the Parent’s Chief Executive Officer, Director and President, Mr. Evangelos J. Pistiolis.

2.	Significant Accounting Policies

Basis of presentation: The accompanying combined carve-out financial statements include the accounts of the Subsidiaries comprising the Company as discussed in Note 1. These combined carve-out financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of the Parent. The combined carve-out financial statements reflect the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC.

Intercompany accounts and transactions between the Subsidiaries and the Parent have been treated and presented as Net parent investment in the accompanying combined carve-out balance sheets. Increases in Net Parent Investments represent contributions from the parent and decreases in Net Parent Investments represent distribution from the Company to the Parent. For the years ended December 31, 2022, 2023 and 2024 the Company transferred amounts of $10,472, $25,597 and $7,562 respectively to the Parent consisting of operating cashflow surplus and for the year ended December 31, 2023 operating cashflow surplus and the net proceeds from the 2023 refinancing (Note 7). None of the Parent’s cash and cash equivalents or debt and the related interest expense at the corporate level have been assigned to the Company in the combined carve-out financial statements.

The combined carve-out statements of income reflect expense allocations made to the Company by the Parent for certain corporate functions and for shared services provided by the Parent. These allocations were made by the Parent on a pro-rata basis based on the number of calendar days of the Company’s vessels to total calendar days of the Parent’s fleet. See Notes 5 and 9 for further information on expenses allocated by the Parent. Both the Company and the Parent consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented. Nevertheless, the combined carve-out financial statements may not be indicative of the Company’s future performance and may not include all of the actual expenses that would have been incurred by the Company as an independent publicly traded company or reflect the Company’s financial position, results of operations and cash flows that would have been reported if the Company had been a stand-alone entity during the periods presented.

Use of Estimates: The preparation of the accompanying combined carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined carve-out financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates mainly include vessel useful lives and residual values. Actual results may differ from these estimates.

F-7

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

Foreign Currency Translation: The Company’s functional currency is the U.S. Dollar because its vessels operate in international shipping markets, and therefore primarily transacts business in U.S. Dollars. The Company’s books of account are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies are translated to U.S. Dollars based on the year-end exchange rates and any gains and losses are included in the statements of income.

Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

Restricted Cash: The Company considers amounts that are pledged, blocked, held as cash collateral, required to be maintained with a specific bank or be maintained by the Company as minimum cash under the terms of a loan agreement, as restricted and these amounts are presented separately on the balance sheets. In the event original maturities are shorter than twelve months, such deposits are presented as current assets while if original maturities are longer than twelve months, such deposits are presented as non-current assets.

Trade Accounts Receivable, net: The amount shown as trade accounts receivable, net at each balance sheet date, includes estimated recoveries from charterers for hire billings, net of a provision for doubtful accounts and also accrued revenue resulting from straight-line revenue recognition of charter agreements that provide for varying charter rates, as well as receivable European Union Allowances (“EUAs”) from charterers (see below). At each balance sheet date, all potentially uncollectible accounts are assessed individually, combined with the application of a historical recoverability ratio, for purposes of determining the appropriate provision for doubtful accounts. The Company assessed that it had no potentially uncollectible accounts and hence formed no provision for doubtful accounts at December 31, 2023 and 2024 respectively.

Inventories: Inventories consist of lubricants and paints on board the vessels. Inventories are stated at the lower of cost and net realizable value. Net realizable value is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Cost, which consists of the purchase price, is determined by the first in, first out method.

Vessel Cost: Vessels are stated at cost, which consists of the contract price, pre-delivery costs and capitalized interest (if any) incurred during the construction of new building vessels, and any material expenses incurred upon acquisition (improvements and delivery costs). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Repairs and maintenance are charged to expense as incurred and are included in Vessel operating expenses in the statements of income. Vessels acquired as asset acquisitions are stated at historical cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare for the vessel’s initial voyage). Vessels acquired from entities under common control are recorded at historical cost.

Impairment of Long-Lived Assets: The Company evaluates the existence of impairment indicators whenever events or changes in circumstances indicate that the carrying values of the Company’s long-lived assets are not recoverable. Such indicators of potential impairment include, vessel sales and purchases, business plans, declines in the fair market value of vessels and overall market conditions. If there are indications for impairment present, the Company determines undiscounted projected net operating cash flows for its vessels and compares it to the vessels carrying value. If the carrying value of the vessel exceeds its undiscounted future net cash flows, the carrying value is reduced to its fair value, and the difference is recognized as an impairment loss. The impairment evaluation the Company conducted as of December 31, 2023 and 2024 showed that there are no impairment indications for its vessels.

Vessel Depreciation: Depreciation is calculated using the straight-line method over the estimated useful life of the Company’s vessels, after deducting the estimated salvage value. The vessels salvage value is equal to the product of its lightweight tonnage and estimated scrap rate, of $0.3 per lightweight ton. Effective January 1, 2024, the Company revised its scrap rate estimate from $0.3 to $0.43 per lightweight ton, in order to align the scrap rate estimate with the current historical average scrap prices and to better reflect current market conditions. The change in this accounting estimate, pursuant to ASC 250 “Accounting Changes and Error Corrections”, was applied prospectively and did not require retrospective application. The effect of the increase in the estimated scrap rate resulted in a reduction in depreciation expense for the year ended December 31, 2024 by $299. Management estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard. Second hand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted at the date such regulations are adopted.

F-8

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

Dry-Docking Costs: All dry-docking and special survey costs are expensed in the period incurred.

Financing Costs: Fees incurred and paid to lenders for obtaining new loans or refinancing existing ones are recorded as a contra to debt and such fees are amortized to interest and finance costs over the life of the related debt using the effective interest method. Unamortized fees relating to loans prepaid or refinanced are expensed in the period when a prepayment or refinancing is made and charged to interest and finance costs. Any unamortized balance of costs relating to debt refinanced that does not meet the criteria for debt extinguishment, is amortized over the term of the refinanced debt.

Accounting for Revenue and Expenses: Revenues are generated from time charter arrangements. A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charter hire rate, which is generally payable monthly in advance. The Company’s time charter agreements are classified as operating leases pursuant to Accounting Standards Codification (“ASC”) 842 - Leases, and therefore do not fall under the scope of Accounting Standards Codification (“ASC”) 606 because: (i) the vessel is an identifiable asset; (ii) the Company as lessor, does not have substantive substitution rights; and (iii) the charterer, as lessee, has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.

Revenue is shown net of address commissions, if applicable, payable directly to charterers under the relevant charter agreements. Address commissions represent a common market practice discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer. Commissions on time charter revenues are recognized on a pro rata basis over the duration of the period.

Time charter revenue is recognized as earned on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to the charterer, except for any agreed or estimated off-hire period. Revenue generated from variable lease payments is recognized in the period when changes in the facts and circumstances on which the variable lease payments are based occur. The Company elected to not separate the lease and non-lease components included in the time charter revenue because (i) the pattern of revenue recognition for the lease and non-lease components (included in the daily hire rate) is the same and (ii) the lease component would be classified as an operating lease. The daily hire rate represents the hire rate for a bare boat charter as well as the compensation for expenses incurred running the vessel such as crewing expense, repairs, insurance, maintenance and lubes. Both the lease and non-lease components are earned by passage of time. Under a time charter agreement, vessel management fees, broker’s commissions and operating expenses such as, crew wages, provisions and stores, technical maintenance and insurance expenses are paid by the vessel owner, whereas voyage expenses such as bunkers, port expenses, agents’ fees, and extra war risk insurance are paid by the charterer, with the exception of broker’s commissions. Vessel operating expenses are expensed as incurred. Unearned revenue represents cash received prior to year-end related to revenue applicable to periods after December 31 of each year and balances resulting from straight-line revenue recognition of charter agreements that provide for varying charter rates.

The Company pays commissions to ship brokers and to CSI, associated with arranging the Company’s charters. These brokers’ commissions are recognized over the related charter period and are included in voyage expenses in the accompanying Statements of income.

Segment Reporting: The Company reports financial information and evaluates its operations by total charter revenue and not by the type of vessel or vessel employment for its customers. The Board of Directors of the Company, the chief operating decision makers, (“CODM”) assess performance for the vessel operations segment and decides how to allocate resources based on Combined net income thus the Company has determined that it operates under one reportable segment. The CODM do not use discrete financial information to evaluate the operating results for each type of charter or vessel but is instead regularly provided with only the combined expenses as noted on the face of the combined carve-out statements of income. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

F-9

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

Liability for European Union Allowances (“EUAs”): The maritime emissions trading scheme (“ETS”), applicable from January 1, 2024, applies to all the shipowning companies of the Company and refers to emissions generated by intra-EU maritime voyages and emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Since the liability derives from the choice of voyages which are directed, controlled and the benefit of which is attributed to our time charterers, the latter are responsible and liable for securing the EUAs to settle the environmental credit obligations derived from voyages they performed. However, should they fail to do so, the ultimate liability lies with the shipowning companies. As such the liability to purchase EUAs for voyages subject to ETS performed by our vessels is presented by the Company under Accounts payable and the EUAs that are receivable by the Company from our time charterers are presented under Trade accounts receivable in the accompanying combined carve-out balance sheets. Any EUAs that have been paid into the EUA trading account of Central Mare Inc, a related party affiliated with the family of Evangelos J. Pistiolis, by our Charterers are presented under Due from/to related parties (Note 5). Since the EU has set the first settlement of EUAs for the 2024 voyages subject to ETS on September 30, 2025, such receivables and liabilities have been presented as current. The receivable and payable EUAs as well as the EUAs paid by our time charterers to our Central Mare Inc are considered a Level 1 item in the fair value hierarchy (since the EUAs are quoted in an active market) and all such receivable and payable balances are presented at their fair value as at the reporting date.

Recent Accounting Pronouncements: In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2023-07, which requires the disclosure of significant segment expenses that are part of an entity’s segment measure of profit or loss and regularly provided to the chief operating decision maker. In addition, it adds or makes clarifications to other segment-related disclosures, such as clarifying that the disclosure requirements in ASC 280 are required for entities with a single reportable segment and that an entity may disclose multiple measures of segment profit and loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be adopted retrospectively. The Company adopted ASU 2023-07 as of January 1, 2024 and its adoption had limited impact on the Company’s combined carve-out financial statements or disclosures with no impact to the Company’s financial position or results of operations.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)”. The amendments in this Update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods December 15, 2027. Early adoption is permitted. The amendments in ASU 2024-03 should be applied prospectively to financial statements issued for reporting periods after the effective date of this update, with retrospective application to any or all prior periods presented in the financial statements permitted. The Company evaluated the impact of this ASU on its combined carve-out financial statements and determined that there is no effect on its results of operations.

There are no other recent accounting pronouncements the adoption of which is expected to have a material effect on the Company’s combined carve-out financial statements in the current or any future periods.

3.	Going Concern

The Company for the year ended December 31, 2024 realized net income of $5,944 and generated cash flow from operations of $10,498. At December 31, 2024, the Company had a working capital deficit of $5,572, which includes an amount of $2,195 of unearned revenue. This amount represents current liabilities that do not require future cash settlement.

In the Company’s opinion, the Company will be able to finance its working capital deficit in the next 12 months with cash on hand and operational cash flow and hence the Company believes it has the ability to continue as a going concern and finance its obligations as they come due over the next twelve months following the date of the issuance of these combined carve-out financial statements. Consequently, the combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

F-10

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

4.	Vessels, net

The amounts in the balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, December 31, 2022	126,646	(7,616)	119,030
—Depreciation	—	(4,480)	(4,480)
Balance, December 31, 2023	126,646	(12,096)	114,550
—Depreciation	—	(4,181)	(4,181)
Balance, December 31, 2024	126,646	(16,277)	110,369

As of December 31, 2024 the titles of ownership of both our vessels are held by the respecting vessel lenders to secure the relevant sale and lease back financing transactions (see Note 7).

5.	Transactions with Related Parties

CSI Management Agreement: On May 28, 2020, the Company entered into two management agreements, one for each vessel, with CSI (the “CSI Management Agreement”). The CSI Management Agreement can only be terminated subject to an eighteen-month advance notice, subject to a termination fee equal to twelve months of fees payable under the CSI Management Agreement.

Pursuant to the CSI Management Agreement, the Company pays a management fee of $651 per day for the provision of technical, commercial, operation, insurance, bunkering and crew management, commencing three months before the vessel is scheduled to be delivered by the shipyard. In addition, the CSI Management Agreement provides for payment to CSI of: (i) $592 per day for superintendent visits plus actual expenses; (ii) a chartering commission of 1.25% on all freight, hire and demurrage revenues; (iii) a commission of 1.00% on all gross vessel sale proceeds or the purchase price paid for vessels and (iv) a financing fee of 0.2% on derivative agreements and loan financing or refinancing. CSI will perform supervision services for any newbuilding vessels while the vessels are under construction, for which the Company will pay CSI the actual cost of the supervision services plus a fee of 7% of such supervision services.

CSI provides, at cost, all accounting, reporting and administrative services. Finally, the CSI Management Agreement provides for a performance incentive fee for the provision of management services to be determined at the discretion of the Company’s Board of Directors. The CSI Management Agreement has an initial term of five years, after which it will continue to be in effect until terminated by either party subject to an eighteen-month advance notice of termination. Pursuant to the terms of the CSI Management Agreement, all fees payable to CSI are adjusted annually according to the US Consumer Price Inflation (“CPI”) of the previous year and if CPI is less than 2% then a 2% increase is effected.

As of December 31, 2023 and 2024, the Company did not owe any amounts to CSI. The fees charged by and expenses relating to CSI for the years ended December 31, 2022, 2023 and 2024 are as follows

	Year ended December 31,
	2022	2023	2024	Presented in:
Management fees	438	460	477	Management fees – related parties –Statements of income
Superintendent fees	3	13	14	Vessel operating expenses – Statements of income
Accounting and reporting cost*	90	90	90	Management fees – related parties – Statements of income
Financing fees	-	164	-	Net in Current and Non-current portions of long-term debt – Balance sheet
Commission on charter hire agreements	310	310	302	Voyage expenses - Statements of income
Total	841	1,037	883

*Accounting and reporting cost represents an allocation of the expenses incurred by the Parent based on the number of calendar days of the Company’s vessels to total calendar days of the Parent’s fleet.

Central Mare: The Parent has agreed with Central Mare Inc to manage and collect on its behalf all of the EUAs due to the Parent from the Parent’s (and hence the Company’s) charterers. As of December 31, 2023 and 2024, the amounts due from Central Mare Inc were $- and $351 respectively, referring exclusively to EUA’s collected on the Company’s behalf from the Company’s charterers. Such amount is included in Due from related parties in the accompanying combined carve-out balance sheets.

F-11

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

6.	Leases

Lease arrangements, under which the Company acts as the lessor

Charter agreements:

During the years ended December 31, 2023 and 2024, the Company operated two vessels (M/T’s Eco West Coast and Eco Malibu) under time charters with Clearlake Shipping Pte Ltd (“Clearlake”).

Future minimum time-charter receipts of the Company’s vessels in operation as of December 31, 2024, based on commitments relating to its non-cancellable time charter contracts as of December 31, 2024, are as follows:

Year ending December 31,	Time Charter receipts
2025	23,980
2026	14,027
Total	38,007

In arriving at the minimum future charter revenues, it has been assumed that no off-hire time is incurred, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

7.	Debt

The amounts in the balance sheets are analyzed as follows:

Bank / Vessel	December 31,
	2023	2024
Total long term debt:
AVIC Facility (M/T Eco West Coast)	40,817	38,617
Huarong Facility (M/T Eco Malibu)	41,000	38,800
Total long term debt	81,817	77,417
Less: Deferred finance fees	(1,785)	(1,616)
Total long term debt net of deferred finance fees	80,032	75,801

Presented:
Current portion of long term debt	4,224	4,221
Long term debt	75,808	71,580

Total Debt net of deferred finance fees	80,032	75,801

Alpha Bank Facility

On May 6, 2021, the Company entered into a credit facility with Alpha Bank for $38,000 for the financing of the vessel M/T Eco Malibu. This facility was drawn down in full. The credit facility was repayable in 12 consecutive quarterly installments of $750 and 12 consecutive quarterly installments of $625, commencing three months from draw down, and a balloon payment of $21,500 payable together with the last installment.

The facility contained various covenants, including (i) an asset cover ratio of 125% applicable to the vessel owning company, (ii) a ratio of total net debt to the aggregate market value of the fleet applicable to the Company and to the Parent, current or future, of no more than 75% and minimum free liquidity of $500 per delivered vessel owned/operated applicable to the Company and to the Parent. Additionally, the facility contained restrictions on the vessel owning company from incurring further indebtedness or guarantees and change of control provisions, whereby Mr. Evangelos J. Pistiolis together with entities affiliated with him could not control less than 50.1% of the voting rights of the Parent. It also restricted the shipowning company and the Parent from paying dividends if such a payment would result in an event of default or in a breach of covenants under the loan agreement.

F-12

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

The facility was secured as follows:

•       First priority mortgage over M/T Eco Malibu;

•       Assignment of insurance and earnings of the mortgaged vessel;

•       Specific assignment of any time charters with duration of more than 12 months;

•       Corporate guarantee of the Parent;

•       Pledge of the shares of the shipowning subsidiary;

•       Pledge over the earnings account of the vessel.

The facility bore interest at LIBOR plus a margin of 3.00%. On June 9, 2023 Alpha Bank switched the facility’s variable rate from LIBOR to Term SOFR. On December 21, 2023 the facility was fully prepaid using part of the proceeds from the Huarong facility (see below) and the Company accelerated the amortization of $225 of deferred finance fees outstanding relating to the facility.

ABN Facility

On March 18, 2021, the Company entered into a credit facility with ABN Amro for $36,800 for the financing of the vessel M/T Eco West Coast. This facility was drawn down in full. The credit facility was repayable in 24 consecutive quarterly installments of $615 commencing in June 2021, plus a balloon installment of $22,040 payable together with the last installment.

The facility contained various covenants, including (i) an asset cover ratio of 125% applicable to the vessel owning company, (ii) a ratio of total net debt to the aggregate market value of the fleet applicable to the Company and to the Parent, current or future, of no more than 75% (iii) minimum free liquidity of $500 per delivered vessel owned/operated by the Parent, applicable to the Company and to the Parent and (iv) market adjusted total assets of the Parent minus total liabilities to be at least $60,000. Additionally, the facility contained restrictions on the shipowning company incurring further indebtedness or guarantees and change of control provisions, whereby Mr. Evangelos J. Pistiolis could not control less than 50.1% of the voting rights of the Parent. It also restricted the shipowning company and the Parent from paying dividends if such a payment would result in an event of default or in a breach of covenants under the loan agreement.

The facility was secured as follows:

•       First priority mortgage over M/T Eco West Coast;

•       Assignment of insurance and earnings of the mortgaged vessel;

•       Specific assignment of any time charters with duration of more than 12 months;

•       Corporate guarantee of the Parent;

•       Pledge of the shares of the shipowning subsidiary;

•       Pledge over the earnings account of the vessel.

The facility bore interest at LIBOR plus a margin of 2.50%. From June 23, 2023 ABN Amro bank switched the facility’s variable rate from LIBOR to Compounded SOFR. On December 14, 2023 the facility was fully prepaid using part of the proceeds from the AVIC facility (see below) and the Company accelerated the amortization of $264 of deferred finance fees outstanding relating to the facility.

FINANCINGS COMMITTED UNDER SALE AND LEASEBACK AGREEMENTS

All the below sale and leaseback agreements (“SLB”s) contain, customary covenants and event of default clauses, including cross-default provisions and restrictive covenants and performance requirements including (i) a ratio of total net debt to the aggregate market value of the fleet applicable to the Company and to the Parent, current or future, of no more than 75% and (ii) minimum free liquidity of $500 per delivered vessel owned/operated applicable to the Company and to the Parent.

F-13

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

Additionally, all the SLBs contain restrictions on the relative shipowning company incurring further indebtedness or guarantees and paying dividends when in default or if such dividend payment would result in an event of default or a termination event under the SLB agreements. The same dividend restrictions apply to the Company and the Parent as well. All the SLBs have change of control provisions whereby there may not be a change of control of the Company, save with the prior written consent of the financier.

Finally both Huarong and AVIC SLBs have an asset cover ratio covenant of 120%.

All the below SLBs are secured mainly by the following:

•       Ownership of the vessel financed;

•       Assignment of insurances and earnings of the vessel financed;

•       Specific assignment of any time charters of the vessel financed with duration of more than 12 months;

•       Corporate guarantee of the Parent;

•       Pledge of the shares of the relative shipowning subsidiary;

•       Pledge over the earnings account of the vessel financed.

The Company transferred $19,050 to the Parent out of the net proceeds from the below SLBs (after their previous facilities prepayment).

AVIC Facility

On December 14, 2023 the Company consummated an SLB with AVIC International Leasing Co. Ltd (“AVIC” and the “AVIC Facility”), for $41,000 for the refinancing of the M/T Eco West Coast. The Company has bareboat chartered back the vessel for a period of ten years at bareboat hire rates comprising of 120 consecutive monthly installments of $183.3 and a balloon payment of $19,000 payable on the last installment, plus interest based on Term SOFR plus 2.65%.

As part of this transaction, the Company has continuous options to buy back the vessel at purchase prices stipulated in the bareboat agreement depending on when the option will be exercised and at the end of the ten-year period the Company has an obligation to buy back the vessel at a cost represented by the balloon payment.

The AVIC Facility is accounted for as a financing transaction, as control remains with the Company and M/T Eco West Coast will continue to be recorded as an asset on the Company’s balance sheet.

The applicable SOFR as of December 31, 2024 was approximately 4.47%.

Huarong Facility

On December 20, 2023 the Company consummated an SLB with China Huarong Shipping Financial Leasing Co Ltd. (“Huarong” and the “Huarong Facility”), for $41,000 for the refinancing of the M/T Eco Malibu. The Company has bareboat chartered back the vessel for a period of ten years at bareboat hire rates comprising of 120 consecutive monthly installments of $183.3 and a balloon payment of $19,000 payable on the last installment, plus interest based on Term SOFR plus 2.50%.

As part of this transaction, the Company has continuous options to buy back the vessel at purchase prices stipulated in the bareboat agreement depending on when the option will be exercised and at the end of the ten-year period the Company has an obligation to buy back the vessel at a cost represented by the balloon payment.

The Huarong Facility is accounted for as a financing transaction, as control remains with the Company and M/T Eco Malibu will continue to be recorded as an asset on the Company’s balance sheet.

The applicable SOFR as of December 31, 2024 was approximately 4.52%.

F-14

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

Scheduled Principal Repayments: The Company’s annual principal payments required to be made after December 31, 2024 on its loan obligations, are as follows:

Years
December 31, 2025	4,400
December 31, 2026	4,400
December 31, 2027	4,400
December 31, 2028	4,400
December 31, 2029 and thereafter	59,817
Total	77,417

As of December 31, 2024, both the Company and the Parent were in compliance with all debt covenants with respect to the AVIC and Huarong Facilities. The fair value of debt outstanding on December 31, 2024, after excluding unamortized financing fees, approximates its carrying amount due the fact that it has variable interest rates (SOFR).

Financing Costs: The net additions in deferred financing costs amounted to $1,811 and $26 during the years ended December 31, 2023 and 2024.

8.	Commitments and Contingencies

Legal proceedings:

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. As part of the normal course of operations, the Company's customers may disagree on amounts due to the Company under the provision of the contracts which are normally settled through negotiations with the customer. The Company is not a party to any material litigation where claims or counterclaims have been filed against the Company other than routine legal proceedings incidental to its business. The Company does not believe that contingent liabilities related to these matters, either individually or in the aggregate, will materially affect the Company’s combined carve-out financial statements.

Environmental Liabilities:

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the combined carve-out financial statements.

9.	General and administrative expenses

General and administrative expenses represent an allocation of the expenses incurred by the Parent based on the number of calendar days of the Company’s vessels to total calendar days of the Parent’s fleet. These expenses consisted mainly of executive compensation, bonuses, professional fees, utilities and directors' liability insurance.

10.	Vessel Operating Expenses

The amounts in the statements of income are as follows:

Vessel Operating Expenses	Year ended December 31,
	2022	2023	2024
Crew wages and related costs	2,897	3,006	2,932
Insurance	381	367	362
Repairs and maintenance	761	338	347
Spares and consumable stores	755	1,034	944
Registration, taxes and other (Note 12)	107	71	70
Total	4,901	4,816	4,655

F-15

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

11.	Interest and Finance Costs

The amounts in the statements of income are analyzed as follows:

Interest and Finance Costs	Year ended December 31,
	2022	2023	2024
Interest on debt	3,102	5,126	6,224
Bank charges and other financial costs	29	28	82
Amortization and write-off of financing fees	181	713	195
Total	3,312	5,867	6,501

12.	Income Taxes

Marshall Islands and Greece do not impose a tax on international shipping income. Under the laws of Marshall Islands and Greece the countries of the companies' incorporation and vessels' registration, the companies are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the statements of income.

Under the United States Internal Revenue Code of 1986, as amended (the "Code"), the U.S. source gross transportation income of a ship-owning or chartering corporation, such as the Company, is subject to a 4% U.S. Federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Under Section 883 of the Code and the regulations thereunder, the Company will be exempt from U.S. federal income tax on our U.S.-source shipping income if:

(1) the Company is organized in a foreign country, or its country of organization, grants an “equivalent exemption” to corporations organized in the United States; and

(2) either

A. more than 50% of the value of the Company’s stock is owned, directly or indirectly, by individuals who are “residents” of the Company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States (each such individual a “qualified shareholder” and such individuals collectively, “qualified shareholders”), which the Company refers to as the “50% Ownership Test,” or

B. the Company’s stock is “primarily and regularly traded on an established securities market” in the Company’s country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, which the Company refers to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where the Company is incorporated, grants an “equivalent exemption” to U.S. corporations. Therefore, the Company will be exempt from U.S. federal income tax with respect to the Company’s U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.

In order to satisfy the 50% Ownership Test, a non-U.S. corporation must be able to substantiate that more than 50% of the value of its shares is owned, for at least half of the number of days in the non-U.S. corporation’s taxable year, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the Treasury Regulations) of countries, other than the United States, that grant an equivalent exemption, (2) non-U.S. corporations that meet the Publicly-Traded Test and are organized in countries that grant an equivalent exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. In order for a shareholder to be a qualified shareholder, there generally cannot be any bearer shares in the chain of ownership between the shareholder and the taxpayer claiming the exemption (unless such bearer shares are maintained in a dematerialized or immobilized book-entry system as permitted under the Treasury Regulations). A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Treasury Regulations).

F-16

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

For purposes of the Publicly-Traded Test, Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Parent’s common shares, which is the Parent’s sole class of issued and outstanding stock that is traded, is “primarily traded” on the NYSE American and the Company anticipates that its common shares will be “primarily traded” on the Nasdaq Capital Market.

The Treasury Regulations also require for purposes of the Publicly-Traded Test that the Company’s stock be "regularly traded" on an established securities market. Under the Treasury Regulations, the Company’s stock will be considered to be "regularly traded" if one or more classes of the Company’s stock representing more than 50% of the Company’s outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets, which the Company refers to as the "listing threshold."

For the 2022 and 2023 taxable years the Company was not subject to United States federal tax on U.S. source shipping income. For the 2024 taxable year the Company intends to take the position that it was not subject to United States federal tax on U.S. source shipping income.

13.	Fair Value of Financial Instruments and Concentration of Credit Risk

Concentration of credit risk

The principal financial assets of the Company consist of cash on hand and at banks, due from related parties, restricted cash and other receivables (including EUAs). The principal financial liabilities of the Company consist of long-term loans, accounts payable (including EUAs) due to suppliers and accrued liabilities. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable and does not have any agreements to mitigate credit risk. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions.

Fair value of financial instruments

The Company follows the accounting guidance for Fair Value Measurements. This guidance enables the reader of the combined carve-out financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The guidance requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities;

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data;

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying values of cash and cash equivalents, restricted cash, prepaid expenses, trade accounts receivable and trade accounts payable and accrued liabilities are reasonable estimates of their fair value due to the short term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities. The fair value of debt approximates its recorded value due to its variable interest rate, being the SOFR. SOFR rates are observable at commonly quoted intervals for the full term of the loans and, hence, bank loans are considered Level 2 items in accordance with the fair value hierarchy.

14.	Revenues

Revenues are comprised of the following:

	2022	2023	2024
Time charter revenues	24,784	24,478	24,205
Total	24,784	24,478	24,205

The Company, for both of its vessels, had entered into time charters with Clearlake for a period of three years that included a charterer’s option to renew for a further two one-year periods at predetermined daily rates. On July 12, 2023 the Company entered into an agreement with Clearlake to extend the duration of the fixed period of the time charter parties of both vessels for a fixed term of minimum 30 months and maximum of 36 months. Due to the volatility of the charter rates, the Company only accounts for the options when the charterer gives notice that the option will be exercised. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer, subject always to compliance with applicable sanction laws, and carry only lawful or non-hazardous cargo. As of December 31, 2024, the Company’s vessels are employed under time charters.

F-17

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2022, 2023 and 2024

(Expressed in thousands of United States Dollars)

15.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the combined carve-out financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the combined carve-out financial statements.

F-18

75,000 Common Shares

Offered by the Selling Shareholders

Rubico Inc.

PROSPECTUS

  , 2025

PART II

Item 6.	Indemnification of Directors and Officers.

I.	Section 12 of Article III of the Amended and Restated Bylaws of Rubico Inc. (the “Corporation”) provides as follows:

1.	Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:

1.

Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.

Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.

When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.

Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.

Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.

Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities.

On June 23, 2025, we entered into a share purchase agreement to sell 75,000 Common Shares at a purchase price of $20.00 per Common Share, for aggregate gross proceeds of $1.5 million, in the Private Placement. Pursuant to the Purchase Agreement, the purchasers in the Private Placement received customary registration rights and are subject to lock-up restrictions on resale of the Common Shares sold in the Private Placement for a period of 45 days following the commencement of trading of the Common Shares on an exchange. The closing of the Private Placement occurred on August 4, 2025.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are included in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
3.3	Form of Statement of Designation of the Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
3.4	Form of Statement of Designation of the Series D Preferred Shares of the Company (incorporated by reference to Exhibit 2.3 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
5.1	Opinion of Watson Farley & Williams LLP, as to the legality of the securities being registered
8.1	Opinion of Watson Farley & Williams LLP, as to certain tax matters
10.1	Form of Shareholders’ Rights Agreement by and between the Company and Broadridge Financial Services Inc. as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.2	Contribution and Conveyance Agreement dated August 1, 2025, by and between the Company and Top Ships Inc.
10.3	Management Agreement by and between Athenean Empire Inc. and Central Shipping Inc. (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 21, 2023)
10.4	Management Agreement by and between Roman Empire Inc. and Central Shipping Inc. (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.5	Form of Securities Purchase Agreement by and among the Company and the purchasers in the Private Placement (incorporated by reference to Exhibit 4.12 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.6	Form of Registration Rights Agreement dated August 4, 2025, by and among the Company and the purchasers in the Private Placement.
10.7	Letter Agreement dated August 1, 2025, from Central Shipping Inc. to the Company, in respect of provision of management services
10.8	Loan Agreement for a Secured Floating Interest Rate Loan Facility of up to $38,000,000, dated May 6, 2021, by and among Alpha Bank S.A. and Athenean Empire Inc. in relation to the M/T Eco Malibu (incorporated by reference to Exhibit 4.23 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on April 15, 2022)
10.9	Deed of Amendment and Restatement dated June 22, 2023, among Roman Empire Inc. as borrower and hedge guarantor, Top Ships Inc. as parent guarantor and ABN AMRO Bank N.V. as arranger, lender, hedge counterparty, facility agent and security agent, relating to a facility agreement dated March 18, 2021 in respect of the financing of M/T Eco West Coast. (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
10.10	Bareboat Charter in respect of M/T Eco West Coast, dated December 8, 2023 (incorporated by reference to Exhibit 4.18 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.11	Guarantee and Indemnity dated December 8, 2023, between Top Ships Inc. and Great Equinox Limited, relating to the bareboat charter of M/T Eco West Coast (incorporated by reference to Exhibit 4.19 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.12	Bareboat Charter in respect of M/T Eco Malibu, dated December 8, 2023 (incorporated by reference to Exhibit 4.20 of the Annual Report on Form 20-F filed with the SEC by Top Ships Inc. on March 29, 2024)
10.13	Equity Incentive Plan (incorporated by reference to Exhibit 4.13 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on July 21, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Registration Statement on Form 20-F previously filed with the SEC by Rubico Inc. on June 4, 2025)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.1 hereto)
24.1	Powers of Attorney (included in the signature page hereto)
107	Filing Fee Table

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 12th day of August, 2025.

RUBICO INC.

By:	/s/ Nikolaos Papastratis
Name:
	Title:	Nikolaos Papastratis
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Will Vogel, with full power to act alone, his or her true lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 12, 2025.

/s/ Kalliopi Ornithopoulou	Chief Executive Officer (Principal Executive Officer), President and Chairwoman of the Board
Kalliopi Ornithopoulou

/s/ Nikolaos Papastratis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Secretary and Director
Nikolaos Papastratis

/s/ Aristovoulos Christinis	Director
Aristovoulos Christinis

/s/ George Xiradakis
George Xiradakis	Director

/s/ George M. Daskalakis
George M. Daskalakis	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on August 12, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States